                                                                    Exhibit 10.7


                                                                  EXECUTION COPY


================================================================================

                                  CREDIT AGREEMENT


                             Dated as of March 4, 1998,


                                       among


                               JTM INDUSTRIES, INC.,


                          INDUSTRIAL SERVICES GROUP, INC.,


                                THE SEVERAL LENDERS
                          FROM TIME TO TIME PARTY HERETO,


                                 NATIONSBANK, N.A.,
                     as Administrative Agent and Issuing Lender

                                        AND

                        CANADIAN IMPERIAL BANK OF COMMERCE,
                               as Documentation Agent

================================================================================

                       NATIONSBANC MONTGOMERY SECURITIES LLC,
                                    as Arranger

                                  TABLE OF CONTENTS


SECTION 1  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2  Computation of Time Periods. . . . . . . . . . . . . . . . . . . .  29
     1.3  Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . .  29
     1.4  Terms Generally. . . . . . . . . . . . . . . . . . . . . . . . . .  30

SECTION 2  CREDIT FACILITIES . . . . . . . . . . . . . . . . . . . . . . . .  30
     2.1  Revolving Loans. . . . . . . . . . . . . . . . . . . . . . . . . .  30
     2.2  Letter of Credit Subfacility . . . . . . . . . . . . . . . . . . .  32

SECTION 3  OTHER PROVISIONS RELATING TO CREDIT FACILITIES. . . . . . . . . .  37
     3.1  Default Rate . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     3.2  Extension and Conversion . . . . . . . . . . . . . . . . . . . . .  38
     3.3  Prepayments. . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     3.4  Termination and Reduction of Commitments . . . . . . . . . . . . .  41
     3.5  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     3.6  Increased Cost and Reduced Return. . . . . . . . . . . . . . . . .  43
     3.7  Limitation on Types of Loans . . . . . . . . . . . . . . . . . . .  44
     3.8  Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     3.9  Treatment of Affected Loans. . . . . . . . . . . . . . . . . . . .  45
     3.10 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     3.11 Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     3.12 Pro Rata Treatment . . . . . . . . . . . . . . . . . . . . . . . .  48
     3.13 Sharing of Payments. . . . . . . . . . . . . . . . . . . . . . . .  48
     3.14 Payments, Computations, Etc. . . . . . . . . . . . . . . . . . . .  49
     3.15 Evidence of Debt . . . . . . . . . . . . . . . . . . . . . . . . .  51
     3.16  Assignment of Commitments Under Certain Circumstances . . . . . .  52

SECTION 4  CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     4.1  Closing Conditions . . . . . . . . . . . . . . . . . . . . . . . .  52
     4.2  Conditions to all Extensions of Credit . . . . . . . . . . . . . .  58

SECTION 5  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . .  59
     5.1  Financial Condition. . . . . . . . . . . . . . . . . . . . . . . .  59
     5.2  Certain Payments . . . . . . . . . . . . . . . . . . . . . . . . .  60
     5.3  Organization and Good Standing . . . . . . . . . . . . . . . . . .  61
     5.4  Power; Authorization; Enforceable Obligations. . . . . . . . . . .  61
     5.5  No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     5.6  No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     5.7  Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     5.8  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     5.9  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     5.10 Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . .  62
     5.11 ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

     5.12 Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
     5.13 Governmental Regulations, Etc. . . . . . . . . . . . . . . . . . .  65
     5.14 Purpose of Loans and Letters of Credit . . . . . . . . . . . . . .  65
     5.15 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . .  66
     5.16 Intellectual Property. . . . . . . . . . . . . . . . . . . . . . .  67
     5.17 Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     5.18 Investments. . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     5.19 Location of Collateral . . . . . . . . . . . . . . . . . . . . . .  68
     5.20 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     5.21 No Burdensome Restrictions; Material Agreements. . . . . . . . . .  69
     5.22 Brokers' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . .  70
     5.23 Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .  70
     5.24 Nature of Business . . . . . . . . . . . . . . . . . . . . . . . .  70
     5.25 Representations and Warranties from Other Agreements . . . . . . .  70
     5.26 Security Documents . . . . . . . . . . . . . . . . . . . . . . . .  70
     5.27 Transactions with Affiliates . . . . . . . . . . . . . . . . . . .  71
     5.28 Ownership. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
     5.29 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
     5.30 Certain Transactions . . . . . . . . . . . . . . . . . . . . . . .  72
     5.31 Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73

SECTION 6  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . .  73
     6.1  Information Covenants. . . . . . . . . . . . . . . . . . . . . . .  73
     6.2  Preservation of Existence and Franchises.. . . . . . . . . . . . .  77
     6.3  Books and Records. . . . . . . . . . . . . . . . . . . . . . . . .  77
     6.4  Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . .  77
     6.5  Payment of Taxes and Other Indebtedness. . . . . . . . . . . . . .  77
     6.6  Insurance; Certain Proceeds. . . . . . . . . . . . . . . . . . . .  78
     6.7  Maintenance of Property. . . . . . . . . . . . . . . . . . . . . .  79
     6.8  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . .  80
     6.9  Audits/Inspections . . . . . . . . . . . . . . . . . . . . . . . .  80
     6.10 Additional Credit Parties. . . . . . . . . . . . . . . . . . . . .  80
     6.11 Pledged Assets . . . . . . . . . . . . . . . . . . . . . . . . . .  81
     6.12 Interest Rate Protection Agreements. . . . . . . . . . . . . . . .  82
     6.13 Senior Notes . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
     6.14 Real Property Collateral . . . . . . . . . . . . . . . . . . . . .  82
     6.15 Post-Closing Conditions. . . . . . . . . . . . . . . . . . . . . .  83

SECTION 7  NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . .  83
     7.1  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
     7.2  Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
     7.3  Nature of Business . . . . . . . . . . . . . . . . . . . . . . . .  85
     7.4  Consolidation, Merger, Dissolution, etc. . . . . . . . . . . . . .  85
     7.5  Asset Dispositions . . . . . . . . . . . . . . . . . . . . . . . .  86
     7.6  Investments; Acquisitions. . . . . . . . . . . . . . . . . . . . .  87
     7.7  Restricted Payments. . . . . . . . . . . . . . . . . . . . . . . .  87
     7.8  Prepayments of Indebtedness, etc . . . . . . . . . . . . . . . . .  87

     7.9  Transactions with Affiliates . . . . . . . . . . . . . . . . . . .  87
     7.10 Fiscal Year; Organizational Documents. . . . . . . . . . . . . . .  88
     7.11 Limitation on Restricted Actions . . . . . . . . . . . . . . . . .  88
     7.12 Ownership of Subsidiaries; Limitations on Parent and Borrower. . .  89
     7.13 Sale Leasebacks. . . . . . . . . . . . . . . . . . . . . . . . . .  90
     7.14 Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . .  90
     7.15 No Further Negative Pledges. . . . . . . . . . . . . . . . . . . .  90
     7.16 Operating Lease Obligations. . . . . . . . . . . . . . . . . . . .  90
     7.17 Impairment of Security Interests . . . . . . . . . . . . . . . . .  90
     7.18 Sales of Receivables . . . . . . . . . . . . . . . . . . . . . . .  90
     7.19 Financial Covenants. . . . . . . . . . . . . . . . . . . . . . . .  90
     7.20 Petty Cash Accounts. . . . . . . . . . . . . . . . . . . . . . . .  91

SECTION 8  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . .  91
     8.1  Events of Default. . . . . . . . . . . . . . . . . . . . . . . . .  91
     8.2  Acceleration; Remedies . . . . . . . . . . . . . . . . . . . . . .  94
     8.3  Equitable Remedies.. . . . . . . . . . . . . . . . . . . . . . . .  95

SECTION 9  AGENCY PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . .  96
     9.1  Appointment, Powers and Immunities . . . . . . . . . . . . . . . .  96
     9.2  Reliance by Agents . . . . . . . . . . . . . . . . . . . . . . . .  96
     9.3  Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
     9.4  Rights as Lender . . . . . . . . . . . . . . . . . . . . . . . . .  97
     9.5  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . .  98
     9.6  Non-Reliance on Agents and Other Lenders . . . . . . . . . . . . .  98
     9.7  Resignation of Administrative Agent. . . . . . . . . . . . . . . .  98

SECTION 10  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . .  99
     10.1 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
     10.2 Right of Set-Off . . . . . . . . . . . . . . . . . . . . . . . . . 100
     10.3 Benefit of Agreement . . . . . . . . . . . . . . . . . . . . . . . 100
     10.4 No Waiver; Remedies Cumulative . . . . . . . . . . . . . . . . . . 102
     10.5 Expenses; Indemnification. . . . . . . . . . . . . . . . . . . . . 103
     10.6 Amendments, Waivers and Consents . . . . . . . . . . . . . . . . . 104
     10.7 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . 106
     10.8 Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 106
     10.9 Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 106
     10.10 Governing Law; Submission to Jurisdiction; Venue. . . . . . . . . 106
     10.11 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . 107
     10.12 Entirety. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 107
     10.13 Binding Effect; Termination . . . . . . . . . . . . . . . . . . . 107
     10.14 Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . 108
     10.15 Source of Funds . . . . . . . . . . . . . . . . . . . . . . . . . 108
     10.16 Conflict. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109

                                      SCHEDULES

Schedule 1.1A  Investments
Schedule 1.1B  Liens
Schedule 1.1C  Lenders
Schedule 5.1   Liabilities
Schedule 5.4   Required Consents, Authorizations, Notices and Filings
Schedule 5.8   Litigation
Schedule 5.10  Compliance with Law
Schedule 5.11  ERISA
Schedule 5.12  Subsidiaries
Schedule 5.15  Environmental Matters
Schedule 5.16  Intellectual Property
Schedule 5.19  Properties
Schedule 5.21  Material Contracts
Schedule 5.23  Labor Matters
Schedule 5.26  Recordings
Schedule 5.27  Transactions with Affiliates
Schedule 5.28  Ownership
Schedule 5.29  Insurance
Schedule 5.31  Licenses
Schedule 7.1   Indebtedness
Schedule 7.9   Transactions with Affiliates

                                       EXHIBITS

Exhibit A      Form of Assignment and Acceptance
Exhibit B      Form of Depository Bank Agreement
Exhibit C      Form of Indemnity, Subrogation and Contribution Agreement
Exhibit D      Form of Intercompany Note
Exhibit E      Form of Joinder Agreement
Exhibit F      Form of Notice of Borrowing
Exhibit G      Form of Notice of Extension/Conversion
Exhibit H      Form of Parent Guarantee Agreement
Exhibit I      Form of Perfection Certificate
Exhibit J      Form of Security Agreement
Exhibit K      Form of Subsidiaries Guarantee Agreement
Exhibit L      Form of Revolving Note
Exhibit M-1    Form of Legal Opinion (General External Counsel)
Exhibit M-2    Form of Legal Opinion (Local Corporate Counsel)
Exhibit M-3    Form of Legal Opinion (Local Collateral Counsel)
Exhibit N      Form of Officer's Compliance Certificate

     CREDIT AGREEMENT dated as of March 4, 1998 (as amended, modified, restated or supplemented from time to time, this "AGREEMENT"), among JTM INDUSTRIES, INC., a Texas corporation (the "BORROWER"), INDUSTRIAL SERVICES GROUP, INC., a Delaware corporation (the "PARENT"), the Lenders (as defined herein), NATIONSBANK, N.A., as Administrative Agent for the Lenders (in such capacity, the "ADMINISTRATIVE AGENT") and Issuing Lender, and CANADIAN IMPERIAL BANK OF COMMERCE, as Documentation Agent ("CIBC" or the "DOCUMENTATION AGENT").


     The Parent and the Borrower have requested that the Lenders provide credit facilities to the Borrower in the aggregate principal amount of $42,000,000 for the purposes hereinafter set forth. The Lenders have agreed to make the requested credit facilities available to the Borrower on the terms and subject to the conditions hereinafter set forth. Accordingly, the parties hereto agree as follows:


                                      SECTION 1
                                     DEFINITIONS

     1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

     "ACQUISITION" shall mean the transactions contemplated by the Acquisition Agreement.

     "ACQUISITION AGREEMENT" shall mean, collectively, (i) the Purchase Agreement dated as of February 27, 1998, by and among the Borrower, PRI and the Sellers, (ii) the Kokan Escrow Agreement dated as of March 4, 1998 among the Borrower, Kokan and The Chase Manhattan Bank, acting through its London Branch, as Escrow Agent, (iii) the Tax Escrow Agreement dated as of March 4, 1998 among the Borrower, the Sellers and The Chase Manhattan Bank, N.A., as Escrow Agent,
(iv) the Phase II Escrow Agreement dated as of March 4, 1998 among the Borrower, the Sellers and The Chase Manhattan Bank, N.A., as Escrow Agent and (v) Indemnification and Guarantee Agreement dated as of February 27, 1998 among the Borrower, the Parent and Greenburg Trust, a trust formed under the laws of Hong Kong.

     "ADDITIONAL SUBSIDIARY GUARANTOR" shall mean each Person that becomes a Subsidiary Guarantor after the Closing Date by execution of a Joinder Agreement.

     "ADJUSTED EURODOLLAR RATE" shall mean the Eurodollar Rate PLUS 2.50%.

     "ADJUSTED BASE RATE" shall mean the Base Rate PLUS 1.25%.

     "ADMINISTRATIVE AGENT" shall have the meaning assigned to such term in the heading hereof, together with its successors.

     "AFFECTED LOANS" shall have the meaning assigned to such term in
Section 3.9.

     "AFFECTED TYPE" shall have the meaning assigned to such term in
Section 3.9.

     "AFFILIATE" shall mean (a) with respect to any Person (including the Consolidated Parties), any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person and
(b) with respect to any of the Consolidated Parties, any Person directly or indirectly owning or holding five percent (5%) or more of the equity interest in such Person. For purposes of this definition, "control" when used with respect to any Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "AGENCY SERVICES ADDRESS" shall mean NationsBank, N.A., NC1-001-15-04,
101 North Tryon Street, Charlotte, North Carolina 28255, Attn: Jeff Pugh Agency Services, or such other address as may be identified by written notice from the Administrative Agent to the Borrower.

     "AGENTS" shall mean the Administrative Agent and the Documentation Agent.

     "AGENT'S FEE LETTER" shall mean the letter agreement, dated as of February 20, 1998, among the Administrative Agent, NMS, the Documentation Agent and the Borrower, as amended, modified, restated or supplemented from time to time.

     "APPLICABLE LENDING OFFICE" shall mean, for each Lender and for each Type of Loan, the "Lending Office" of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on Schedule 1.1C or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.

     "ASSET DISPOSITION" shall mean the disposition of any or all of the assets of any Consolidated Party (including the Capital Stock of a Subsidiary), whether by sale, lease (including any Sale and Leaseback Transaction), transfer, Casualty, Condemnation or otherwise; PROVIDED that the foregoing definition shall not be deemed to imply that any such Asset Disposition is permitted under this Agreement. The term "Asset Disposition" shall not include any Equity Issuance.

     "ASSIGNMENT AND ACCEPTANCE" shall mean an assignment and acceptance entered into by a Lender and its assignee in the form of EXHIBIT A or such other similar form as shall be approved by the Administrative Agent.

     "BANKRUPTCY CODE" shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

     "BANKRUPTCY EVENT" shall mean, with respect to any Person, the occurrence of any of the following with respect to such Person: (a) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (b) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (c) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (d) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

     "BASE RATE" shall mean, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Federal Funds Rate or the Prime Rate shall be effective on the effective date of such change in the Federal Funds Rate or the Prime Rate.

     "BASE RATE LOAN" shall mean any Loan bearing interest at a rate determined by reference to the Base Rate.

     "BORROWER" shall mean the Person identified as such in the heading hereof, together with its permitted successors and assigns.

     "BUSINESS DAY" shall mean a day (other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close), EXCEPT THAT, when used in connection with a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in U.S. dollar deposits in London, England.

     "BUSINESSES" shall have the meaning assigned to such term in Section 5.16.

     "CCT" shall mean CCT Partners IV, L.P., a New York limited partnership.

     "CVC CO-INVESTORS shall mean, collectively, the Natasha Partnership, Richard Cashin, David Thomas and Joseph Silvestri.

     "CVC SUBSCRIPTION AGREEMENT" shall mean the CVC Subscription Agreement among the Parent, the Sponsor, CCT and the CVC Co-Investors dated as of October 14, 1997.

     "CIBC" shall have the meaning assigned to such term in the heading hereof, together with its successors.

     "CAPITAL LEASE" shall mean, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of such Person.

     "CAPITAL STOCK" shall mean (a) in the case of a corporation, capital stock,
(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) all rights to purchase, warrants, options and other securities exercisable for, exchangeable for or convertible into any of the foregoing.

     "CASH EQUIVALENTS" shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) U.S. dollar denominated certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "APPROVED BANK"), in each case with maturities of not more than 270 days from the date of acquisition,
(c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six (6) months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower or any Subsidiary shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

     "CASUALTY" shall mean any casualty or other loss, damage or destruction.

     "CHANGE OF CONTROL" shall mean the occurrence of any of the following events: (a) the Parent shall beneficially own less than 100% of the Capital Stock of the Borrower (on a fully diluted basis); (b) any Person or "group" (within the meaning of Rule 13d-5 under the Exchange Act), together with its Affiliates, other than the Sponsor Group, shall beneficially own, directly or indirectly, Capital Stock of the Parent entitled to 35% or more of the Total Voting Power of the Parent; (c) the Sponsor Group shall beneficially own, directly or indirectly, outstanding shares of common stock of the Parent entitled to less than (i) a majority of the Total Voting Power of the Parent prior to an IPO by the Parent or (ii) 33% of the Total Voting Power of the Parent after an IPO by the Parent; (d) the failure at any time of a majority of the seats (excluding vacant seats) on the board of directors of the Borrower to be occupied by persons who were nominated by or on behalf of the Sponsor Group; or (e) the occurrence of a "Change of Control" under and as defined in the Senior Note Agreement.

     "CLASS A COMMON STOCK" shall mean the Parent's Class A Common Stock, par value $.01 per share.

     "CLASS B COMMON STOCK" shall mean the Parent's Class B Common Stock, par value $.01 per share.

     "CLOSING DATE" shall mean the date on which this Agreement is executed and delivered by the parties hereto and the first Loans are made in accordance with
Section 4.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

     "COLLATERAL" shall mean all the collateral which is identified in, and at any time is purported to be covered by, the Collateral Documents.

     "COLLATERAL DOCUMENTS" shall mean the Security Agreement, the Perfection Certificate, the Depository Bank Agreements and such other documents executed and delivered in connection with the attachment and perfection of the Administrative Agent's security interests and liens arising thereunder, including UCC financing statements, patent and trademark filings and, with respect to property acquired after the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request.

     "COMMITMENT" shall mean (a) with respect to each Lender, the Revolving Commitment of such Lender and (b) with respect to the Issuing Lender, the LOC Commitment.

     "COMMITMENT FEE" shall have the meaning assigned to such term in Section 3.5(b).

     "COMMITMENT FEE CALCULATION PERIOD" shall have the meaning assigned to such term in Section 3.5(b).

     "COMPANY PROPERTIES" shall have the meaning assigned to such term in
Section 5.16.

     "CONDEMNATION" shall mean any taking of Property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner.

     "CONDEMNATION AWARD" shall mean all proceeds of any Condemnation or transfer in lieu thereof.

     "CONSOLIDATED CAPITAL EXPENDITURES" shall mean, for any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment and other capital expenditures on a consolidated statement of cash flows for the Borrower and its Consolidated Subsidiaries during such period (including the amount of assets leased under any Capital Lease). Notwithstanding the foregoing, the term "Consolidated Capital Expenditures" shall not include (a) capital expenditures in respect of the reinvestment of Insurance Proceeds and Condemnation Awards received by the Borrower and its Subsidiaries to the extent that such reinvestment is permitted under the Credit Documents and (b) for purposes of Section 7.14 only, capital expenditures for Permitted Acquisitions.

     "CONSOLIDATED CASH INTEREST EXPENSE" shall mean, for any period, the gross amount of interest expense of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, during such period, including (a) the portion of any payments or accruals with respect to Capital Leases that are allocable to interest expense in accordance with GAAP, (b) net costs under Interest Rate Protection Agreements during such period and (c) all fees, charges, discounts and other costs paid in respect of Indebtedness during such period; PROVIDED that (i) all non-cash interest expense shall be excluded and (ii) any cash interest on Indebtedness of another Person that is guaranteed by the Borrower or any of its Consolidated Subsidiaries or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of the sale of or production from, assets of the Borrower or any of its Consolidated Subsidiaries (whether or not such guarantee or Lien is called upon) shall be included.

     "CONSOLIDATED EBITDA" shall mean, for any period, the sum of (a) Consolidated Net Income for such period, PLUS (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for
(i) interest expense, (ii) total federal, state, local and foreign income, value added and similar taxes and (iii) depreciation and amortization expense, MINUS
(c) an amount which, in the determination of Consolidated Net Income for such period, has been added for (i) interest income and (ii) any non-cash income or non-cash gains, all as determined in accordance with GAAP.

     "CONSOLIDATED NET INCOME" shall mean, for any period, net income (or loss) after taxes of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period; PROVIDED that there shall be excluded from such calculation of net income (or loss) (a) the income of any Person in which any other Person (other than the Borrower or any of its Subsidiaries) has any equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or the date such Person's assets are acquired by the Borrower or any of its Subsidiaries, except as provided in the definition of Pro Forma Basis set forth in this
Section 1.1, (c) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (d) except for purposes of Section 7.19(d), any after-tax gains or losses attributable to sales of assets out of the ordinary course of business and (e) except for purposes of
Section 7.19(d), to the extent not included in clauses (a) through (d) above, any non-cash extraordinary gains or non-cash extraordinary losses.

     "CONSOLIDATED NET WORTH" shall mean, as of any date, shareholders' equity or net worth of the Borrower and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP, excluding amounts attributable to Disqualified Stock.

     "CONSOLIDATED PARTIES" shall mean the Parent, the Borrower and their respective Subsidiaries, including, without limitation, PRI, and "CONSOLIDATED PARTY" shall mean any one of them.

     "CONSOLIDATED SUBSIDIARIES" of any Person shall mean all subsidiaries of such Person that should be consolidated with such Person for financial reporting purposes in accordance with GAAP.

     "CONSOLIDATED TOTAL ASSETS" shall mean, as of any date, all assets which would, in accordance with GAAP, be included on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of such date as assets.

     "CONTINUE", "CONTINUATION", and "CONTINUED" shall refer to the continuation pursuant to Section 3.2 of a Fixed Rate Loan of one Type as a Fixed Rate Loan of the same Type from one Interest Period to the next Interest Period.

     "CONTRIBUTION AND ASSIGNMENT AGREEMENT" shall mean the Contribution and Assignment Agreement dated as of October 14, 1997 between the Parent, R. Stephen Creamer and Jean I. Everest, II.

     "CONTRIBUTION AND SUBSCRIPTION AGREEMENT" among RACT, R. Stephen Creamer,
J. I. Everest, II and the Parent dated as of October 14, 1997.

     "CONVERT", "CONVERSION", and "CONVERTED" shall refer to a conversion pursuant to Section 3.2 or Section 3.9 of one Type of Loan into another Type of Loan.

     "CREDIT DOCUMENTS" shall mean a collective reference to this Agreement, the Notes, the LOC Documents, each Joinder Agreement, the Collateral Documents, the Parent Guarantee Agreement, the Subsidiaries Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement, the Intercompany Notes, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), and "CREDIT DOCUMENT" shall mean any one of them.

     "CREDIT OBLIGATIONS" shall mean, without duplication, (a) all of the obligations of the Credit Parties to the Lenders, the Issuing Lender or the Administrative Agent, whenever arising, under this Agreement, the Notes, the Collateral Documents, the Parent Guarantee Agreement, the Subsidiaries Guarantee Agreement or any of the other Credit Documents (including any interest accruing after the occurrence of a Bankruptcy Event with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy
Code) and (b) all liabilities and obligations, whenever arising, owing from the Borrower or any of its Subsidiaries under any Lender Hedging Agreement to any Person that is or was a Lender (or an Affiliate of a Lender) at the time such agreement was entered into).

     "CREDIT PARTIES" shall mean the Parent, the Borrower and the Subsidiary Guarantors, and "CREDIT PARTY" shall mean any one of them.

     "DEBT ISSUANCE" shall mean the issuance of any Indebtedness for borrowed money by any Consolidated Party; PROVIDED that the foregoing definition shall not be deemed to imply that any such Debt Issuance is permitted under this Agreement.

     "DEFAULT" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

     "DEJU SUBSCRIPTION AGREEMENT" shall mean the Subscription Agreement between the Parent and Raul Deju dated as of October 14, 1997.

     "DEPOSITORY BANK AGREEMENT" shall mean each agreement between any Credit Party and any bank or other depository institution in substantially the form of EXHIBIT B.

     "DISQUALIFIED STOCK" of any Person shall mean (a) any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise or (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock and (b) if such Person is a Subsidiary of the Borrower, any Preferred Stock of such Person.

     "DOCUMENTATION AGENT" shall mean the Person identified as such in the heading hereof, together with its permitted successors and assigns.

     "DOLLARS" and "$" shall mean dollars in lawful currency of the United States of America.

     "DOMESTIC SUBSIDIARY" shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

     "ELIGIBLE ASSIGNEE" shall mean: (a) any Lender; (b) any Affiliate of a Lender; and (c) any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D under the Securities Act of 1933, as amended) approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 10.3(b), the Borrower, such approval not to be unreasonably withheld or delayed by the Borrower and such approval to be deemed given by the Borrower if no objection from the Borrower is received by the assigning Lender and the Administrative Agent within two Business Days after notice of such proposed assignment has been provided by the assigning Lender to the Borrower; PROVIDED, HOWEVER, that neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee.

     "EMPLOYMENT AGREEMENTS" shall mean, collectively, (i) the Employment Agreement between the Parent and R. Stephen Creamer dated as of October 14, 1997, (ii) the Employment Agreement between the Parent and J. I. Everest, II dated as of October 14, 1997 and (iii) the Employment Agreement between the Parent and Raul Deju dated as of October 14, 1997.

     "ENVIRONMENTAL LAWS" shall mean any and all applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, approvals, consents, authorizations, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

     "EQUITY ISSUANCE" shall mean any issuance by any Consolidated Party of any Capital Stock to any Person or the receipt by any such Person of a capital contribution from any other Person, including the issuance of any of its Capital Stock pursuant to the exercise of options or warrants and the conversion of any Indebtedness to equity; PROVIDED that the foregoing definition shall not be deemed to imply that any such issuance is permitted under this Agreement.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, including the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

     "ERISA AFFILIATE" shall mean an entity which is under common control with any Consolidated Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Consolidated Party and which is treated as a single employer under Sections 414(b) or (c) of the Code.

     "ERISA EVENT" shall mean (a) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of

Section 4062(e) of ERISA); (b) the withdrawal by any Consolidated Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the complete or partial withdrawal of any Consolidated Party or any ERISA Affiliate from a Multiemployer Plan; (g) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (h) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

     "EURODOLLAR LOAN" shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

     "EURODOLLAR RATE" shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Interbank Offered Rate for such Eurodollar Loan for such Interest Period by (b) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period.

     "EVENT OF DEFAULT" shall have the meaning assigned to such term in Section 8.1.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "EXCLUDED ASSET DISPOSITION" shall mean (a) any Asset Disposition by any Consolidated Party to the Borrower or any of the Subsidiary Guarantors if (i) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may request so as to cause the Credit Parties to be in compliance with the terms of Section 6.12 after giving effect to such Asset Disposition and (ii) after giving effect such Asset Disposition, no Default or Event of Default exists, (b) the sale of inventory in the ordinary course of business for fair value and on an arms' length basis, (c) the liquidation or sale of Cash Equivalents for the account of the Borrower and the Subsidiaries, (d) the sale, lease, transfer, assignment or other disposition of assets (other than in connection with any Casualty or Condemnation) of the Borrower or any of its Subsidiaries to any other Person to the extent that the aggregate Net Cash Proceeds from such sale, lease, transfer, assignment or other disposition do not exceed $50,000, so long as the fair market value of all property disposed of as provided in this clause (d) does not exceed $250,000 in the aggregate in any fiscal year of the Borrower, (e) the disposition of machinery or equipment of the Borrower or any of its Subsidiaries which will be replaced or upgraded with machinery or equipment put to a similar use and owned by such Person, PROVIDED that (i) such replacement or upgraded machinery and equipment is acquired within 90 days after such disposition, (ii) the fair market value of all property disposed of as provided in this clause (e) does not exceed $250,000 in the aggregate in any fiscal year of the Borrower and
(iii) upon their acquisition, such replacement assets become subject to the Lien of the Administrative Agent in favor of the Lenders under the Collateral Documents and (f) the disposition of damaged, worn out or obsolete tangible asset in the ordinary course of business and in a commercially reasonable manner.

     "EXCLUDED DEBT ISSUANCE" shall mean any issuance of Indebtedness permitted by Section 7.1(a), (c), (d), (e) and (g).

     "EXCLUDED EQUITY ISSUANCE" shall mean (a) any issuance by any Subsidiary of the Borrower of its Capital Stock to the Borrower or any other Subsidiary of the Borrower, (b) any receipt by any Subsidiary of the Borrower of a capital contribution from the Borrower or any other Subsidiary of the Borrower, (c) any issuance by the Parent of ISG Common Stock pursuant to the exercise of the Warrants and (d) the issuance of common stock of the Parent, the aggregate value of which does not exceed $2,000,000, such common stock being issued in connection with the financing of a Permitted Acquisition.

     "EXCLUDED TAXES" shall mean (A) all present and future taxes, levies, imposts, duties, deductions, fees, liabilities and similar charges imposed on or measured by the overall net income of the Administrative Agent, any Lender or its Applicable Lending Office, branch or subsidiary, and all franchise taxes, taxes on doing business or taxes measured by capital or net worth imposed on the Administrative Agent, any Lender or its Applicable Lending Office, branch or subsidiary, in each case, imposed: (i) by the United States of America or any political subdivision or taxing authority thereof or therein; (ii) by the jurisdiction under the laws of which such Administrative Agent or such Lender is organized, or in which its principal executive office may be located, or in which it is doing business, or any nation within which such jurisdiction is located or any political subdivision thereof; (iii) by the jurisdiction in which the Administrative Agent or the Applicable Lending Office or other branch or subsidiary of such Lender is located or doing business, or in which its principal executive office may be located, or under the laws of which it is organized, or by any nation within which any such jurisdiction is located or any political subdivision thereof; or (iv) by reason of any connection between the jurisdiction imposing such tax and the Administrative Agent or such Lender other than a connection arising solely form this Agreement or any transaction contemplated hereby; and (B) all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges imposed by reason of the failure of the Administrative Agent or any Lender to comply with its obligations under Section 3.10(d).

     "EXTEND", "EXTENSION", "EXTENDING" and "EXTENDED" shall refer to an extension pursuant to Section 3.2 or Section 3.9 of existing Loans into a subsequent permissible Interest Period.

     "FEDERAL FUNDS RATE" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; PROVIDED that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds

Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

     "FEES" shall mean all fees payable pursuant to Section 3.5.

     "FIXED RATE LOANS" shall mean Eurodollar Loans.

     "FOREIGN SUBSIDIARY" shall mean, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary of such Person.

     "FUNDED INDEBTEDNESS" shall mean, with respect to any Person, without duplication, (a) all Indebtedness of such Person other than Indebtedness of the types referred to in clause (e), (f), (g), (i) and (k) of the definition of "Indebtedness" set forth in this Section 1.1, (b) all Indebtedness of another Person of the type referred to in clause (a) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (c) all Guaranty Obligations of such Person with respect to Indebtedness of the type referred to in clause (a) above of another Person and (d) Indebtedness of the type referred to in clause
(a) above of any partnership or unincorporated joint venture in which such Person is general partner or for which such Person is otherwise legally obligated or has a reasonable expectation of being liable with respect thereto.

     "GAAP" shall mean generally accepted accounting principles in the United States applied on a consistent basis, subject to the terms of Section 1.3.

     "GOVERNMENT ACTS" shall have the meaning assigned to such term in
Section 2.2(i).

     "GOVERNMENTAL AUTHORITY" shall mean any Federal, state, local or foreign court or governmental agency, commission, board, bureau, authority, instrumentality or judicial or regulatory body or entity.

     "GUARANTORS" shall mean the Parent and each of the Subsidiary Guarantors, together with their successors and permitted assigns, and "GUARANTOR" shall mean any one of them.

     "GUARANTY OBLIGATIONS" shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any Property constituting security therefor,
(b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person or (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness against loss in respect thereof. For purposes hereof, the amount of any Guaranty Obligation shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

     "ISG COMMON STOCK" shall mean, collectively, the Class A Common Stock and the Class B Common Stock.

     "INDEBTEDNESS" of any Person shall mean (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person,
(e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all net payment obligations of such Person under Interest Rate Protection Agreements or foreign currency exchange agreements, (j) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all Disqualified Stock of such Person and (l) and the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

     "INDEMNIFIED PARTY" shall have the meaning assigned to such term in Section 10.5(b).

     "INDEMNITY, SUBROGATION AND CONTRIBUTION AGREEMENT" shall mean the Indemnity, Subrogation and Contribution Agreement dated as of the Closing Date in the form of EXHIBIT C to be executed by the Subsidiary Guarantors, as amended, modified, restated or supplemented from time to time.

     "INSURANCE PROCEEDS" shall mean all insurance proceeds (other than business interruption insurance proceeds), damages, awards, claims and rights of action with respect to any Casualty.

     "INTELLECTUAL PROPERTY" shall have the meaning assigned to such term in
Section 5.17.

     "INTERBANK OFFERED RATE" shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Interbank Offered Rate" shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; PROVIDED, HOWEVER, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

     "INTERCOMPANY NOTES" shall mean the promissory notes issued as contemplated by clause (h) of the definition of Permitted Investments set forth in this
Section 1.1, in the form of EXHIBIT D.

     "INTEREST COVERAGE RATIO" shall mean, as of any day, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ending on, or most recently preceding, such last day to
(b) Consolidated Cash Interest Expense for such period.

     "INTEREST PAYMENT DATE" shall mean (a) as to Base Rate Loans, the last Business Day of each March, June, September and December, (b) as to Eurodollar Loans, the last day of each applicable Interest Period for any such Loan and, in addition, where the applicable Interest Period for any such Loan is greater than three months, the date three months from the beginning of the Interest Period and each three months thereafter and (c) as to all Loans, the Maturity Date of such Loans.

     "INTEREST PERIOD" shall mean as to Eurodollar Loans, a period of one, two, three or six months' duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including conversions and extensions thereof) ; PROVIDED, HOWEVER, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no Interest Period for any Loan shall extend beyond the Maturity Date for such Loan, and (iii) in the case of Eurodollar Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

     "INTEREST RATE PROTECTION AGREEMENT" shall mean any interest rate swap, collar, cap or other arrangement requiring payments contingent upon interest rates.

     "INVESTMENT" in any Person shall mean (a) the acquisition (whether for cash, Property, services, assumption of Indebtedness, securities or otherwise) of assets, shares of Capital Stock, bonds, notes, debentures, partnership, joint venture or other ownership interests or other securities of such other Person or
(b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including any Guaranty Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

     "INVESTOR GROUP" shall mean, collectively, RACT, Raul Deju, Jean I. Everest, II and R. Stephen Creamer.

     "INVESTOR STOCKHOLDERS" shall mean, collectively, Raul Deju, Jean I. Everest, II and R. Stephen Creamer.

     "IPO" with respect to any Person shall mean an initial public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of common stock of such Person to the public, underwritten by an investment banking firm of nationally recognized standing.

     "ISSUING LENDER" shall mean NationsBank, in its capacity as the issuer of Letters of Credit, and its successors in such capacity.

     "ISSUING LENDER FEES" shall have the meaning assigned to such term in
Section 3.5(c)(iii).

     "JOINDER AGREEMENT" shall mean a Joinder Agreement substantially in the form of EXHIBIT E, executed and delivered by an Additional Subsidiary Guarantor in accordance with the provisions of Section 6.11.

     "KOKAN" shall mean Kokan Company Limited, a company organized and existing under the laws of the British Virgin Islands.

     "LAIDLAW" shall mean Laidlaw Transportation, Inc., a Delaware corporation.

     "LAIDLAW BRIDGE AGREEMENT" shall mean the Senior Bridge Note Purchase Agreement dated as of October 14, 1997, between the Parent and Laidlaw, as in effect on the date hereof.

     "LAIDLAW BRIDGE NOTE" shall mean the Promissory Note in a principal amount not to exceed $29,000,000 issued by Parent pursuant to the Laidlaw Bridge Agreement, as in effect on the date hereof.

     "LEASE" shall have the meaning assigned to such term in Section 6.14(a).

     "LENDER" shall mean any of the Persons identified as a "Lender" on the signature pages hereto, and any Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns. Unless the context clearly indicates otherwise, the term "Lenders" shall include the Issuing Lender.

     "LENDER HEDGING AGREEMENT" shall mean any Interest Rate Protection Agreement or foreign currency exchange agreement between the Borrower or any of its Subsidiaries and any Person that is or was a Lender (or an Affiliate of a Lender) at the time such Agreement was entered into.

     "LENDING PARTY" shall have the meaning assigned to such term in Section 10.14.

     "LETTER OF CREDIT" shall mean any letter of credit issued by the Issuing Lender for the account of the Borrower in accordance with the terms of Section 2.2.

     "LEVERAGE RATIO" shall mean, as of any day, the ratio of (a) Total Debt as of such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ending on, or most recently preceding, such day.

     "LICENSES" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority.

     "LIEN" shall mean any mortgage, deed of trust, pledge, hypothecation, easement, assignment, deposit arrangement, restriction, restrictive covenant, lease, sublease, option, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

     "LOAN" or "LOANS" shall mean the Revolving Loans and, by Type, the Base Rate Loans and Eurodollar Loans. Loans may be designated by Type. As the context requires, a "Loan" of a particular Type refers to a portion of the total outstanding Loans of such Type as to which a single Interest Period is in effect.

     "LOC COMMITMENT" shall mean the commitment of the Issuing Lender to issue Letters of Credit in an aggregate face amount at any time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the LOC Committed Amount.

     "LOC COMMITTED AMOUNT" shall have the meaning assigned to such term in
Section 2.2.

     "LOC DOCUMENTS" shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

     "LOC OBLIGATIONS" shall mean the Borrower's reimbursement obligations hereunder (actual or contingent) arising from drawings under Letters of Credit. The amount of the

LOC Obligations outstanding at any time equals the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit, PLUS (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed by the Borrower. The LOC Obligations of any Lender at any time shall mean its Revolving Commitment Percentage of the aggregate LOC Obligations at such time.

     "MANAGEMENT GROUP" shall mean, collectively, R. Stephen Creamer, Raul Deju and J. I. Everest, II.

     "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the financial condition, operations, business, assets, liabilities (actual or contingent), historical cash flows or prospects of the Consolidated Parties taken as a whole, (b) the ability of any Credit Party to perform any material obligation under the Credit Documents to which it is a party or (c) the material rights and remedies of the Lenders under the Credit Documents. In determining whether any individual event or occurrence of the foregoing types would result in a Material Adverse Effect, notwithstanding that a particular event or occurrence does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event or occurrence and all other events or occurrences of the foregoing types which have occurred would result in a Material Adverse Effect.

     "MATERIAL CONTRACTS" shall have the meaning assigned to such term in
Section 5.22.

     "MATERIAL INTELLECTUAL PROPERTY" shall have the meaning assigned to such term in Section 5.17.

     "MATERIAL LICENSED INTELLECTUAL PROPERTY" shall have the meaning assigned to such term in Section 5.17.

     "MATERIAL OWNED INTELLECTUAL PROPERTY" shall have the meaning assigned to such term in Section 5.17.

     "MATERIALS OF ENVIRONMENTAL CONCERN" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous, toxic, radioactive or explosive substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including asbestos, polychlorinated biphenyls and ureaformaldehyde insulation and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     "MATURITY DATE" shall mean as to the Revolving Loan, the Termination Date.

     "MOODY'S" shall mean Moody's Investors Service, Inc., or any successor to such company in the business of rating securities.

     "MORTGAGE INSTRUMENTS" shall have the meaning assigned such term in Section 6.14(a).

     "MORTGAGED PROPERTIES" shall have the meaning assigned such term in Section 6.14(a).

     "MULTIEMPLOYER PLAN" shall mean a Plan which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

     "MULTIPLE EMPLOYER PLAN" shall mean a Plan which any Consolidated Party or any ERISA Affiliate and at least one employer other than any Consolidated Party or any ERISA Affiliate are contributing sponsors.

     "NATIONSBANK" shall mean NationsBank, N.A. and its successors.

     "NET CASH PROCEEDS" shall mean (a) with respect to any Asset Disposition,
(i) the gross amount of cash proceeds (including Insurance Proceeds and Condemnation Awards in the case of any Casualty or Condemnation except to the extent and for long as such Insurance Proceeds or Condemnation Awards are Reinvestment Funds or unless such Insurance Proceeds or Condemnation Awards are to be used for repair, restoration or replacement pursuant to plans approved by the Required Lenders) actually paid to or actually received by any Consolidated Party in respect of such Asset Disposition (including cash proceeds subsequently received at any time in respect of such Asset Disposition from non-cash consideration initially received or otherwise), LESS (ii) the sum of (A) the amount, if any, of all taxes (other than income taxes) and the Borrower's good-faith best estimate of all income taxes (to the extent that such amount shall have been set aside for the purpose of paying such taxes when due), and customary fees, brokerage fees, commissions, costs and other expenses (other than those payable to any Consolidated Party or any Affiliate of any such Person) that are incurred in connection with such Asset Disposition and are payable by the seller or the transferor of the assets or Property to which such Asset Disposition relates, but only to the extent not already deducted in arriving at the amount referred to in clause (a)(i) above, (B) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any liabilities associated with such Asset Disposition and (C) if applicable, the amount of Indebtedness secured by a Permitted Lien that has been repaid or refinanced as required in accordance with its terms with the proceeds of such Asset Disposition; and (b) with respect to any Equity Issuance or Debt Issuance, the gross amount of cash proceeds paid to or received by any Consolidated Party in respect of such Equity Issuance or Debt Issuance, as the case may be (including cash proceeds subsequently received at any time in respect of such Equity Issuance or Debt Issuance from non-cash consideration initially received or otherwise), net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses directly incurred by any Consolidated Party in connection therewith (other than those payable to any Consolidated Party or any Affiliate of any such Person).

     "NMS" shall mean NationsBanc Montgomery Securities LLC.

     "NOTE" or "NOTES" shall mean the Revolving Notes, individually or collectively, as appropriate.

     "NOTICE OF BORROWING" shall mean a written notice of borrowing in substantially the form of EXHIBIT F, as required by Section 2.1(b)(i).

     "NOTICE OF EXTENSION/CONVERSION" shall mean the written notice of extension or conversion in substantially the form of EXHIBIT G, as required by Section 3.2.

     "OPERATING LEASE" shall mean, as applied to any Person, any lease (including leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

     "OPERATIVE DOCUMENTS" shall mean the Credit Documents, the Acquisition Agreement, the Stockholders Agreement, the Laidlaw Bridge Agreement, the Senior Note Agreement, the Subordinated Note, the CVC Subscription Agreement, the Contribution and Assignment Agreement, the Contribution and Subscription Agreement, the Deju Subscription Agreement, the Registration Rights Agreement and the Warrants.

     "OTHER TAXES" shall have the meaning assigned to such term in Section 3.10(b).

     "PARENT" shall mean the Person identified as such in the heading hereof, together with any permitted successors and assigns.

     "PARENT GUARANTEE AGREEMENT" shall mean the Guarantee Agreement dated as of the Closing Date in the form of EXHIBIT H to be executed in favor of the Administrative Agent by the Parent, as amended, modified, restated or supplemented from time to time.

     "PARTICIPATION INTEREST" shall mean a purchase by a Lender of a participation in Letters of Credit or LOC Obligations as provided in Section 2.2 or in any Loans or other obligations as provided in Section 3.13.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

     "PERFECTION CERTIFICATE" shall mean a certificate from the Credit Parties substantially in the form of EXHIBIT I.

     "PERMITTED ACQUISITION" shall mean an acquisition by the Borrower or any Subsidiary of the Borrower of the Capital Stock or all or any substantial part (in either case for which audited financial statements or other financial information satisfactory to the Administrative Agent is available) of the Property of another Person (including by merger or consolidation or by incorporation of a new Subsidiary) for up to the fair market value of the Capital Stock or Property acquired as determined by the Board of Directors of the Borrower based upon their reasonable business judgment; PROVIDED that (a) the Capital Stock or Property acquired in such acquisition relates to a line of business similar to the business of the Borrower or any of its Subsidiaries engaged in on the Closing Date, (b) the representations and warranties made by the Credit Parties in each Credit Document shall be true and correct in all material respects at and as of the date of such acquisition (as if made on such date after giving effect to such acquisition) except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects at and as of such earlier date), (c) the Agent shall have received all items in respect of the Capital Stock or Property acquired in such acquisition (and/or the seller thereof) required to be delivered by the terms of Section 6.11 and/or
Section 6.12, (d) in the case of an acquisition of the Capital Stock of another Person, (i) except in the case of the incorporation of a new Subsidiary, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and (ii) the Capital Stock acquired shall constitute at least 85% of the Total Voting Power and ownership interest of the issuer thereof, (e) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such acquisition and the Borrower shall have delivered to the Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such acquisition on a Pro Forma Basis, the Borrower shall be in compliance with all of the financial covenants set forth in Section 7.19 as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of such acquisition and with respect to which the Agent has received the Required Financial Information and (f) the liabilities (determined in accordance with GAAP and in any event including contingent obligations) acquired by the Borrower and its Subsidiaries on a consolidated basis in such acquisition and the Indebtedness issued by the Borrower and its Subsidiaries on a consolidated basis from such acquisition shall not in the aggregate exceed 25% of the purchase price paid for the related Capital Stock or assets.

     "PERMITTED INVESTMENTS" shall mean Investments which consist of (a) cash held in a deposit account with the Administrative Agent or any other reputable bank or other depository institution which has executed and delivered a Depository Bank Agreement with the Administrative Agent; (b) Cash Equivalents subject to a perfected first priority security interest of the Administrative Agent in favor of the Secured Parties; (c) accounts receivable created, acquired or made by the Borrower and its Subsidiaries in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (d) Investments consisting of Capital Stock, obligations, securities or other Property received by the Borrower and its Subsidiaries in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;
(e) Investments existing as of the Closing Date and set forth in SCHEDULE 1.1A;
(f) Guaranty Obligations permitted by Section 7.1; (g) advances to employees for moving and travel expenses in the ordinary course of business consistent with past practices; (h) Investments in the Borrower or any Subsidiary of the Borrower, so long as (i) all such Investments in the Borrower shall be made by the Parent or any Subsidiary of the Borrower, shall be made in cash and shall consist of common stock (or additional capital contributions in respect of outstanding common stock) pledged to the Administrative Agent for the benefit of the Lenders, (ii) all such Investments in Subsidiaries of the Borrower shall be made by the Borrower or any other Subsidiary of the Borrower and (iii) all such Investments in Subsidiaries of the Borrower shall (A) in the case of the initial capitalization of any such Subsidiary, consist of common stock which is issued for consideration equal to the par value (or the equivalent, in the case of any Foreign Subsidiary) of such shares and which is pledged to the Administrative Agent for the benefit of the Secured Parties or (B) in all other cases, be evidenced by Intercompany Notes pledged to the Administrative Agent for the benefit of the Secured Parties and (i) Permitted Acquisitions.


     "PERMITTED LIENS" shall mean (a) Liens in favor of the Administrative Agent on behalf of the Secured Parties; (b) Liens (other than Liens created or imposed under ERISA) for taxes or other governmental charges, assessments or levies which are not yet due or being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof); (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, PROVIDED that such Liens secure only amounts which are not yet due and payable (or, if due and payable, are unfiled and no other action has been taken to enforce the same) or are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof); (d) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Borrower or any of its Subsidiaries in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of Indebtedness);
(e) Liens in connection with attachments or judgments (including judgment or appeal bonds), PROVIDED that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal (and shall have been discharged within 30 days after the expiration of any such stay); (f) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes; (g) Liens on Property securing purchase money Indebtedness (including Capital Leases) to the extent permitted under Section 7.1(c), PROVIDED that (i) any such Indebtedness is incurred and such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof and (ii) such Indebtedness is not secured by a Lien on any other assets; (h) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; (i) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases (excluding Capital Leases) permitted by this Agreement; (j) normal and customary rights of setoff upon deposits of cash in favor of the Administrative Agent or any other bank or other depository institution which has executed and delivered a Depository Bank Agreement with the Administrative Agent; and (k) Liens existing as of the Closing Date and set forth on SCHEDULE 1.1B; PROVIDED that (i) no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date and (ii) the principal amount of the Indebtedness or other obligations secured by such Liens shall not be extended, renewed, refunded or refinanced.

     "PERSON" shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority or any other entity.

     "PERSONNEL" shall have the meaning assigned to such term in Section 5.17.

     "PETTY CASH ACCOUNTS" shall mean, collectively, (i) the deposit account maintained by the Borrower with Zions Bank in Salt Lake City, Utah, Account Number 124000054 and (i)
the deposit account maintained by the Borrower with Sun Trust Bank in Kennesaw, Georgia, Account Number 061000104.

     "PLAN" shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by Title IV of ERISA and with respect to which any Consolidated Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

     "PRI" shall mean Pozzolanic Resources, Inc., a Washington corporation.

     "PREPAYMENT ACCOUNT" shall have the meaning assigned to such term in
Section 3.3(b)(vi).

     "PREFERRED STOCK", as applied to the Capital Stock of any person, shall mean Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over the Capital Stock of any other class of such person.

     "PRIME RATE" shall mean the per annum rate of interest established from time to time by NationsBank as its prime rate, which rate may not be the lowest rate of interest charged by NationsBank to its customers.

     "PRO FORMA BASIS" shall mean that, for purposes of calculating compliance in respect of any transaction with each of the financial covenants set forth in
Section 7.19, such transaction (and any other transaction which occurred during the relevant four-fiscal-quarter period) shall be deemed to have occurred as of the first day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of such transaction with respect to which the Administrative Agent has received the Required Financial Information. As used in this definition, "transaction" shall mean (a) any incurrence or assumption of Indebtedness (and the concurrent retirement of any other Indebtedness) as referred to in Section 7.1(i), (b) any merger or consolidation as referred to in Section 7.4(d), (c) any Asset Disposition of a business or business unit as referred to in Section 7.5(a), or (d) any "Permitted Acquisition" set forth in this Section 1.1. In connection with any calculation of the financial covenants set forth in Section 7.19 upon giving effect to a transaction (and any other transaction which occurred during the relevant four-fiscal-quarter period) on a Pro Forma Basis for purposes of
Section 7.1(i), Section 7.4, Section 7.5 or clause (e) of the definition of "Permitted Acquisition" set forth in this Section 1.1, as applicable:

          (i) for purposes of any such calculation in respect of any incurrence or assumption of Indebtedness as referred to in Section 7.1(i), (A) if such Indebtedness has a floating or formula rate, the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as the relevant date of such calculations and (B) any other Indebtedness which is retired concurrently with such incurrence or assumption shall be excluded and deemed to have been retired as of the first day of the relevant four fiscal-quarter period;

          (ii) for purposes of any such calculation in respect of any Asset Disposition of a business or business unit as referred to in Section 7.5,
     (1) income statement items (whether positive or negative) attributable to the Property disposed of in such Asset Disposition shall be excluded to the extent relating to any period prior to the date of such transaction and (2) any Indebtedness which is retired in connection with such Asset Disposition shall be excluded and deemed to have been retired as of the first day of the relevant four fiscal-quarter period; and

          (iii) for purposes of any such calculation in respect of any merger or consolidation as referred to in Section 7.4(d) and the definition of "Permitted Acquisition" set forth in this Section 1.1, (A) any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with such transaction shall be deemed to have been incurred as of the first day of the relevant four fiscal-quarter period (B) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations and (C) income statement items (whether positive or negative) attributable to the Property acquired in such transaction or to the Investment comprising such transaction, as applicable, shall be included as if such transaction had occurred as of the first day of the relevant four fiscal-quarter period; PROVIDED, HOWEVER, that extraordinary and non-recurring revenues and expenses attributable to such Property or Investment, as the case may be, shall be excluded from the income statement calculation for such four fiscal-quarter period; and

     "PRO FORMA COMPLIANCE CERTIFICATE" shall mean a certificate of the chief financial officer of the Borrower delivered to the Administrative Agent in connection with (i) any incurrence or assumption of Indebtedness (and the concurrent retirement of any other Indebtedness) as referred to in Section 7.1(i), (ii) any merger or consolidation as referred to in Section 7.4(d),
(iii) any Asset Disposition as referred to in Section 7.5(a) or (iv) the definition of "Permitted Acquisition" set forth in this Section 1.1, as applicable, and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro Forma Basis, of the Interest Coverage Ratio, and the Leverage Ratio as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precede or end on the date of the applicable transaction and with respect to which the Administrative Agent shall have received the Required Financial Information.

     "PROPERTY" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "RACT" shall mean RACT, Inc., a Utah corporation.

     "REGISTER" shall have the meaning assigned to such term in Section 10.3(c).

     "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement among the Parent, the Sponsor, the CVC Co-Investors and the Investor Group dated as of October 14, 1997.

     "REGULATION G, T, U OR X" shall mean Regulation G, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

     "REINVESTMENT FUNDS" shall mean, with respect to any Insurance Proceeds from a Casualty or any Condemnation Award from a Condemnation, that portion of such funds as shall, according to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent within 30 days after the occurrence of such Casualty or Condemnation (and in any case prior to the receipt thereof by any Consolidated Party), be reinvested, within 365 days of the receipt of such funds in the repair, restoration or replacement of the Properties that were the subject of such Casualty or Condemnation; PROVIDED that
(a) the aggregate amount of such proceeds with respect to any such event or series of related events shall not exceed $500,000 without the prior written consent of the Required Lenders, (b) such certificate shall be accompanied by evidence reasonably satisfactory to the Administrative Agent that any Property subject to such Casualty or Condemnation has been or will be repaired, restored or replaced to its condition immediately prior to such Casualty or Condemnation,
(c) pending such reinvestment, the entire amount of such proceeds shall be deposited in an account with the Administrative Agent for the benefit of the Secured Parties, over which the Administrative Agent shall have sole control and exclusive right of withdrawal, (d) from and after the date of delivery of such certificate, the Borrower shall diligently proceed, in a commercially reasonable manner, to complete the repair, restoration or replacement of the Properties that were the subject of such Casualty or Condemnation as described in such certificate and (e) no Default or Event of Default shall have occurred and be continuing; and PROVIDED FURTHER that, if any of the foregoing conditions shall cease to be satisfied at any time, such funds shall no longer be deemed Reinvestment Funds and such funds shall immediately be applied to prepayment of the Credit Obligations in accordance with Section 3.3(b).

     "RELEASE" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Materials of Environmental Concern).

     "REPORTABLE EVENT" shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

     "REQUIRED FINANCIAL INFORMATION" shall mean, with respect to any period, the financial statements of the Borrower with respect to such period required under Section 6.1(a) and (b).

     "REQUIRED LENDERS" shall mean, at any time, Lenders which are then in compliance with their obligations hereunder (as determined by the Administrative Agent) and holding in the aggregate at least 662/3% of the total Revolving Commitments (or, if the Revolving

Commitments have been terminated in whole, the outstanding Revolving Loans and Participation Interests in outstanding Letters of Credit). For purposes of the foregoing, (A) the interest of any Lender holding a Loan in which any other Lender has a Participation Interest pursuant to Section 3.13 shall be calculated net of all such Participation Interests of other Lenders and (B) the Participation Interest of any Lender pursuant to Section 3.13 in a Loan held by any other Lender shall be counted as if such Lender holding such Participation Interest held a proportionate part of the related Loan directly.

     "REQUIREMENT OF LAW" shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, order, writ, judgment, injunction, decree, permit or determination of an arbitrator or a court or other Governmental Authority or other restriction imposed by any Governmental Authority, in each case applicable to or binding upon such Person or to which any of its Property is subject.

     "RESERVE REQUIREMENT" shall mean, at any time, the maximum rate at which reserves (including any marginal, special, supplemental or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

     "RESPONSIBLE OFFICER" shall mean, as to any Person, the president, chief executive officer, chief operating officer, any financial officer, any vice president or the general counsel of such Person (or, in the case of a partnership, of the managing general partner of such Person).

     "RESTRICTED PAYMENT" shall mean (i) any dividend or other distribution, direct or indirect, on account of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any class of Capital Stock of any Consolidated Party, now or hereafter outstanding,
(iv) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to the Laidlaw Bridge Note, (v) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to the Senior Note,
(vi) any payment or repayment of principal of, premium, if any, or interest on (other than payment in kind interest), redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to the Subordinated Note and (vii) any loan, advance, tax sharing payment or indemnification payment to, or other investment in, the Parent or any of its Affiliates (other than the Borrower and its Subsidiaries).

     "REVOLVING COMMITMENT" shall mean, with respect to any Lender, the commitment of such Lender, in an aggregate principal amount at any time outstanding of up to such Lender's Revolving Commitment Percentage of the Revolving Committed Amount, (i) to make Revolving Loans in accordance with the provisions of Section 2.1(a) and (ii) to purchase Participation Interests in Letters of Credit in accordance with the provisions of Section 2.2(c).

     "REVOLVING COMMITMENT PERCENTAGE" shall mean, for any Lender, the percentage, if any, identified as its Revolving Commitment Percentage on
SCHEDULE 1.1C (or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment), as such percentage may be modified in connection with any assignment made in accordance with the provisions of this Agreement.

     "REVOLVING COMMITTED AMOUNT" shall have the meaning assigned to such term in Section 2.1(a).

     "REVOLVING CREDIT FACILITY OBLIGATIONS" shall mean, collectively, Revolving Loans and LOC Obligations.

     "REVOLVING LOANS" shall have the meaning assigned to such term in Section 2.1(a).

     "REVOLVING NOTE" or "REVOLVING NOTES" shall mean the promissory notes of the Borrower in favor of each of the applicable Lenders evidencing the Revolving Loans provided pursuant to Section 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

     "S&P" shall mean Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

     "SALE AND LEASEBACK TRANSACTION" shall mean any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to any Consolidated Party of any Property, whether owned by any Consolidated Party as of the Closing Date or later acquired, which has been or is to be sold or transferred by any Consolidated Party to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such Property.

     "SECURED PARTIES" shall mean (a) the Lenders, (b) the Administrative Agent, in its capacity as such under each Credit Document, (c) each Lender or Affiliate thereof with which the Borrower or any of its Subsidiaries enters into a Lender Hedging Agreement as permitted hereunder, in its capacity as a party to such Lender Hedging Agreement, (d) the beneficiaries of each indemnification obligation undertaken by any Consolidated Party under any Credit Document and
(e) the successors and assigns of the foregoing.

     "SECURITY AGREEMENT" shall mean the Pledge and Security Agreement dated as of the Closing Date in the form of EXHIBIT J to be executed in favor of the Administrative Agent by each of the Credit Parties, as amended, modified, restated or supplemented from time to time.

     "SELLERS" shall mean, collectively, Gerald A. Peabody, Jr., Penelope A. Peabody and Kokan.

     "SENIOR NOTE" shall mean any one of the unsecured obligations of the Borrower in an aggregate principal amount not in excess of $100,000,000 issued by the Borrower in favor of the Senior Noteholders pursuant to the Senior Note Agreement, as such Senior Notes may be amended, modified, restated or supplemented and in effect from time to time, and in form and substance satisfactory to the Administrative Agent, in its sole discretion.

     "SENIOR NOTE AGREEMENT" shall mean the agreement pursuant to which the Senior Notes are issued, by and between the Borrower and the Senior Noteholders, in form and substance satisfactory to the Administrative Agent, in its sole discretion, as the same may be amended, modified, restated or supplemented and in effect from time to time.

     "SENIOR NOTEHOLDER" shall mean any one of the holders from time to time of the Senior Notes.

     "SOLVENT" or "SOLVENCY" shall mean, with respect to any Person as of a particular date, that on such date (i) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature in their ordinary course, taking into account the timing of and amounts of cash to be received by such Person and the timing of and amounts of cash to be payable on or in respect of debts and liabilities of such Person,
(iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the Property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (v) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     "SPONSOR" shall mean Citicorp Venture Capital, Ltd., a New York corporation.

     "SPONSOR GROUP" shall mean the Sponsor, any of the Sponsor's Affiliates and the Management Group, PROVIDED that each such Affiliate is reasonably acceptable to the Administrative Agent.

     "SPONSOR REVOLVING LOAN" shall mean the Senior Secured Revolving Credit Agreement dated as of October 14, 1997, between Borrower and Citicorp Venture Capital, Ltd.

     "STANDBY LETTER OF CREDIT FEE" shall have the meaning assigned to such term in Section 3.5(b)(i).

     "STOCKHOLDERS AGREEMENT" shall mean the Stockholders Agreement dated as of October 14, 1997 among the Parent, the Sponsor, CCT, the CVC Co-Investors and the Investor Stockholders.

     "SUBORDINATED NOTE" shall mean, collectively, the Junior Subordinated Promissory Note due 2005, dated October 14, 1997, issued by the Parent in favor of Laidlaw in an original principal amount of $17,500,000, and any Secondary Note (as defined in the Subordinate Note) issued pursuant to the terms and conditions of the Subordinated Note.

     "SUBSIDIARIES GUARANTEE AGREEMENT" shall mean the Guarantee Agreement dated as of the Closing Date in the form of EXHIBIT K to be executed in favor of the Administrative Agent by the Subsidiary Guarantors, as amended, modified, restated or supplemented from time to time.

     "SUBSIDIARY" shall mean, as to any Person, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture, limited liability company or other business entity in which such Person directly or indirectly through Subsidiaries has more than 50% of the equity interests at any time.

     "SUBSIDIARY GUARANTORS" shall mean each of the Domestic Subsidiaries of the Borrower on the Closing Date which has executed the Subsidiaries Guarantee Agreement and each Additional Subsidiary Guarantor which may thereafter execute a Joinder Agreement, together with their successors and permitted assigns, and "SUBSIDIARY GUARANTOR" shall mean any one of them.

     "TAXES" shall have the meaning assigned to such term in Section 3.10.

     "TERMINATION DATE" shall mean September 4, 2003.

     "TOTAL DEBT" shall mean, as of any day, the total amount of Funded Indebtedness of the Borrower and its Consolidated Subsidiaries on a consolidated basis as of such day.

     "TOTAL VOTING POWER" with respect to any Person on any date shall mean the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities outstanding on such date which are or may thereafter become exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

     "TRADE LETTER OF CREDIT FEE" shall have the meaning assigned to such term in Section 3.5(c)(ii).

     "TYPE", with respect to a Loan, refers to whether such Loan is a Eurodollar Loan or Base Rate Loan.

     "UCC" shall mean the Uniform Commercial Code.

     "UCP" shall have the meaning assigned to such term in Section 2.2(h).

     "UNUSED REVOLVING COMMITTED AMOUNT" shall mean, for any period, the amount by which (a) the then applicable Revolving Committed Amount exceeds (b) the daily average sum for such period of (i) the aggregate principal amount of all outstanding Revolving Loans PLUS (ii) the aggregate principal amount of all outstanding LOC Obligations.

     "WARRANTS" shall mean, collectively, the Series A Stock Purchase Warrants to purchase an aggregate of 5,000 shares of ISG Common Stock issued pursuant to the CVC Subscription Agreement.

     "WHOLLY OWNED SUBSIDIARY" of any Person shall mean any Subsidiary 100% of whose Capital Stock (on a fully diluted basis) is at the time owned by such Person directly or indirectly through other Wholly Owned Subsidiaries.

     1.2 COMPUTATION OF TIME PERIODS. For purposes of computation of periods of time hereunder, the word "from" shall mean "from and including" and the words "to" and "until" each shall mean "to but excluding."

     1.3 ACCOUNTING TERMS. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to
Section 6.1 (or, prior to the delivery of the first financial statements pursuant to Section 6.1, consistent with the financial statements as at December 31, 1996); PROVIDED, HOWEVER, that if (i) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto after the Closing Date or (ii) the Administrative Agent or the Required Lenders shall so object in writing within 90 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

     1.4 TERMS GENERALLY. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, the word "day" means a calendar day.


                                      SECTION 2
                                  CREDIT FACILITIES

     2.1 REVOLVING LOANS. (a) REVOLVING COMMITMENT. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make available to the Borrower such Lender's Revolving Commitment Percentage of revolving credit loans requested by the Borrower in Dollars ("REVOLVING LOANS") from time to time from the Closing Date until the Termination Date, or such earlier date as the Revolving Commitments shall have been terminated as provided herein for the purposes hereinafter set forth; PROVIDED, HOWEVER, that the sum of the aggregate principal amount of outstanding Revolving Loans PLUS the aggregate amount of outstanding LOC Obligations shall not at any time exceed FORTY-TWO MILLION DOLLARS ($42,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 3.4, the "REVOLVING COMMITTED AMOUNT"); PROVIDED, FURTHER, with regard to each Lender individually, that such Lender's outstanding Revolving Loans PLUS Participation Interests in outstanding LOC Obligations shall not at any time exceed such Lender's Revolving Commitment Percentage of the Revolving Committed Amount. Revolving Loans may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; PROVIDED, HOWEVER, that the Revolving Loans outstanding at any time shall consist of no more than six (6) separate Eurodollar Loans. For purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings of Eurodollar Loans may, in accordance with the provisions hereof, be combined through extensions or conversions at the end of existing Interest Periods to constitute a single new Eurodollar Loan with the same Interest Period. Revolving Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

     (b)  REVOLVING LOAN BORROWINGS.

          (i) NOTICE OF BORROWING. The Borrower shall request a Revolving Loan borrowing by written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day prior to the date of the requested borrowing in the case of Base

     Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurodollar Loans. Each such request for borrowing shall be irrevocable and shall specify (A) the date of the requested borrowing (which shall be a Business Day), (B) the aggregate principal amount to be borrowed and (C) whether the borrowing shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month or (II) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder. Promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the Administrative Agent shall notify each affected Lender of the contents thereof and each such Lender's share of any borrowing to be made pursuant thereto.

          (ii) MINIMUM AMOUNTS. Each Eurodollar Loan or Base Rate Loan that comprises part of the Revolving Loans shall be in a minimum aggregate principal amount (for the applicable Lenders, collectively) of $1,000,000 and integral multiples of $500,000 in excess thereof (or the then remaining amount of the Revolving Committed Amount, if less).

          (iii) ADVANCES. Each Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in SCHEDULE 1.1C, or in such other manner as the Administrative Agent may designate in writing, by 1:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

     (c) REPAYMENT. The principal amount of all Revolving Loans shall be due and payable in full on the Termination Date, unless accelerated sooner pursuant to Section 8.2.

     (d)  INTEREST.  Subject to the provisions of Section 3.1:

          (i) BASE RATE LOANS. During such periods as Revolving Loans shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Adjusted Base Rate.

          (ii) EURODOLLAR LOANS. During such periods as Revolving Loans shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate.

Interest on Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (and at such other times as may be specified herein).

          (e) REVOLVING NOTES. The Revolving Loans made by each Lender shall be evidenced by a duly executed promissory note of the Borrower to such Lender in substantially the form of EXHIBIT L and in a principal amount equal to such Lender's Revolving Commitment Percentage of the Revolving Committed Amount.

     2.2 LETTER OF CREDIT SUBFACILITY. (a) ISSUANCE. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require and in reliance upon the representations and warranties set forth herein, the Issuing Lender agrees to issue, and each Lender severally agrees to participate on the terms set forth in this Section 2.2 in the issuance by the Issuing Lender of, standby and trade Letters of Credit in Dollars from time to time from the Closing Date until the Termination Date as the Borrower may request, in a form acceptable to the Issuing Lender; PROVIDED, HOWEVER, that (i) the LOC Obligations outstanding shall not at any time exceed FIVE MILLION DOLLARS ($5,000,000) (the "LOC COMMITTED AMOUNT") and (ii) the sum of the aggregate principal amount of outstanding Revolving Loans, PLUS the aggregate amount of outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount. No Letter of Credit shall (x) have an original expiry date more than one year from the date of issuance or (y) as originally issued or as extended, have an expiry date extending beyond the Termination Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry dates of each Letter of Credit shall each be a Business Day.

     (b) NOTICE AND REPORTS. The request for the issuance of a Letter of Credit shall be submitted by the Borrower to the Issuing Lender at least three
(3) Business Days prior to the requested date of issuance. The Issuing Lender will, at least quarterly and more frequently upon request, disseminate to each of the affected Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the most recent prior report, and including therein, among other things, the beneficiary, the face amount and the expiry date, as well as any payments or expirations which may have occurred.

     (c) PARTICIPATION. Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse from the Issuing Lender a Participation Interest in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume and be obligated to pay to the Issuing Lender and discharge when due its Revolving Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender's Participation Interest in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing pursuant to subsection (d) below. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

     (d) REIMBURSEMENT. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower. The Borrower promises to reimburse the Issuing Lender on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained as provided in subsection (e) below or with funds from other sources) in same day funds.
Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources of funds, the Borrower shall be deemed to have requested that the Lenders make a Revolving Loan as provided in subsection (e) below in the amount of the drawing on the related Letter of Credit and the proceeds of such Loan will be used to reimburse the Issuing Lender for such drawing. If the Borrower shall fail to reimburse the Issuing Lender as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Adjusted Base Rate PLUS 2%. The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including any defense based on any failure of the Borrower or any other Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the other affected Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender, in Dollars and in immediately available funds, the amount of such Lender's Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time) and otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Lender is required to make payment of such amount pursuant to the preceding sentence, the Federal Funds Rate and, if paid thereafter, the Base Rate. Each Lender's obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever, shall be satisfied without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the Borrower hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Lender to the Issuing Lender, such Lender shall, automatically and without any further action on the part of the Issuing Lender or such Lender, acquire a Participation Interest in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Lender) in the unreimbursed drawn portion of the related Letter of Credit, in the interest on the LOC Obligations in respect thereof and the related LOC Documents, and shall have a claim against the Borrower with respect thereto.

     (e) REPAYMENT WITH REVOLVING LOANS. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the affected Lenders that a Revolving Loan has been requested or deemed requested by the Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised of Base Rate Loans (or Eurodollar Loans to the extent the Borrower has complied with the procedures of Section 2.1(b)(i) with respect thereto) shall be immediately made to the Borrower by all Lenders (notwithstanding any termination of the Commitments pursuant to Section 8.2) pro rata based on the respective Revolving Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 8.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the related LOC Obligations. Each such Lender hereby irrevocably agrees to make its Revolving Commitment Percentage of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure of any such request or deemed request for a Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or
(vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Issuing Lender such Participation Interests in the outstanding LOC Obligations as shall be necessary to cause each such Lender to share in such LOC Obligations ratably based upon the respective Revolving Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 8.2), PROVIDED that at the time any purchase of Participation Interests pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Issuing Lender, to the extent not paid to the Issuing Lender by the Borrower in accordance with the terms of subsection (d) above, interest on the principal amount of Participation Interests purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interests, at the rate equal to, if paid within two (2) Business Days of the date as which the Revolving Loan advance was required, the Federal Funds Rate, and, if paid thereafter, the Base Rate.

     (f) DESIGNATION OF SUBSIDIARIES AS ACCOUNT PARTIES. Notwithstanding anything to the contrary set forth in this Agreement, including Section 2.2(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower, PROVIDED that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower's reimbursement obligations hereunder with respect to such Letter of Credit.

     (g) RENEWAL, EXTENSION. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

     (h) UNIFORM CUSTOMS AND PRACTICES. The Issuing Lender may have the Letters of Credit be subject to The Uniform Customs and Practices for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the "UCP"), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

     (i)  INDEMNIFICATION; NATURE OF ISSUING LENDER'S DUTIES.

          (i) In addition to its other obligations under this Section 2.2, the Borrower hereby agrees to pay, and protect, indemnify and save each Lender harmless from and against, any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that such Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of such Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "GOVERNMENT ACTS").

          (ii) As between the Borrower and the Lenders (including the Issuing Lender), the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Lender (including the Issuing Lender) shall be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be written; (D) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (E) for any consequences arising from causes beyond the control of such Lender, including any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender's rights or powers hereunder.

          (iii) In furtherance and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Lender (including the Issuing Lender) under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Lender under any resulting liability to the Borrower or any other Credit Party. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify each Lender (including the Issuing Lender) against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower (on behalf of itself and each of the other Credit Parties), including any and all Government Acts. No Lender (including the Issuing Lender) shall, in any way, be liable for any failure by such Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of such Lender.

          (iv) Nothing in this subsection (i) is intended to limit the reimbursement obligations of the Borrower contained in subsection (d) above. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Lenders (including the Issuing Lender) to enforce any right, power or benefit under this Agreement.

          (v) Notwithstanding anything to the contrary contained in this subsection (i), the Borrower shall have no obligation to indemnify any Lender (including the Issuing Lender) in respect of any liability incurred by such Lender (A) arising solely out of the gross negligence or willful misconduct of such Lender, as determined by a court of competent jurisdiction, or (B) caused by such Lender's failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree or such failure to pay is a result of any Government Act.

     (j) RESPONSIBILITY OF ISSUING LENDER. It is expressly understood and agreed that the obligations of the Issuing Lender hereunder to the Lenders are only those expressly set forth in this Agreement and that the Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section
4.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; PROVIDED, HOWEVER, that nothing set forth in this Section 2.2 shall be deemed to prejudice the right of any Lender to recover from the Issuing Lender any amounts made available by such Lender to the Issuing Lender pursuant to this Section 2.2 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Lender.

     (k) CONFLICT WITH LOC DOCUMENTS. In the event of any conflict between this Agreement and any LOC Document (including any letter of credit application), this Agreement shall control.

     (l) CASH COLLATERAL. In the event that the Borrower is required pursuant to the terms of this Agreement or any other Credit Document to cash collateralize any LOC Obligations, the Borrower shall deposit in an account with the Administrative Agent an amount in cash equal to 100% of such LOC Obligations. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the LOC Obligations.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Administrative Agent will, at the request of the Borrower, invest amounts deposited in such account in Cash Equivalents; PROVIDED, however, that (i) amounts deposited in such account in connection with any prepayment of Eurodollar Loans shall be invested in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of the Eurodollar Loans to be prepaid, (ii) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any law, statute, rule or regulation, (iii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Administrative Agent and (iv) if an Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Administrative Agent. The Borrower shall indemnify the Administrative Agent for any losses relating to such investments in Cash Equivalents. Other than any interest or profits earned on such investments, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender immediately for drawings under Letters of Credit and, if the maturity of the Loans has been accelerated, to satisfy the LOC Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 3.3(b)(i), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower upon demand; PROVIDED that, after giving effect to such return, (i) the sum of the aggregate amount of outstanding LOC Obligations, PLUS the aggregate principal amount of outstanding Revolving Loans would not exceed the aggregate Revolving Committed Amount and (ii) no Default or Event of Default shall have occurred and be continuing. If the Borrower is required to deposit an amount of cash collateral hereunder pursuant to Section 3.3(b)(ii), (iii) or (iv), interest or profits thereon (to the extent not applied as aforesaid) shall be returned to the Borrower after the full amount of such deposit has been applied by the Administrative Agent to reimburse the Issuing Lender for drawings under Letters of Credit. The Borrower hereby pledges and assigns to the Administrative Agent, for its benefit and the benefit of the Lenders, the cash collateral account established hereunder (and all monies and investments held therein) to secure the Credit Obligations.


                                      SECTION 3
                    OTHER PROVISIONS RELATING TO CREDIT FACILITIES

     3.1 DEFAULT RATE. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate equal to
(a) in the case of principal of any Loan, the rate applicable to such Loan during such period pursuant to Section 2, PLUS 2.00%, (b) in the case of interest on any Loan, the Adjusted Base Rate during such period, PLUS 2.00% and
(c) in the case of any other amount, the Adjusted Base Rate for Revolving Loans during such period, PLUS 2.00%).

     3.2 EXTENSION AND CONVERSION. Subject to the terms of Section 4.2, the Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another type; PROVIDED, HOWEVER, that (i) except pursuant to Section 3.8, Eurodollar Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion,
(iii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of "Interest Period" set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii), (iv) the total number of Eurodollar Loans outstanding at any time shall be no greater than the maximum number provided in Section 2.1(a) (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings may, in accordance with the provisions hereof, be combined through extensions or conversions at the end of existing Interest Periods to constitute a single new Eurodollar Loan with the same Interest Period) and (v) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephonic notice promptly confirmed in writing) to the office of the Administrative Agent specified in specified in SCHEDULE 1.1C, or at such other office as the Administrative Agent may designate in writing, prior to 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in subsections (b), (c), (d), (e) and (f) of Section 4.2. In the event the Borrower fails to request an extension or conversion of any Eurodollar Loan in accordance with this Section 3.2 or any such requested conversion or extension is not permitted by this Agreement, then such Eurodollar Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent shall give each affected Lender notice as promptly as practicable of any such proposed extension or conversion of any Loan. Each extension or conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such extension or conversion and reducing the Loan (or portion thereof) of such Lender being extended or converted by an equivalent principal amount. Accrued interest on a Loan (or portion thereof) being extended or converted shall be paid by the Borrower (A) with respect to any Base Rate Loan being converted to a Eurodollar Loan, on the last day of the first fiscal quarter of the Borrower ending on or after the date of conversion and (B) otherwise, on the date of extension or conversion.

     3.3 PREPAYMENTS. (a) VOLUNTARY PREPAYMENTS. The Borrower shall have the right to prepay Loans in whole or in part from time to time, subject to Section
3.11 but otherwise without premium or penalty; PROVIDED, HOWEVER, that (i) each partial prepayment of Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof and (ii) the Borrower shall have given prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent, in the case of any Revolving Loan which is a Base Rate Loan, by 11:00 A.M. (Charlotte, North Carolina time), on the date of prepayment and, in the case of any other Loan, by 10:00 A.M. (Charlotte, North Carolina time), at least three (3) Business Days prior to the date of prepayment. Each notice of prepayment shall specify the prepayment date, the principal amount to be prepaid, whether the Loan to be prepaid is a Eurodollar Loan or Base Rate Loan and, in the case of a Eurodollar Loan, the Interest Period of such Loan. Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount stated therein on the date stated therein. All prepayments under this
Section 3.3(a) shall be subject to Section 3.11.  All prepayments under this
Section 3.3(a) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

     (b)  MANDATORY PREPAYMENTS.

          (i) REVOLVING COMMITTED AMOUNT. If at any time, the sum of the aggregate principal amount of outstanding Revolving Loans, PLUS the aggregate amount of the outstanding LOC Obligations shall exceed the Revolving Committed Amount at such time, the Borrower immediately shall prepay the Revolving Loans and/or cash collateralize or pay the LOC Obligations, in an aggregate amount sufficient to eliminate such excess.

          (ii) ASSET DISPOSITIONS. Immediately upon receipt by any Consolidated Party of proceeds from any Asset Disposition (other than any Excluded Asset Disposition) or any reduction after the Closing Date of the cash consideration paid to the Sellers under the Acquisition Agreement (including as a result of any indemnity payment by the Sellers or any party guarantying any obligation of any of the Sellers under the Acquisition Agreement to the Parent or the Borrower), the Borrower shall prepay the Loans and/or cash collateralize or pay the LOC Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Asset Disposition or 100% of the proceeds of such reduction, as applicable.

          (iii) DEBT ISSUANCES. Immediately upon receipt by any Consolidated Party of proceeds from any Debt Issuance (other than any Excluded Debt Issuance), the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance; PROVIDED, THAT, in the case of the issuance of the Senior Notes, the Net Cash Proceeds therefrom shall be applied FIRST, to repay the Laidlaw Bridge Note and SECOND, to prepay the Loans and/or cash collateralize the LOC Obligations pursuant to this subclause
     (iii).

          (iv) ISSUANCES OF EQUITY. Immediately upon receipt by any Consolidated Party of proceeds from any Equity Issuance (other than any Excluded Equity Issuance), the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations pursuant to Section 2.2(l) in an aggregate amount equal to 100% of the Net Cash Proceeds of such Equity Issuance.

          (v) APPLICATION OF MANDATORY PREPAYMENTS. All amounts required to be paid pursuant to this Section 3.3(b) shall be applied to Revolving Credit Facility Obligations.

          (vi) PREPAYMENT ACCOUNTS. Amounts to be applied as provided in subsection (v) above to the prepayment of Loans shall be applied first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall, at the option of the Borrower, be applied to prepay Eurodollar Loans immediately and/or shall be deposited in a separate Prepayment Account (as defined below). The Administrative Agent shall apply any cash deposited in the Prepayment Account for any Eurodollar Loans to prepay such Loans on the last day of their respective Interest Periods (or, at the direction of the Borrower, on any earlier date) until all outstanding Eurodollar Loans have been prepaid or until all the allocable cash on deposit in the Prepayment Account for such Loans has been exhausted. For purposes of this Agreement, the term "PREPAYMENT ACCOUNT" for any Eurodollar Loans shall mean an account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this subsection. The Administrative Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account for any Eurodollar Loans in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of Eurodollar Loans to be prepaid; PROVIDED, HOWEVER, that (i) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any law, statute, rule or regulation, (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Administrative Agent and (iii) if an Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Administrative Agent. The Borrower shall indemnify the Administrative Agent for any losses relating to such investments in Cash Equivalents so that the amount available to prepay Eurodollar Loans on the last day of the applicable Interest Periods is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest or profits earned on such investments, the Prepayment Accounts shall not bear interest. Interest or profits, if any, on the investments in any Prepayment Account shall accumulate in such Prepayment Account. If the maturity of the Loans has been accelerated pursuant to Section 8.2, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account for any Eurodollar Loans to satisfy any of the Credit Obligations related to such Loans. The Borrower hereby pledges and assigns to the Administrative Agent, for its benefit and the benefit of the Lenders, each Prepayment Account established hereunder to secure the Credit Obligations.

          (vii) NOTICE. The Borrower shall give to the Administrative Agent and the Lenders at least five (5) Business Days' prior written or telecopy notice of each and every event or occurrence requiring a prepayment under
     Section 3.3(b)(ii), (iii) or (iv), including the amount of Net Cash Proceeds expected to be received therefrom and the expected schedule for receiving such proceeds; PROVIDED, HOWEVER, that in the case of any prepayment event consisting of a Casualty or Condemnation, the Borrower shall give such notice within five (5) Business Days after the occurrence of such event.

     3.4 TERMINATION AND REDUCTION OF COMMITMENTS. (a) VOLUNTARY REDUCTIONS. The Borrower may from time to time permanently reduce or terminate the Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $1,000,000 or in integral multiples of $500,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount)) upon five
(5) Business Days' prior written or telecopy notice to the Administrative Agent; PROVIDED, HOWEVER, no such termination or reduction shall be made which would cause the sum at any time of (i) the aggregate principal amount of outstanding Revolving Loans, PLUS (ii) the aggregate amount of outstanding LOC Obligations to exceed the Revolving Committed Amount as so terminated or reduced, unless, concurrently with such termination or reduction, the Revolving Loans are repaid (and, after the Revolving Loans have been paid in full, the LOC Obligations are cash collateralized) to the extent necessary to eliminate such excess. The Administrative Agent shall promptly notify each affected Lender of the receipt by the Administrative Agent of any notice from the Borrower pursuant to this
Section 3.4(a).

     (b)  MANDATORY REDUCTIONS.

          (i) On any date that any Revolving Loans are required to be prepaid and/or LOC Obligations are required to be cash collateralized pursuant to the terms of Section 3.3(b)(ii), (iii), (iv) (or would be so required if any Revolving Loans, or LOC Obligations were outstanding), the Revolving Committed Amount shall be automatically and permanently reduced by the total amount of such required prepayments and cash collateral (and, in the event that the amount of any payment referred to in
     Section 3.3(b)(ii), (iii) or (iv) which is allocable to the Revolving Credit Facility Obligations exceeds the amount of all outstanding Revolving Credit Facility Obligations, the Revolving Committed Amount shall be further reduced by 100% of such excess); PROVIDED, HOWEVER, that in the event of any prepayment pursuant to Section 3.3(b)(iii) relating to the issuance of the Senior Notes, the Revolving Committed Amount shall be reduced to $35,000,000.

     (c) TERMINATION. The Revolving Commitments of the Lenders and the LOC Commitment of the Issuing Lender shall automatically terminate on the Termination Date.

     (d) GENERAL. The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 3.5(b), on the date of each termination or reduction of the Revolving Committed Amount, the Commitment Fee accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

     3.5 FEES. (a) UNDERWRITING FEES. The Borrower agrees to pay to the Administrative Agent in immediately available funds on or before the Closing Date an underwriting fee (the "UNDERWRITING FEE") in the amount provided in the Agent's Fee Letter. The Underwriting Fee shall be allocated among the Lenders in the manner previously described by the Administrative Agent and the Documentation Agent to the other Lenders. It is understood that no underwriting fee will be charged by the Administrative Agent or the Documentation Agent in the event this Agreement is amended and restated in connection with the issuance of the Senior Notes.

     (b) COMMITMENT FEE. In consideration of the Revolving Commitments of the Lenders hereunder, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee (the "COMMITMENT FEE") on such Lender's Revolving Commitment Percentage of the Unused Revolving Committed Amount, computed at a per annum rate for each day during the applicable Commitment Fee Calculation Period at a rate equal to 0.50%. The Commitment Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last business day of each March, June, September and December (and any date that the Revolving Committed Amount is reduced as provided in Section 3.4(a) or (b) and the Termination Date) for the immediately preceding quarter or portion thereof (each such quarter or portion thereof being herein referred to as an "COMMITMENT FEE CALCULATION PERIOD"), beginning with the first of such dates to occur after the Closing Date.

     (c)  LETTER OF CREDIT FEES.

          (i) STANDBY LETTER OF CREDIT ISSUANCE FEE. In consideration of the issuance of standby Letters of Credit hereunder, the Borrower promises to pay to the Administrative Agent for the account of each Lender a fee (the "STANDBY LETTER OF CREDIT FEE") on such Lender's Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each such standby Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to 0.125%. The Standby Letter of Credit Fee will be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

          (ii) TRADE LETTER OF CREDIT DRAWING FEE. In consideration of the issuance of trade Letters of Credit hereunder, the Borrower promises to pay to the Administrative Agent for the account of each Lender a fee (the "TRADE LETTER OF CREDIT FEE") equal to 0.125% on such Lender's Revolving Commitment Percentage of the amount of each drawing under any such trade Letter of Credit. The Trade Letter of Credit Fee will be payable on each date of drawing under a trade Letter of Credit.

          (iii) ISSUING LENDER FEES. In addition to the Standby Letter of Credit Fee payable pursuant to clause (i) above and the Trade Letter of Credit Fee payable pursuant to clause (ii) above, the Borrower promises to pay to the Issuing Lender for its own account without sharing by the other Lenders the letter of credit fronting and negotiation fees agreed to by the Borrower and the Issuing Lender from time to time and the customary charges from time to time of the Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the "ISSUING LENDER FEES").

     (d) AGENT'S FEES. The Borrower agrees to pay to each of the Administrative Agent, the Documentation Agent and NMS, for its own account, any other fees payable to such party by the Borrower pursuant to the Agent's Fee Letter.

     3.6 INCREASED COST AND REDUCED RETURN. (a) If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such governmental authority, central bank or comparable agency:

          (i) shall subject such Lender (or its Applicable Lending Office) to any tax, duty or other charge with respect to any Fixed Rate Loans, any of its Notes or its obligation to make Fixed Rate Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Agreement or any of its Notes in respect of any Fixed Rate Loans (other than Excluded Taxes);

          (ii) shall impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan or similar requirement (other than the Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including any of the Commitments of such Lender hereunder; or

          (iii) shall impose on such Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting this Agreement or any of its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Extending, or maintaining any Fixed Rate Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or any of its Notes with respect to any Fixed Rate Loans, then the Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this Section 3.6, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or Extend Loans of the Type with respect to which such compensation is requested, or to Convert Loans of any other Type into Loans of such Type, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.9 shall be applicable); PROVIDED that such suspension shall not affect the right of such Lender to receive the compensation so requested.

     (b) If, after the date hereof, any Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

     (c) Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 3.6 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 3.6 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

     3.7 LIMITATION ON TYPES OF LOANS. If on or prior to the first day of any Interest Period for any Eurodollar Loan:

          (a) the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

          (b) the Required Lenders determine (which determination shall be conclusive) and notify the Administrative Agent that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Loans for such Interest Period;

then the Administrative Agent shall give the Borrower prompt notice thereof specifying the relevant amounts or periods, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, Extend Eurodollar Loans or to Convert Base Rate Loans into Eurodollar Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Loans or Convert such Loans into Base Rate Loans in accordance with the terms of this Agreement.

     3.8 ILLEGALITY. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender's obligation to make or Extend Eurodollar Loans and to Convert Base Rate Loans into Eurodollar Loans shall be suspended until such time as such Lender may again make, maintain and fund Eurodollar Loans (in which case the provisions of Section 3.9 shall be applicable).

     3.9 TREATMENT OF AFFECTED LOANS. If the obligation of any Lender to make Eurodollar Loans or to Extend, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 3.6 or 3.8 hereof (Loans of such Type being herein called "AFFECTED LOANS" and such Type being herein called the "AFFECTED TYPE"), such Lender's Affected Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a Conversion required by Section 3.8 hereof, on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.6 or 3.8 hereof that gave rise to such Conversion no longer exist:

          (a) to the extent that such Lender's Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Affected Loans shall be applied instead to its Base Rate Loans; and

          (b) all Loans that would otherwise be made or Extended by such Lender as Loans of the Affected Type shall be made or Extended instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Loans of the Affected Type shall be Converted instead into (or shall remain as) Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.6 or 3.8 hereof that gave rise to the Conversion of such Lender's Affected Loans pursuant to this Section
3.9 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Loans of the Affected Type and by such Lender are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Commitments.

     3.10 TAXES. (a) Any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, EXCLUDING, in the case of each Lender and the Administrative Agent, Excluded Taxes imposed on such Lender (or its Applicable Lending Office) or the Administrative Agent (as the case may be) (all such non-Excluded Taxes being hereinafter referred to as "TAXES"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Credit Document to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.10) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at the office of the Administrative Agent specified in SCHEDULE 1.1C, the original or a certified copy of a receipt evidencing payment thereof.

     (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies (including mortgage recording taxes and similar taxes) which arise from any payment made under this Agreement or any other Credit Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Credit Document (hereinafter referred to as "OTHER TAXES").

     (c) The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this
Section 3.10) paid by such Lender or the Administrative Agent (as the case may
be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

     (d) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent, on or before the date, if any, such Lender changes its Applicable Lending Office by designating a different Applicable Lending Office (a "NEW LENDING OFFICE") and promptly upon the obsolescence or inability of any form delivered pursuant to this Section 3.10(d) (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with (i) two accurate and complete original signed copies of Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Loan Documents.

     (e) For any period with respect to which a Lender has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to
Section 3.10(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.10(a), 3.10(b) or 3.10(c) with respect to Taxes imposed by the United States; PROVIDED, HOWEVER, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

     (f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.10, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

     (g) The Borrower shall not be required to indemnify any Lender or to pay any additional amounts to any Lender, in respect of United States federal withholding tax pursuant to Section 3.10(a), (b) or (c) above to the extent that the obligation to withhold amounts with respect to United States federal withholding tax existed on the date such Lender became a party to this Agreement or, with respect to payments to a New Lending Office, the date such Lender designated such New Lending Office with respect to a Loan; provided that this
Section 3.10(g) shall not apply (i) to any Lender as a result of an assignment of a new Lender or designation of a New Lending Office made at the request of the Borrower and (ii) to the extent the indemnity payment or additional amounts any Lender would be entitled to receive (without regard to this paragraph (g)) do not exceed the indemnity payment or additional amounts that the Lender making the assignment to a new Lender or designation of New Lending Office would have been entitled to receive in the absence of such assignment or designation.

     (h) If the Borrower pays any additional amount or indemnification under this Section 3.10 to a Lender or the Administrative Agent, such Lender or the Administrative Agent shall take reasonable steps within its power to obtain any refund, reduction or credit which may be available with respect to the Taxes giving rise to such additional amount or indemnification, and if such Lender or the Administrative Agent determines that it has received or realized in connection therewith any refund or any reduction of, or credit against, its tax liabilities such Lender or the Administrative Agent shall pay to the Borrower an amount that is equal to the net benefit, after tax, which was obtained by the Lender or the Administrative Agent as a consequence of such refund, reduction or credit.

     3.11 COMPENSATION. Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense (including loss of anticipated profits) incurred by it as a result of:

          (a) any payment, prepayment, or Extension of a Fixed Rate Loan for any reason (including the acceleration of the Loans pursuant to Section 8.2) on a date other than the last day of the Interest Period for such Loan;

          (b) any failure by the Borrower for any reason (including the failure of any condition precedent specified in Section 4 to be satisfied) to borrow, Convert, Extend or prepay a Fixed Rate Loan on the date for such borrowing, Conversion, Extension or prepayment specified in the relevant notice of borrowing, prepayment, Extension or Conversion under this Agreement; or

          (c) any assignment or participation arranged by NMS within 180 days after the Closing Date.

     3.12 PRO RATA TREATMENT.  Except to the extent otherwise provided herein:

          (a) LOANS. Each Loan, each payment or prepayment of principal of any Loan or reimbursement obligations arising from drawings under Letters of Credit, each payment of interest on the Loans or reimbursement obligations arising from drawings under Letters of Credit, each payment of Commitment Fees, each payment of the Standby Letter of Credit Fee, each payment of the Trade Letter of Credit Fee, each reduction of the Revolving Committed Amount and each Conversion or Extension of any Loan, shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans and Participation Interests.

          (b) ADVANCES. No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make its ratable share of a borrowing hereunder; PROVIDED, HOWEVER, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any requested borrowing that such Lender does not intend to make available to the Administrative Agent its ratable share of such borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such borrowing, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower, the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender, if paid within two (2) Business Days of the date such corresponding amount was made available by the Administrative Agent to the Borrower, the Federal Funds Rate and, if paid thereafter, the Base Rate.

     3.13 SHARING OF PAYMENTS. The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan, LOC Obligation or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means (whether voluntarily or involuntarily by set-off or otherwise), in excess of its pro rata share of such payment as provided for in this Agreement, such Lender shall promptly purchase from the other Lenders a Participation Interest in such Loan, LOC Obligation or other obligation in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a Participation Interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a Participation Interest pursuant to this Section 3.13 may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker's lien or counterclaim, with respect to such Participation Interest as fully as if such Lender were a holder of such Loan, LOC Obligations or other obligation in the amount of such Participation Interest. Except as otherwise expressly provided in this Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative Agent to the Administrative Agent or such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.13 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.13 to share in the benefits of any recovery on such secured claim.

     3.14 PAYMENTS, COMPUTATIONS, ETC. (a) Except as otherwise specifically provided herein, all payments hereunder shall be made to the Administrative Agent in Dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, at the Administrative Agent's office specified in SCHEDULE 1.1C not later than 2:00 P.M. (Charlotte, North Carolina time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Administrative Agent (with notice to the Borrower). The Borrower shall, at the time it makes any payment under this Agreement, specify to the Administrative Agent the Loans, LOC Obligations, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the Lenders in such manner as the Administrative Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Section 3.12(a)). The Administrative Agent will distribute such payments to such Lenders, if any such payment is received prior to 12:00 Noon (Charlotte, North Carolina time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment to such Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and Fees shall be made on the basis of actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing, but shall exclude the date of payment.

     (b) ALLOCATION OF PAYMENTS AFTER EVENT OF DEFAULT. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any other Lender on account of the Credit Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

          FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) of the Administrative Agent in connection with enforcing the rights of the Secured Parties under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

          SECOND, to payment of any fees owed to the Administrative Agent;

          THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Obligations owing to such Lender;

          FOURTH, to the payment of all of the Credit Obligations consisting of accrued fees and interest;

          FIFTH, to the payment of the outstanding principal amount of the Credit Obligations (including the payment or cash collateralization of the outstanding LOC Obligations);

          SIXTH, to all other Credit Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses "FIRST" through "FIFTH" above; and

          SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and Participation Interest in LOC Obligations held by such Lender bears to the aggregate amount of the then outstanding Loans and Participation Interest in LOC Obligations) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH", "FIFTH" and "SIXTH" above; and (iii) to the extent that any amounts available for distribution pursuant to clause "FIFTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account pursuant to Section 2.2(l) and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses "FIFTH" and "SIXTH" above in the manner provided in this Section 3.14(b). Notwithstanding the foregoing provisions of this
Section 3.14(b), (I) amounts on deposit in a Prepayment Account for any Loans upon the occurrence of any such Event of Default shall be applied, first, to pay such Loans and, second, after all such Loans have been paid in full, to the other Credit Obligations in the manner provided in this Section 3.14(b) and (II) amounts on deposit in a cash collateral account pursuant to Section 2.2(l) upon the occurrence of any such Event of Default shall be applied, first, to reimburse the Issuing Lender from time to time for any drawings under any Letters of Credit and, second, following the expiration of all Letters of Credit, to the other Credit Obligations in the manner provided in this Section 3.14(b).

     3.15 EVIDENCE OF DEBT. (a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

     (b)  The Administrative Agent shall maintain the Register pursuant to
Section 10.3(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender's share thereof. The Administrative Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

     (c) The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 3.15 (and, if consistent with the entries of the Administrative Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; PROVIDED, HOWEVER, that the failure of any Lender or the Administrative Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms hereof.

     3.16  ASSIGNMENT OF COMMITMENTS UNDER CERTAIN CIRCUMSTANCES.  In the event
(a) any Lender requests compensation pursuant to Section 3.6, (b) any Lender delivers a notice described in Section 3.8 or (c) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 3.10, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 10.3(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.3(b)), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment), PROVIDED that (A) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (B) no Event of Default shall have occurred and be continuing and
(C) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of 100% of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, respectively, plus all Fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Section 3.6, 3.10 and Section 3.11); PROVIDED FURTHER that if prior to any such assignment the circumstances or event that resulted in such Lender's request or notice under
Section 3.6 or 3.8 or demand for additional amounts under Section 3.10, as the case may be, shall cease to exist or become inapplicable for any reason or if such Lender shall waive its rights in respect of such circumstances or event under Section 3.6, 3.8 or 3.10, as the case may be, then such Lender shall not thereafter be required to make such assignment hereunder.


                                      SECTION 4
                                      CONDITIONS

     4.1 CLOSING CONDITIONS. The obligations of the Lenders to make the initial Loans under this Agreement shall be subject to satisfaction of the following conditions (in form and substance acceptable to the Lenders):

          (a) EXECUTED CREDIT DOCUMENTS. The Administrative Agent shall have received duly executed copies of (i) this Agreement; (ii) the Notes;
     (iii) the Collateral Documents and (iv) all other Credit Documents, each in form and substance acceptable to the Lenders in their sole discretion.

          (b) CORPORATE DOCUMENTS. The Administrative Agent shall have received the following:

                 (i) CHARTER DOCUMENTS. Copies of the articles or certificates of incorporation or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

                 (ii) BYLAWS. A copy of the bylaws of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

                 (iii) RESOLUTIONS. Copies of resolutions of the Board of Directors of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing the execution, delivery and performance thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in full force and effect as of the Closing Date.

                 (iv) GOOD STANDING. Copies of (A) certificates of good standing, existence or the equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authority of its state or other jurisdiction of incorporation and each other jurisdiction in which the failure to be qualified to do business and in good standing could reasonably be expected to have a Material Adverse Effect and (B) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authority of its state or other jurisdiction of incorporation and each other jurisdiction referred to in clause (A) above.

                 (v) INCUMBENCY. A certificate of each Credit Party as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party, certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

          (c)    FINANCIAL STATEMENTS.  The Administrative Agent and the
     Lenders shall have received and, in each case, be satisfied with (i) (A) the consolidated and consolidating financial statements of the Borrower and its Subsidiaries, including balance sheets as of, and income statements and cash flow statements for the fiscal years ended on, August 31, of each of 1995, 1996 and 1997, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP and (B) the consolidated and consolidating financial statements of PRI and its Subsidiaries, including balance sheets as of, and income statements and cash flow statements for the fiscal years ended on December 31, 1995, 1996 and 1997, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, (ii) interim unaudited monthly financial statements of the Borrower and its Subsidiaries and PRI for the period since the last audited financial statements referred to in clause (i) above through the last month prior to the Closing Date for which financial information is available, (iii) monthly working capital detail for the twelve (12) months prior to the Closing Date and first projected year after the Closing Date with respect to the Borrower and its Subsidiaries and PRI, (iv) an estimated pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 1997 giving effect to the transactions contemplated by the Acquisition Agreement and reflecting estimated purchase price accounting adjustments, (v) projections of the Borrower and its Subsidiaries for each 12-month period through the 12-month period ending December 31, 2003 and (vi) such other information relating to the Borrower and its Subsidiaries or the Acquisition as the Administrative Agent may reasonably require in connection with the structuring and syndication of credit facilities of the type described herein.

          (d) OPINIONS OF COUNSEL. The Administrative Agent shall have received, in each case dated as of the Closing Date:

                 (i) a legal opinion of Morgan, Lewis & Bockius, special New York counsel for the Credit Parties, in substantially the form of EXHIBIT M-1;

                 (ii) a legal opinion of special local counsel for each Credit Party not incorporated in the State of New York, in substantially the form of EXHIBIT M-3;

                 (iii) a legal opinion of special local counsel for the Credit Parties for each State in which any Collateral is located, in substantially the form of EXHIBIT M-3; and

                 (vi) copies of the opinions to be delivered by counsel to any party to the Acquisition Agreement, accompanied in each case by a letter from such counsel stating that the Administrative Agent and the Lenders are entitled to rely on such opinions as if they were addressed to the Administrative Agent.

          (e) ENVIRONMENTAL REPORTS. The Administrative Agent shall have received in form and substance satisfactory to it environmental assessment reports and related documents of a recent date with respect to all real property owned or leased by any Consolidated Party.

          (f) PERSONAL PROPERTY COLLATERAL. The Administrative Agent shall have received:

                 (i) searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

                 (ii) duly executed financing statements (Form UCC-1) for each appropriate jurisdiction as is necessary, in the Administrative Agent's sole discretion, to perfect the Administrative Agent's security interest in the Collateral;

                 (iii) appropriate duly executed termination statements (Form UCC-3) signed by all Persons disclosed as secured parties in the jurisdictions referred to in clause (i) above in form for filing under the Uniform Commercial Code of such jurisdictions, except that no termination statement shall be required as to any Permitted Liens;

                 (iv) searches of ownership of Intellectual Property in the appropriate governmental offices;

                 (v) all stock certificates evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person);

                 (vi) such patent, trademark and copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent's security interest in the Collateral;

                 (vii) all instruments and chattel paper in the possession of any of the Credit Parties, together with such allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent's security interest in the Collateral;

                 (viii) a Depository Bank Agreement from NationsBank and each other bank or depository institution where any Credit Party maintains a deposit account, except with respect to the Petty Cash Accounts;

                 (ix) in the case of each lease of material personal property under which any Credit Party is lessee, such estoppel letters, consents and waivers from the lessors of such personal property as may be required by the Administrative Agent, which instruments shall be in form and substance satisfactory to the Administrative Agent; and

                 (x) duly executed consents as are necessary, in the Administrative Agent's sole discretion, to perfect the security interest of the Secured Parties in the Collateral.

          (g) PRIORITY OF LIENS. The Administrative Agent, on behalf of the Secured Parties, shall hold a perfected, first priority Lien, subject to no other Liens other than Permitted Liens, on all Collateral.

          (h) AVAILABILITY. After giving effect to the initial Loans made and Letters of Credit issued hereunder on the Closing Date, the Revolving Committed Amount, LESS the aggregate principal amount of the Revolving Credit Facility Obligations shall be equal to at least $3,000,000.

          (i) EVIDENCE OF INSURANCE. The Administrative Agent shall have received (i) a report from the Borrower's independent insurance consultant, in form and substance satisfactory to the Administrative Agent, to the effect that insurance satisfying the requirements set forth in the Credit Documents is in effect and (ii) satisfactory evidence of such insurance and the endorsement thereof in accordance with the Credit Documents, including a "standard" or "New York" lender's loss payable endorsement in the name of the Administrative Agent on Accord Form 27.

          (j) CORPORATE STRUCTURE. After giving effect to the transactions contemplated by the Acquisition Agreement, the ownership, capital, corporate, tax, organizational and legal structure (including articles of incorporation and bylaws, shareholders agreements and management) of the Consolidated Parties shall be satisfactory to the Lenders.

          (k) REFINANCE OF SPONSOR REVOLVING LOAN. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent, in its sole discretion, of the termination and payment in full of all amounts due under or in respect of the Sponsor Revolving Loan.

          (l) CONSENTS AND APPROVALS. The Sponsor Group, the Borrower, the Parent, the other Credit Parties and the Sellers shall have obtained all governmental, shareholder and third party consents and approvals necessary, including, without limitation, Laidlaw with respect to the Laidlaw Bridge Agreement or, in the opinion of the Administrative Agent, desirable in connection with the transactions contemplated by the Acquisition Agreement, the execution, delivery and performance of this Agreement and the other Credit Documents (including the exercise of remedies under the Collateral Documents) the other related financings and transactions contemplated hereby and the continuing operations of the Borrower and its Subsidiaries following the Closing Date, and all applicable waiting periods (including any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) shall have expired, in each case, without any action being taken by any Governmental Authority that could restrain, prevent or impose any material adverse condition on the Consolidated Parties taken as a whole or such transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Administrative Agent could have such effect.

          (m) MATERIAL ADVERSE EFFECT. From August 31, 1997 to the Closing Date, nothing shall have occurred (and neither the Lenders nor the Administrative Agent shall have become aware of any facts or circumstances not previously known) which has, or could reasonably be expected to have, a Material Adverse Effect.

          (n) LITIGATION. There shall not exist any order, decree, judgment, ruling or injunction or any pending or threatened action, suit, investigation or proceeding that purports to affect the transactions contemplated by the Acquisition Agreement, the Credit Facilities or the other related financings or that could reasonably be expected to have a Material Adverse Effect.

          (o) OTHER INDEBTEDNESS. After consummation of the transactions contemplated by the Acquisition Agreement on the Closing Date, the Consolidated Parties shall have no material liabilities (actual or contingent) or Preferred Stock, except (i) as disclosed in the most recent interim balance sheet referred to in Section 5.1(a), (ii) for items disclosed in SCHEDULE 5.1, (iii) for accounts payable incurred in the ordinary course of business consistent with past practice since the date of the most recent interim balance sheet referred to in Section 5.1(a) and not in violation of the Acquisition Agreement, (iv) Indebtedness under the Credit Documents and (v) Indebtedness set forth on SCHEDULE 7.1.

          (p) ACQUISITION AGREEMENT. The Parent and the Borrower shall have executed and delivered the Acquisition Agreement on terms satisfactory to the Administrative Agent, in its sole discretion; there shall not have been any modification, amendment, supplement or waiver to the Acquisition Agreement without the prior written consent of the Administrative Agent, in its sole discretion, including any modification, amendment, supplement or waiver relating to the amount or type of consideration to be paid in connection with the transactions contemplated by the Acquisition Agreement or the contents of any disclosure schedules and exhibits; the conditions set forth in the Acquisition Agreement to the obligations of the Parent shall have been satisfied (without any waiver or amendment thereof); the transactions contemplated by the Acquisition Agreement shall be consummated simultaneously with the initial borrowing under this Agreement; the aggregate consideration paid by the Parent and the Borrower on the Closing Date (including purchase price, refinancing of existing Indebtedness) shall not exceed $40,000,000; the fees and expenses related to such transactions shall not exceed $1,000,000; and the Administrative Agent shall have received a final Acquisition Agreement, together with all exhibits and schedules thereto, certified by an officer of the Borrower.

          (q) CHANGE IN MARKET. There shall not exist any material disruption of, or a material adverse change in, the market for syndicated bank credit facilities or financial, banking or capital market conditions.

          (r) FEES AND EXPENSES. The Credit Parties and the Sponsor Group shall have paid all fees and expenses owed by them to the Lenders, the Administrative Agent, the Documentation Agent and NMS, including payment to the Administrative Agent, the Documentation Agent and NMS of the fees and reimbursement of the expenses as set forth in the Agent's Fee Letter.

          (s) OFFICER'S CERTIFICATES. The Administrative Agent shall have received a certificate or certificates executed by an executive officer of the Borrower, dated as of the Closing Date, certifying that (i) each Consolidated Party is in compliance with all existing financial obligations, (ii) the conditions set forth in subsections 4.1 (g), (l), (m), (n), (o) and (q) shall have been satisfied, and (iii) immediately after giving effect to the execution and delivery of this Agreement and, the other Credit Documents and the consummation of all the transactions contemplated therein to occur on the Closing Date,
     (A) each of the Credit Parties is Solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects and (D) the Credit Parties are in compliance on a Pro Forma Basis with each of the financial covenants set forth in Section 7.19 as of the last day of the most recent fiscal quarter of the Borrower (as if the opening levels applicable to such covenants were in effect on such day).

          (t) OTHER. The Lenders shall have received such other documents, instruments, agreements or information as reasonably requested by any Lender, including information regarding litigation, investigations and other proceedings, compliance with applicable laws, regulations and consent orders, tax matters, accounting matters, labor agreements, pension liabilities (actual or contingent) and other employee benefits, and other employee-related matters, insurance coverage, real estate leases, material contracts and relationships, debt agreements, transactions with Affiliates and former Affiliates, property ownership, Capital Leases, trademarks, other proprietary rights and related licenses, capital stock, options and warrants, and contingent liabilities of the Consolidated Parties. The Administrative Agent shall have reviewed and be satisfied with the results of any reports or other information from third parties performing due diligence on behalf of the Sponsor Group.

     4.2 CONDITIONS TO ALL EXTENSIONS OF CREDIT. The obligations of each Lender to make any Loan (including the initial Loans), Convert any existing Loan into a Loan of another Type or Extend any existing Loan into a subsequent Interest Period and of the Issuing Lender to issue or extend any Letter of Credit are subject to satisfaction on the date such Loan is made, Converted or Extended or the date such Letter of Credit is issued or extended, as applicable, to satisfaction of the following conditions:

          (a) The Borrower shall have delivered (i) in the case of any Revolving Loan, an appropriate Notice of Borrowing or Notice of Extension/Conversion or (ii) in the case of any Letter of Credit, the Issuing Lender shall have received an appropriate request for issuance or extension in accordance with the provisions of Section 2.2(b);

          (b) The representations and warranties set forth in Section 5 and in each of the other Credit Documents shall be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date);

          (c) There shall not have been commenced against any Credit Party an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, which involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded;

          (d) No Default or Event of Default shall exist and be continuing either prior to the making, Conversion or Extension of such Loan or the issuance or extension of such Letter of Credit or after giving effect thereto;

          (e) No material adverse change shall have occurred or become known since December 31, 1997 in the condition (financial or otherwise), business, assets, liabilities (actual or contingent), historical or projected revenues or cash flows, operations, material relationships, management or prospects of the Consolidated Parties taken as a whole; and

          (f) Immediately after giving effect to the making, Conversion or Extension of such Loan (and the application of the proceeds thereof) or to the issuance or extension of such Letter of Credit, as applicable, the aggregate principal amount of outstanding Revolving Loans and the aggregate amount of outstanding LOC Obligations shall not exceed any of the limitations applicable thereto set forth in Section 2.

The delivery of each Notice of Borrowing, each Notice of Extension/Conversion and each request for the issuance or extension of a Letter of Credit pursuant to
Section 2.2(b) shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c), (d), (e) and
(f) above.


                                      SECTION 5
                            REPRESENTATIONS AND WARRANTIES

     The Parent and the Borrower hereby represent, jointly and severally, to the Administrative Agent and each Lender that:

     5.1 FINANCIAL CONDITION. (a) The audited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of August 31, 1995, August 31, 1996 and August 31, 1997, and the audited consolidated and consolidating statements of earnings and statements of cash flows of the Borrower and its Subsidiaries for the years ended August 31, 1995, August 31, 1996 and August 31, 1997 have heretofore been furnished to each Lender. Such financial statements (including the notes thereto) (i) have been audited by Ernst & Young, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (iii) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods. The unaudited interim balance sheets of the Borrower and its Subsidiaries as at the end of, and the related unaudited interim statements of earnings and of cash flows for, each fiscal month and quarterly period ended after December 31, 1997 and prior to the Closing Date for which financial information is available have heretofore been furnished to each

Lender. Such interim financial statements for each such period (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except for the absence of footnotes, and (ii) present fairly the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods, except for recurring annual audit adjustments. During the period from December 31, 1997 to and including the Closing Date, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto. Except as disclosed in SCHEDULE 5.1, the balance sheets and the notes thereto included in the foregoing financial statements disclose all material liabilities, actual or contingent, of the Borrower and its Subsidiaries as of the dates thereof.

     (b) As of the Closing Date, the Consolidated Parties do not have any material liabilities, actual or contingent, or Preferred Stock except (i) as disclosed in the most recent interim balance sheet referred to in subsection (a) above, (ii) for items disclosed in SCHEDULE 5.1, (iii) for accounts payable incurred in the ordinary course of business consistent with past practice since the date of the most recent interim balance sheet referred to in subsection (a) above and not in violation of the Acquisition Agreement, (iv) Indebtedness under the Credit Documents and (v) Indebtedness set forth on Schedule 7.1.

     (c) The consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the most recent fiscal month prior to the Closing Date for which financial information is available, prepared on a pro forma basis giving effect to the consummation of the transactions contemplated by the Acquisition Agreement, has heretofore been furnished to each Lender. Such pro forma balance sheet has been prepared in good faith by the Borrower, is based on the best information available to the Borrower as of the date of delivery thereof, accurately reflects all material adjustments required to be made to give effect to the transactions contemplated by the Acquisition Agreement, including estimated purchase price accounting adjustments, and presents fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its Subsidiaries as of December 31, 1997, assuming that the transactions contemplated by the Acquisition Agreement had actually occurred on that date. None of the Consolidated Parties has any reason to believe that such pro forma balance sheet is misleading in any material respect in light of the circumstances existing at the time of the preparation thereof.

     (d) The financial statements delivered to the Lenders pursuant to Section 6.1(a) and (b), if any, (i) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.1(a) and (b)) and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements, if any) the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

     5.2 CERTAIN PAYMENTS. Except for dividends paid after the Closing Date as permitted under this Agreement, no dividends or other distributions have been declared, paid or made upon the Capital Stock of any Consolidated Party nor has any of the Capital Stock of any Consolidated Party been redeemed, retired, purchased or otherwise acquired for value.

     5.3 ORGANIZATION AND GOOD STANDING. Each of the Consolidated Parties (a) is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

     5.4 POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Each of the Credit Parties has the corporate or other necessary power and authority, and the legal right, to execute, deliver and perform the Operative Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder, and has taken all necessary corporate action to authorize the borrowings and other extensions of credit on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of the Operative Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with the borrowings or other extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of the Operative Documents to which such Credit Party is a party, except for (i) consents, authorizations, notices and filings disclosed in SCHEDULE 5.4, all of which have been obtained or made, and (ii) filings to perfect the Liens created by the Collateral Documents. This Agreement has been, and each other Operative Document to which any Credit Party is a party will be, duly executed and delivered on behalf of such Credit Party. This Agreement constitutes, and each other Operative Document to which any Credit Party or the Sellers is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Credit Party and, to the knowledge of the Credit Parties, of the Sellers, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     5.5 NO CONFLICTS. Neither the execution and delivery by any Credit Party of the Operative Documents to which it is a party, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Credit Party, nor the exercise of remedies by the Secured Parties under the Credit Documents, will (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws or other organizational or governing documents of such Person, (b) violate, contravene or conflict with any Requirement of Law (including Regulation U or Regulation X) applicable to it or its Properties, (c) violate, contravene or conflict with contractual provisions of, cause an event of default under, or give rise to material increased, additional, accelerated or guaranteed rights of any Person under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, or (d) result in or require the creation of any Lien (other than the Lien of the Collateral Documents) upon or with respect to its Properties.

     5.6 NO DEFAULT. As of the Closing Date, no Consolidated Party is in default in any respect under (a) any loan agreement, indenture, mortgage, security agreement or other agreement relating to Indebtedness or any other contract, lease, agreement or obligation to which it is a party or by which any of its Properties is bound which default could reasonably be expected to have a Material Adverse Effect or (b) the Laidlaw Bridge Agreement. As of the Closing Date, no Default or Event of Default has occurred or exists.

     5.7 ASSETS. As of the Closing Date, each Consolidated Party is the owner of, and has good and marketable title to, all of its respective assets and none of such assets is subject to any Lien, other than Permitted Liens, which could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, after giving effect to consummation of the transactions contemplated by the Acquisition Agreement, the Sellers and its Affiliates and their relatives (other than the Borrower and its Subsidiaries) do not own any Properties used, or which have been used in the year prior to the Closing Date, in the business of the Borrower and its Subsidiaries.

     5.8 LITIGATION. Except as disclosed in SCHEDULE 5.8, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending for which service of process or other written notice has been received or, to the knowledge of any Credit Party, threatened against or affecting any Consolidated Party which could reasonably be expected to have a Material Adverse Effect or which are pending or, to the knowledge of any Credit Party, threatened as of the Closing Date.

     5.9 TAXES. Each Consolidated Party has filed, or caused to be filed, all tax returns (including federal, state, local and foreign tax returns) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent, (ii) that are being contested in good faith and by proper proceedings diligently pursued, and against which adequate reserves are being maintained in accordance with GAAP or (iii) the failure of which to pay would not be reasonably expected to have a Material Adverse Effect. No Credit Party knows as of the Closing Date of any pending investigation of such party by any taxing authority or proposed tax assessments against it or any other Consolidated Party.

     5.10 COMPLIANCE WITH LAW. Each Consolidated Party is in compliance with all Requirements of Law (including Environmental Laws) applicable to it or to its Properties, except for any such failure to comply which could not reasonably be expected to have a Material Adverse Effect. No Requirement of Law could reasonably be expected to cause a Material Adverse Effect. To the knowledge of the Credit Parties, as of the Closing Date, none of the Consolidated Parties or any of their respective material Properties or assets is subject to or in default with respect to any judgment, writ, injunction, decree or order of any


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court or other Governmental Authority.  Except as disclosed in SCHEDULE 5.10, none of the Consolidated Parties has received any written communication prior to the Closing Date from any Governmental Authority that alleges that any of the Consolidated Parties is not in compliance in any material respect with any Requirement of Law, except for allegations that have been satisfactorily resolved and are no longer outstanding.

     5.11 ERISA. Except as disclosed in SCHEDULE 5.11 and except, with respect to any Plan or Multiemployer plan sponsored or contributed to by any ERISA Affiliate of the Sponsor, other than any Consolidated Party, to the extent any of the following would not, either individually or in the aggregate, result in a Material Adverse Effect:

          (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan and, to the knowledge of the Credit Parties, each Multiemployer Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

          (b) The actuarial present value of all "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan's most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.

          (c) Neither any Consolidated Party nor any ERISA Affiliate has incurred, or, to the knowledge of the Credit Parties, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither any Consolidated Party nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any Consolidated Party or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither any Consolidated Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.


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

          (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Consolidated Party or any ERISA Affiliate to any liability under Section 406, 409, 502(i) or 502(1) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability.

          (e) Neither any Consolidated Party nor any ERISA Affiliate has any material liability with respect to "expected post-retirement benefit obligations" within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601 through 609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects of such sections.

          (f) Neither the execution and delivery of this Agreement nor the consummation of the financing transactions contemplated hereunder will involve any transaction which is subject to the prohibitions of Sections 404, 406 or 407 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code. The representation by the Credit Parties in the preceding sentence is made in reliance upon and subject to the accuracy of the Lenders' representation in Section 10.15 with respect to their source of funds and is subject, in the event that the source of the funds used by the Lenders in connection with this transaction is an insurance company's general asset account, to the application of Prohibited Transaction Class Exemption 95-60, 60 Fed. Reg. 35,925 (1995), compliance with the regulations issued under Section 401(c)(1)(A) of ERISA, or the issuance of any other prohibited transaction exemption or similar relief, to the effect that assets in an insurance company's general asset account do not constitute assets of an "employee benefit plan" within the meaning of Section 3(3) of ERISA of a "plan" within the meaning of Section 4975(e)(1) of the Code.

     5.12 SUBSIDIARIES. SCHEDULE 5.12 sets forth a complete and accurate list as of the Closing Date of all Subsidiaries of the Borrower. SCHEDULE 5.12 sets forth as of the Closing Date the jurisdiction of incorporation of each such Subsidiary, the number of authorized shares of each class of Capital Stock of each such Subsidiary, the number of outstanding shares of each class of Capital Stock, the number and percentage of outstanding shares of each class of Capital Stock of each such Subsidiary owned (directly or indirectly) by any Person; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect to Capital Stock of each such Subsidiary. All the outstanding Capital Stock of each Subsidiary of the Borrower is validly issued, fully paid and non-assessable and, as of the Closing Date, is owned by the Borrower, directly or indirectly, free and clear of all Liens (other than those arising under the Collateral Documents). Other than as set forth in SCHEDULE 5.12, as of the Closing Date no such Subsidiary has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating


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

to, its Capital Stock. The Parent has no Subsidiaries, other than the Borrower and its Subsidiaries.

     5.13 GOVERNMENTAL REGULATIONS, ETC. (a) No part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation G or Regulation U, or for the purpose of purchasing or carrying or trading in any securities. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any "margin security" within the meaning of Regulation T. "Margin stock" within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Consolidated Parties. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, the Exchange Act or regulations issued pursuant thereto, or Regulation G, T, U or X.

     (b) No Consolidated Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, no Consolidated Party is (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, (ii) controlled by such a company, or (iii) a "holding company", a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     (c) No director, executive officer or principal holder of Capital Stock of any Consolidated Party is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms "director", "executive officer" and "principal shareholder" (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

     (d) Each Consolidated Party has obtained and holds in full force and effect all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the ownership of its respective Property and to the conduct of its respective businesses as presently conducted.

     (e) Each Consolidated Party is current with all material reports and documents, if any, required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

     5.14 PURPOSE OF LOANS AND LETTERS OF CREDIT. The proceeds of the Revolving Loans made on the Closing Date will be used solely (i) to fund a portion of the consideration paid


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pursuant to the Acquisition Agreement, (ii) to refinance the Sponsor Revolving
Loan, not in excess of $5,000,000, and (iii) to pay fees and expenses incurred in connection with the transactions contemplated by the Acquisition Agreement. The proceeds of the Revolving Loans made after the Closing Date will be used solely to provide for the working capital requirements of the Borrower and its Subsidiaries and for the general corporate purposes of the Borrower and its Subsidiaries, including Permitted Acquisitions. The Letters of Credit shall be used only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, reinsurance, domestic or international trade transactions and other obligations relating to transactions entered into by the Borrower and its Subsidiaries in the ordinary course of business.

     5.15 ENVIRONMENTAL MATTERS.  Except as disclosed in SCHEDULE 5.15:

          (a) Each of the facilities and properties currently or previously owned, leased or operated by the Consolidated Parties (the "COMPANY PROPERTIES") and all operations at the Company Properties are in material compliance with all applicable Environmental Laws, and there is no material violation of any Environmental Law with respect to the Company Properties or the businesses operated by the Consolidated Parties (the "BUSINESSES"), and there are no conditions or circumstances relating to the Businesses or Company Properties or any former facilities, properties or businesses of the Consolidated Parties that is reasonably likely to give rise to liability of any Consolidated Party under any applicable Environmental Laws or under any agreement or other instrument pursuant to which any Consolidated Party has agreed or is required to indemnify any Person against any such liability.

          (b) None of the Company Properties contains, or, to the Knowledge of the Borrower, has previously contained, any Materials of Environmental Concern at, on or under the Company Properties in amounts or concentrations that constitute or constituted a violation of, or is reasonably likely to give rise to liability of any Consolidated Party under, Environmental Laws or under any agreement or other instrument pursuant to which any Consolidated Party has agreed or is required to indemnify any Person against any such liability.

          (c) No Consolidated Party has received prior to the Closing Date any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Company Properties or the Businesses, nor does any Consolidated Party have knowledge or reason to believe as of the Closing Date that any such notice will be received or is being threatened.

          (d) Materials of Environmental Concern have not been transported or disposed of from the Company Properties, or generated, treated, stored or disposed of at, on or under any of the Company Properties or any other location, in each case by or on behalf of any Consolidated Party in violation of, or in a manner that is reasonably likely to give rise to liability of any Consolidated Party under, any applicable Environmental Law or under any agreement or other instrument pursuant


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

     to which any Consolidated Party has agreed or is required to indemnify any Person against any such liability.

          (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are there any consent decrees, consent orders, administrative orders, other decrees or orders or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Consolidated Parties, the Company Properties or the Businesses.

          (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Company Properties, or arising from or related to the operations (including disposal) of any Consolidated Party in connection with the Company Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that is reasonably likely to give rise to liability under Environmental Laws or under any agreement or other instrument pursuant to which any Consolidated Party has agreed or is required to indemnify any Person against any such liability.

     5.16 INTELLECTUAL PROPERTY.  Except as disclosed in SCHEDULE 5.16:

     (a) Each Consolidated Party owns, or has the legal right to use, all trademarks, tradenames, copyrights, service marks, proprietary techniques, patents, patent applications, trade secrets, technology, know-how and processes (the "INTELLECTUAL PROPERTY") necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. All material Intellectual Property owned by any Consolidated Party (is referred to herein as the "MATERIAL OWNED INTELLECTUAL PROPERTY") and all material Intellectual Property that any Consolidated Party has the right to use, but not ownership of "MATERIAL LICENSED INTELLECTUAL PROPERTY." The Material Owned Intellectual Property and the Material Licensed Intellectual Property is referred to collectively as the "MATERIAL INTELLECTUAL PROPERTY". SCHEDULE 5.16 sets forth a complete and accurate list as of the Closing Date of each of the Material Owned Intellectual Property and the Material Licensed Intellectual Property. None of the Consolidated Parties has granted any options, licenses or agreements of any kind relating to Material Intellectual Property.

     (b) No claim has been asserted and is pending by any Person challenging or questioning the use, ownership or enforceability of any Material Intellectual Property or the validity or effectiveness of any Material Intellectual Property, nor does any Credit Party know of any such claim, and to the Credit Parties' knowledge the use of the Material Intellectual Property by any Consolidated Party does not infringe on the rights of any Person. None of the Consolidated Parties is in breach of any material provision of any license, sublicense or other agreement which relates to any of the Material Licensed Intellectual Property, and none of the Consolidated Parties have taken any action which would impair or otherwise adversely affect its rights in any of the Material Intellectual Property. All the Material Owned Intellectual Property is valid and enforceable, except that, with respect to


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the applications to register any unregistered Intellectual Property (but not with respect to the underlying Intellectual Property rights that are the subject of such applications), the Credit Parties only represent and warrant that such applications are pending and in good standing all without challenge of any kind.

     (c) The Material Owned Intellectual Property has been maintained in confidence in accordance with protection procedures customarily used to protect rights of like importance. To the knowledge of the Credit Parties, all former and current members of management and key personnel of each Consolidated Party, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of any of the Material Owned Intellectual Property (collectively, "PERSONNEL"), have executed and delivered to such Consolidated Party a proprietary information agreement restricting such Person's right to disclose proprietary information of the Consolidated Parties and their respective clients. All former and current Personnel, either (A) have been party to a "work-for-hire" arrangement or agreement with the Consolidated Parties, in accordance with applicable Federal and state law, that has accorded the Consolidated Parties full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (B) have executed appropriate instruments of assignment in favor of the Consolidated Parties as assignee that have conveyed to the Consolidated Parties full, effective and exclusive ownership of all tangible and intangible property thereby arising. No former or current Personnel have any claim against the Consolidated Parties in connection with such Person's involvement in the conception and development of any Intellectual Property and no such claim has been asserted or is threatened. None of the current officers and employees of any of the Consolidated Parties have any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by any of the Consolidated Parties in the furtherance of its business operations, which patents or applications have not been assigned to the Consolidated Parties, with such assignment duly recorded in the United States Patent Office.

     5.17 SOLVENCY. Each Credit Party is and, after consummation of the transactions contemplated by this Agreement (including the transactions contemplated by the Acquisition Agreement), will be Solvent. The total amount of any distributions paid by the Borrower in connection with the transactions contemplated by the Acquisition Agreement will not exceed the aggregate amount of funds of the Borrower legally available therefor at the time of consummation of the Acquisition.

     5.18 INVESTMENTS. All Investments of any Consolidated Party are Permitted Investments.

     5.19 LOCATION OF COLLATERAL. SCHEDULE 5.19(A) sets forth a complete and accurate list as of the Closing Date of (i) each real property owned by the Consolidated Parties and (ii) each real property leased by the Consolidated Parties for which annual rental payments exceed $50,000, in each case with street address, county, state and country where located. Set forth on SCHEDULE 5.19(B) is a complete and accurate list as of the Closing Date of all real property asset in which any Credit Party has a fee interest and/or leasehold interest with street address, county, state and country where located. Set forth on SCHEDULE 5.19(C) is a complete and accurate list as of the Closing Date of all locations where any tangible personal


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property of a Credit Party is located, including county and state where located.
Set forth on SCHEDULE 5.19(D) is the chief executive office and principal place of business of each Consolidated Party as of the Closing Date.

     5.20 DISCLOSURE. Neither this Agreement nor any financial statements delivered to the Lenders pursuant hereto nor any other document or certificate furnished to the Lenders in writing by or on behalf of any Consolidated Party in connection with the transactions contemplated hereby (other than final projections) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading. All financial projections that have been made available to the Administrative Agent or the Lenders by any Consolidated Party or any representatives thereof in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Consolidated Parties to be reasonable.

     5.21 NO BURDENSOME RESTRICTIONS; MATERIAL AGREEMENTS. No Consolidated Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. SCHEDULE 5.21 sets forth a complete and accurate list as of the Closing Date of each agreement, contract, lease, license, commitment or other instrument to which any Consolidated Party is a party or by which it or any of its Properties are or may be bound, after giving effect to the transactions contemplated by the Acquisition Agreement, the loss of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (collectively, the "MATERIAL CONTRACTS").

     (b) Except as set forth in SCHEDULE 5.21, as of the Closing Date, after giving effect to the transactions contemplated by the Acquisition Agreement, each Material Contract will be in all material respects valid, binding and in full force and effect and will be enforceable by the Borrower or the Subsidiary of the Borrower which is a party thereto in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles (whether in equity or at law). Except as set forth in
SCHEDULE 5.21, as of the Closing Date, after giving effect to the transactions contemplated by the Acquisition Agreement, each of the Borrower and the Subsidiaries will have performed in all material respects all obligations required to be performed by it to date under the Material Contracts and it will not be (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Credit Parties, no other party to any of the Material Contracts will be (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. As of the Closing Date, after giving effect to the transactions contemplated by the Acquisition Agreement, neither the Borrower nor any of the Subsidiaries, nor, to the knowledge of the Borrower, any other party to any Material Contract, will have given notice of termination of, or taken any action inconsistent with the continuation of, any Material Contract. As of the Closing Date, after giving effect to the transactions contemplated by the Acquisition Agreement, none of such other parties will have any presently exercisable right to terminate any Material Contract for any reason, including as a result of the execution, delivery or performance of the Operative Documents, the collateral assignment of such


                                          69
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Material Contract to the Administrative Agent on behalf of the Lenders or the consummation of the transactions contemplated by the Acquisition Agreement, except as set forth on SCHEDULE 5.21.

     (c) As of the Closing Date, none of the Consolidated Parties has any knowledge of any actual or threatened materially adverse change in the relationship between any Consolidated Party and any material customer, supplier distributor or other party with whom such Consolidated Party does business, whether as a result of the transactions contemplated by the Acquisition Agreement or otherwise.

     5.22 BROKERS' FEES. No Consolidated Party has any obligation to any Person in respect of any finder's, broker's, investment banking or other similar fee in connection with any of the transactions contemplated by the Acquisition Agreement.

     5.23 LABOR MATTERS. Except as disclosed in SCHEDULE 5.23, there are no collective bargaining agreements or Multiemployer Plans covering the employees of a Consolidated Party as of the Closing Date and none of the Consolidated Parties has suffered any strike, walkout, work stoppage, unfair labor practice complaint or other material labor difficulty within the five years prior to the Closing Date. To the knowledge of the Credit Parties, as of the Closing Date, no union representation question exists with respect to the employees of the Consolidated Parties and no union organizing activities are taking place. The hours worked by and payments made to employees of the Consolidated Parties have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Consolidated Party, or for which any claim may be made against any Consolidated Party, on account of wages, employee health and welfare insurance or other benefits, have been paid or accrued as a liability on the books of the Consolidated Parties. The consummation of the transactions contemplated by the Acquisition Agreement will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Consolidated Party is bound.

     5.24 NATURE OF BUSINESS. As of the Closing Date, the Consolidated Parties are engaged in the business of managing and marketing coal combustion by-products and other by-products.

     5.25 REPRESENTATIONS AND WARRANTIES FROM OTHER AGREEMENTS. As of the Closing Date, each of the representations and warranties made in the Acquisition Agreement by the parties thereto is true and correct in all material respects and each of the representations and warranties made by any Consolidated Party in any of the other Operative Documents is true and correct in all material respects.

     5.26 SECURITY DOCUMENTS. (a) The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable first priority security interest in the Collateral (as defined in the Security Agreement), other than Real Estate (as defined in the Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and the Pledged Securities are delivered to the Administrative


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Agent, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected under
Article 8 or 9 of the Uniform Commercial Code, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

     (b) When the Assignment of Patents and Trademarks, substantially in the form of Exhibit A to the Security Agreement, is filed in the United States Patent and Trademark Office and the Assignment of Copyrights, substantially in the form of Exhibit B to the Security Agreement, is filed in the United States Copyright Office, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property covered in the Security Agreement, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the grantors after the Closing Date).

     (c) The Administrative Agent, for the ratable benefit of the Secured Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Administrative Agent of continuation statements to the extent required by the Uniform Commercial Code, the Collateral Documents will at all times constitute a valid and continuing lien of record and first priority perfected security interest in all the Collateral referred to therein, except as priority may be affected by Permitted Liens. No filings or recordings are required in order to perfect the security interests created under the Collateral Documents, except for filings or recordings listed on SCHEDULE 5.26(C).

     5.27 TRANSACTIONS WITH AFFILIATES. Except as set forth in SCHEDULE 5.27 and except for agreements and arrangements among the Borrower and its Wholly Owned Subsidiaries or among Wholly Owned Subsidiaries of the Borrower, neither the Borrower nor any of its Subsidiaries will be, immediately after giving effect to the transactions contemplated by the Acquisition Agreement on the Closing Date, a party to or engaged in any transaction with, and none of the properties and assets of the Borrower or any of its Subsidiaries will be, immediately after giving effect to the transactions contemplated by the Acquisition Agreement on the Closing Date, subject to or bound by any agreement or arrangement with, (a) any Affiliate of any Consolidated Party, (b) the Sellers or any of its Affiliates or (c) the Sponsor or any of its Affiliates.

     5.28 OWNERSHIP. (a) The authorized Capital Stock of the Parent consists of (i) 500,000 shares of the common stock, $0.01 par value, of which 495,000 shares are issued and outstanding on Closing Date after giving effect to the transactions contemplated by the Acquisition Agreement on the Closing Date, and
(ii) 35,000 shares of Series A Preferred Stock and 35,050 shares of Series B Preferred Stock, all of which are outstanding. All of the outstanding shares of the common stock of the Parent and the Borrower have been duly and validly authorized and issued, are fully paid and nonassessable, and were not issued in violation of the preemptive rights of any stockholder. The Parent owns good, valid and marketable title to all the outstanding common stock of the Borrower, free and clear of all Liens of every kind, whether absolute, matured, contingent or otherwise, other than those


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arising under the Collateral Documents.  Other than as set forth on SCHEDULE
5.28, as of the Closing Date, the Borrower has no outstanding securities convertible into or exchangeable for its Capital Stock, no outstanding rights to subscribe for or purchase its Capital Stock, no outstanding options for the purchase of its Capital Stock, no agreements providing for the issuance (contingent or otherwise) of its Capital Stock, no incentive units, phantom stock or similar arrangements and no calls, commitments or claims of any character relating to its Capital Stock. Except as set forth on SCHEDULE 5.28, there are no shareholders agreements or other agreements pertaining to the Parent's beneficial ownership of the common stock of the Borrower, including any agreement that would restrict the Parent's right to dispose of such common stock and/or its right to vote such common stock.

     (b) SCHEDULE 5.28 sets forth a true and accurate list as of the Closing Date of each holder of Capital Stock of the Parent or the Borrower, indicating the name of each such holder and the Capital Stock held by each such Person. Except as set forth on SCHEDULE 5.28, there are no shareholders agreements or other agreements pertaining to the Sponsor Group's beneficial ownership of the common stock of the Parent, including any agreement that would restrict the Sponsor Group's right to dispose of such common stock and/or its right to vote such common stock.

     5.29 INSURANCE. The Consolidated Parties maintain policies of fire and casualty, liability, business interruption and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are in accordance with normal industry practice for the business and assets of the Consolidated Parties. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any prior period under comprehensive general liability and workmen's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The activities and operations of the Consolidated Parties have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. SCHEDULE 5.29 sets forth the insurance coverage of the Consolidated Parties by carrier, policy number, expiration date, type and amount as of the Closing Date.

     5.30 CERTAIN TRANSACTIONS. (a) On the Closing Date, (i) the Acquisition Agreement shall not have been amended or modified, nor any condition thereof waived by the Parent, without the prior written consent of the Administrative Agent, (ii) all conditions to the obligations of the Parent to consummate the transactions contemplated by the Acquisition Agreement shall have been satisfied, (iii) all funds advanced on the Closing Date by the Lenders will be used in accordance with Section 5.14 and (iv) the transactions contemplated by the Acquisition Agreement will be consummated in accordance with the Acquisition Agreement and all applicable Requirements of Law.

     (b) On the Closing Date, the Laidlaw Bridge Agreement shall not have been amended or modified, nor any condition thereof waived by the Parent in a manner adverse in any material respect to the rights or interests of the Lenders.


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     (c)  On the Closing Date, the CVC Subscription Agreement shall not have been amended or modified, nor any condition thereof waived by the Parent in a manner adverse in any material respect to the rights or interests of the Lenders.

     (d) On the Closing Date, the Subordinated Note shall not have been amended or modified, nor any condition thereof waived by the Parent in a manner adverse in any material respect to the rights or interests of the Lenders.

     5.31 LICENSES. SCHEDULE 5.31 contains a true and complete list of all Licenses (including, without limitation, any issued by the Federal Highway Administration or by the Department of Transportation) used in and material to the business or operations of the Consolidated Parties, setting forth the owner, the function and the expiration and renewal date of each. Except as disclosed on SCHEDULE 3.31 OF THE DISCLOSURE SCHEDULE:

          (a) the Consolidated Parties own or validly hold all Licenses that are material to their respective business or operations;

          (b) each License listed on SCHEDULE 5.31 is valid, binding and in full force and effect; and

          (c) no Consolidated Party is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.


                                      SECTION 6
                                AFFIRMATIVE COVENANTS

     The Parent and the Borrower hereby covenant and agree, jointly and severally, that so long as this Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding and until all of the Commitments hereunder shall have terminated and all Letters of Credit shall have expired or been cancelled:

     6.1 INFORMATION COVENANTS. The Borrower will furnish, or cause to be furnished, to the Administrative Agent and each of the Lenders:

          (a) ANNUAL FINANCIAL STATEMENTS. As soon as available, and in any event within 90 days after the end of each fiscal year of the Parent, a consolidated and consolidating balance sheet and income statement of the Parent and its Consolidated Subsidiaries, as of the end of such fiscal year, together with related consolidated and consolidating statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated and consolidating figures for the preceding fiscal year, all such financial statements to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified or limited in any material respect) to the effect that such financial statements have been prepared in


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     accordance with GAAP and fairly present the consolidated financial position and consolidated results of operations and cash flows of the Parent and its Consolidated Subsidiaries in accordance with GAAP consistently applied (except for changes with which such accountants concur).

          (b) MONTHLY FINANCIAL STATEMENTS. As soon as available, and in any event within 45 days after the end of each month in each fiscal year of the Parent, a consolidated and consolidating balance sheet of the Parent and its Consolidated Subsidiaries as of the end of such month, together with related consolidated and consolidating statements of operations and retained earnings and of cash flows for such month and the then elapsed portion of such fiscal year, setting forth in comparative form consolidated and consolidating figures for the corresponding period of the preceding fiscal year, all such financial statements to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of the chief financial officer of the Parent to the effect that such monthly financial statements have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position and consolidated results of operations and cash flows of the Parent and its Consolidated Subsidiaries in accordance with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments.

          (c) OFFICER'S CERTIFICATE. At the time of delivery of the financial statements provided for in Sections 6.1(a) and 6.1(b) above, a certificate of the chief financial officer of the Borrower substantially in the form of EXHIBIT N (i) demonstrating compliance with the financial covenants contained in Section 7.19 by calculation thereof as of the end of each such fiscal period, (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (iii) stating whether, since the date of the most recent financial statements delivered hereunder, there has been any material change in the generally accepted accounting principles applied in the preparation of the financial statements of the Parent and its Consolidated Subsidiaries, and, if so, describing such change.

          (d) ANNUAL BUSINESS PLAN AND BUDGETS. At least 30 days prior to the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 1998, an annual business plan and budget of the Borrower and its Consolidated Subsidiaries containing, among other things, projected financial statements for the next fiscal year.

          (e) COMPLIANCE WITH CERTAIN PROVISIONS OF THIS AGREEMENT. Within 90 days after the end of each fiscal year of the Borrower, a certificate containing information regarding the amount of Net Cash Proceeds from Asset Disposition (other than Excluded Asset Dispositions), Debt Issuances (other than Excluded Debt Issuances) and Equity Issuances (other than Excluded Equity Issuances) that were made during the prior fiscal year.


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          (f)    ACCOUNTANT'S CERTIFICATE.  Within the period for delivery of the annual financial statements provided for in Section 6.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Agreement and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default and, if any such Default or Event of Default exists, specifying the nature and extent thereof as it relates to accounting matters.

          (g) AUDITOR'S REPORTS. Promptly upon receipt thereof, a copy of any other report or "management letter" submitted by independent accountants to any Consolidated Party in connection with any annual, interim or special audit of the books of such Consolidated Party.

          (h) REPORTS. Promptly upon transmission or receipt thereof, (i) copies of all filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as any Consolidated Party shall send to its shareholders or to a holder of any Indebtedness owed by any Consolidated Party in its capacity as such a holder and (ii) upon the request of the Administrative Agent or the Required Lenders, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

          (i) NOTICES. Upon obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent immediately of (i) the occurrence of any event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) the occurrence of any of the following with respect to any Consolidated Party: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined could reasonably be expected to have a Material Adverse Effect; or (B) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility (direct or indirect) for violation, or alleged violation of any federal, state or local law, rule or regulation, including Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect.

          (j) ERISA. The Borrower will give written notice to the Administrative Agent promptly (and in any event within five (5) Business
     Days) after any officer of any Consolidated Party obtains knowledge thereof of: (i) any event or condition, including any Reportable Event, that constitutes, or is reasonably likely to lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title


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

     IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any Consolidated Party or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition or notice and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower with respect thereto. Promptly upon request, the Consolidated Parties shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA) as to any Plan maintained by them.

          (k)    ENVIRONMENTAL.

                 (i) Upon the written request of the Administrative Agent, if the Administrative Agent has determined (in the exercise of its reasonable good faith discretion) that Materials of Environmental Concern may exist on any Company Properties in amounts or concentrations that are reasonably likely to give rise to liability of any Consolidated Party under Environmental Laws or that a material violation of Environmental Laws at Company Properties may exist, then the Consolidated Parties will furnish or cause to be furnished to the Administrative Agent, at the expense of the Borrower, a report of an environmental assessment of reasonable scope, form and depth (including, where appropriate, invasive soil or groundwater sampling) by a consultant acceptable to the Administrative Agent as to the nature and extent of the presence of any Materials of Environmental Concern on any Company Properties and as to the compliance by any Consolidated Party with Environmental Laws at the Company Properties. If any Consolidated Party fails to deliver such an environmental report within seventy-five (75) days after receipt of such written request, then the Administrative Agent may arrange for the same, and the Parent and the Borrower hereby grant, and agree to cause the other Consolidated Parties to grant, to the Administrative Agent and their representatives access to the Company Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged by the Administrative Agent pursuant to this provision shall be payable by the Borrower on demand and shall be added to the obligations secured by the Collateral Documents.

                 (ii) The Consolidated Parties will conduct and complete all investigations, studies, sampling, and testing and all remedial, removal and other actions necessary to address all Materials of Environmental Concern on,


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

          from or affecting any of the Company Properties to the extent necessary to be in compliance with all Environmental Laws and with the validly issued orders and directives of all Governmental Authorities with jurisdiction over the Company Properties to the extent any failure to take the foregoing actions could reasonably be expected to have a Material Adverse Effect. The Borrower acknowledges and agrees that if any Consolidated Party fails to perform any of the actions required under this Section 6.1(l)(ii), the Administrative Agent shall have the right (but not the obligation) to do so for such Consolidated Party. The Borrower further acknowledges and agrees that if any Consolidated Party fails to cooperate (E.G., by allowing access to any premises or permitting the drilling of core samples, etc.), the Administrative Agent and the Lenders will not have an adequate remedy at law.

          (l) ADDITIONAL PATENTS AND TRADEMARKS. At the time of delivery of the financial statements and reports provided for in Section 6.1(a), a report signed by the chief financial officer of the Borrower setting forth
     (i) a list of registration numbers for all patents, trademarks, service marks, tradenames and copyrights awarded to any Consolidated Party since the last day of the immediately preceding fiscal year of the Borrower and
     (ii) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Consolidated Party since the last day of the immediately preceding fiscal year and the status of each such application, all in such form as shall be reasonably satisfactory to the Administrative Agent.

          (m) OTHER INFORMATION. With reasonable promptness upon request therefor, such other information regarding the business, properties or financial condition of any Consolidated Party as the Administrative Agent or the Required Lenders may reasonably request.

     6.2 PRESERVATION OF EXISTENCE AND FRANCHISES. Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 7.4 or Section 7.5, each of the Consolidated Parties will do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority except, solely with respect to the franchises and authority of each of the Consolidated Parties, as could reasonably be expected not to have a Material Adverse Effect.

     6.3 BOOKS AND RECORDS. Each of the Consolidated Parties will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

     6.4 COMPLIANCE WITH LAW. Each of the Consolidated Parties will comply with all Requirements of Law applicable to it and its Properties to the extent that noncompliance with any such Requirement of Law could reasonably be expected to have a Material Adverse Effect.

     6.5 PAYMENT OF TAXES AND OTHER INDEBTEDNESS. Each of the Consolidated Parties will pay and discharge (a) all taxes, assessments and other governmental charges or levies


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imposed upon it, or upon its income or profits, or upon any of its Properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its Properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; PROVIDED, HOWEVER, that no Consolidated Party shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings diligently pursued and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment
(i) could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) could reasonably be expected to have a Material Adverse Effect.

     6.6 INSURANCE; CERTAIN PROCEEDS. (a) Each of the Consolidated Parties will at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (or as are otherwise required by the Collateral Documents). The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, with respect to all such property and casualty policy and additional insured with respect to all such other policies (other than workers' compensation and employee health policies), and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Consolidated Parties under such policies directly to the Administrative Agent (which agreement shall be evidenced by a "standard" or "New York" lender's loss payable endorsement in the name of the Administrative Agent on Accord Form 27) and that it will give the Administrative Agent thirty (30) days' prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Consolidated Party or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies.


     (b) In case of any Casualty or Condemnation with respect to any Property of any Consolidated Party or any part thereof, the Borrower shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage, destruction or taking. In such case, the Borrower shall, or shall cause such Consolidated Party to, promptly repair, restore or replace the Property of such Consolidated Party (or part thereof) which was subject to such Casualty or Condemnation, at such Consolidated Party's cost and expense, whether or not the Insurance Proceeds or Condemnation Award, if any, received on account of such event shall be sufficient for that purpose; PROVIDED, HOWEVER, that such Property need not be repaired, restored or replaced to the extent the failure to make such repair, restoration or replacement (i)(A) is desirable to the proper conduct of the business of such Consolidated Party in the ordinary course and otherwise in the best interest of such Consolidated Party and (B) would not materially impair the rights and benefits of the Administrative Agent or the Secured Parties under the Collateral Documents or any other Credit Document or (ii) the failure to repair, restore or replace the Property is attributable to the application of the Insurance Proceeds from such Casualty or the Condemnation Award from such Condemnation to payment of the Credit


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Obligations in accordance with the following provisions of this Section 6.6(b).
In the event a Consolidated Party shall receive any Insurance Proceeds from a Casualty or Condemnation Award from a Condemnation, such Consolidated Party will immediately pay over such proceeds to the Administrative Agent, for payment of the Credit Obligations in accordance with Section 3.3(b) or, if such funds constitute Reinvestment Funds, to be held by the Administrative Agent. The Administrative Agent agrees to release such Insurance Proceeds or Condemnation Awards to the Borrower upon its request and as needed from time to time to pay for the repair, restoration or replacement of the portion of the Property subject to such Casualty or Condemnation if, but only if, the conditions set forth in the definition of "Reinvestment Funds" are satisfied at the time of such request.

     (c) In connection with the covenants set forth in this Section 6.6, it is understood and agreed that:

          (i) none of the Administrative Agent, the Lenders or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this
     Section 6.6, it being understood that (A) the Consolidated Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each of the Parent and the Borrower hereby agrees to, and to cause each of the Consolidated Parties to, waive its right of recovery, if any, against the Administrative Agent, the Lenders and their agents and employees, to the extent permitted by law;

          (ii) the Consolidated Parties will permit an insurance consultant retained by the Administrative Agent, at the expense of the Borrower, to review from time to time the insurance policies maintained by the Consolidated Parties annually or upon the occurrence of an Event of Default; and

          (iii) the Required Lenders shall have the right from time to time to require the Consolidated Parties to keep other insurance in such form and amount as the Administrative Agent or the Required Lenders may reasonably request; PROVIDED that such insurance shall be obtainable on commercially reasonable terms; and PROVIDED FURTHER that the designation of any form, type or amount of insurance coverage by the Administrative Agent or the Required Lenders under this Section 6.6 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of the Consolidated Parties or the protection of their properties.

     6.7 MAINTENANCE OF PROPERTY. Each of the Consolidated Parties will maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and Casualty and Condemnation excepted, and will make, or cause to be made, as to such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and


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improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

     6.8 USE OF PROCEEDS. The Borrower will use the proceeds of the Loans and will use the Letters of Credit solely for the purposes set forth in Section 5.14.

     6.9 AUDITS/INSPECTIONS. Upon reasonable notice and during normal business hours, each of the Consolidated Parties will permit representatives appointed by the Administrative Agent or the Required Lenders, including independent accountants, agents, employees, attorneys and appraisers, to visit and inspect its Property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representatives obtain and shall permit the Administrative Agent or such representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees, independent accountants, attorneys and representatives of the Consolidated Parties. Each of the Parent and the Borrower agrees that the Administrative Agent, and its representatives, may conduct an audit of the Collateral, at the expense of the Borrower, annually or upon the occurrence of an Event of Default. Each of the Parent and the Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by it at any time during the term of this Agreement to exhibit and deliver to the Administrative Agent and the Lenders copies of any of the financial statements, trial balances or other accounting records of any sort of the Consolidated Parties in the accountant's or auditor's possession, and to disclose to the Administrative Agent and the Lenders any information they may have concerning the financial status and business operation of the Consolidated Parties. Each of the Parent and the Borrower hereby irrevocably authorizes all federal, state and municipal authorities to furnish to the Lenders copies of reports or examinations relating to the Consolidated Parties, whether made by any Consolidated Party or otherwise.

     6.10 ADDITIONAL CREDIT PARTIES. As soon as practicable and in any event within (i) thirty (30) days after any Person becomes a direct or indirect Subsidiary of any Credit Party or (ii) ten (10) days after the date hereof as to clause (b) of this Section 6.10 in connection with the pledge of the Capital Stock of Pozzolanic N.W. FCS, Inc., the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall (a) if such Person is a Domestic Subsidiary of a Credit Party, cause such Person to execute a Joinder Agreement, (b) if such Person is a Subsidiary of a Credit Party (except if such Person is a Foreign Subsidiary which is not a direct Foreign Subsidiary of any Credit Party), cause 100% (or 65% if such Person is a direct Foreign Subsidiary of a Credit Party for so long as the pledge of any greater percentage would have adverse tax consequences to the Credit Parties) of the Capital Stock of such Person to be delivered to the Administrative Agent, together with undated stock powers signed in blank (unless, with respect to a direct Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person), and to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the Collateral Documents, subject only to Permitted Liens, (c) if such Person owns or leases any real property located in the United States of America or, to the extent


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

deemed to be material by the Administrative Agent or the Required Lenders in its or their sole reasonable discretion, located elsewhere, cause such Person to deliver to the Administrative Agent with respect to such real property (as required pursuant to Section 6.14) (other than immaterial leased properties) documents, instruments and other items of the types required to be delivered pursuant to Section 6.14, all in form, content and scope satisfactory to the Administrative Agent, and (d) cause such Person to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including appropriate UCC-1 financing statements, environmental reports, landlord's waivers, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent's liens thereunder), all in form, content and scope reasonably satisfactory to the Administrative Agent.

     6.11 PLEDGED ASSETS. (a) Each of the Consolidated Parties will cause, subject to the requirements of Section 6.14, (i) all of its owned real properties and personal property located in the United States, (ii) to the extent deemed to be material by the Administrative Agent or the Required Lenders in its or their sole reasonable discretion, all of its other owned real properties and personal property and (iii) all of its leased real properties located in the United States (other than immaterial lease properties) to be subject at all times to first priority, perfected and, in the case of real property (whether leased or owned), title insured Liens in favor of the Administrative Agent pursuant to the Collateral Documents, subject in each case only to Permitted Liens. With respect to any real property (whether leased or owned) located in the United States of America acquired or leased by any Consolidated Party subsequent to the Closing Date, such Person will cause to be delivered to the Administrative Agent with respect to such real property (as required pursuant to Section 6.14) (other than immaterial leased properties) documents, instruments and other items of the types required to be delivered pursuant to Section 6.14, all in form, content and scope satisfactory to the Administrative Agent. In furtherance of the foregoing terms of this Section 6.11, the Borrower agrees to promptly provide the Administrative Agent with written notice of the acquisition by any Consolidated Party of any real property located in the United States of America having a market value greater than $50,000 or the entering into a lease by any Consolidated Party of any real property located in the United States of America for annual rent of $5,000 or more, setting forth in reasonable detail the location and a description of the asset(s) so acquired or leased. Without limiting the generality of the foregoing, the Credit Parties will cause 100% of the Capital Stock of each of their direct and indirect Subsidiaries (or 65% of such Capital Stock if such subsidiary is a direct Foreign Subsidiary for so long as the pledge of any greater percentage could have adverse tax consequences to the Credit Parties), excluding the Capital Stock of any Foreign Subsidiary which is not a direct Foreign Subsidiary of any Credit Party, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents.

     (b) If, subsequent to the Closing Date, a Credit Party shall acquire any Intellectual Property, securities, instruments, chattel paper or other personal property required to be delivered to the Administrative Agent as Collateral hereunder or under any of the Collateral Documents, the Borrower shall promptly (and in any event within three (3) Business Days


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after any officer of any Credit Party acquires knowledge of the same) notify the
Administrative Agent of the same. Each of the Credit Parties shall adhere to the covenants regarding the location of personal property as set forth in the Security Agreement.

     6.12 INTEREST RATE PROTECTION AGREEMENTS. In the event the Senior Notes are not issued pursuant to the Senior Note Agreement, within 90 days after the Closing date, the Borrower will enter into and thereafter maintain in full force and effect Interest Rate Protection Agreements at rates and on terms satisfactory to the Administrative Agent, the effect of which shall be to fix or limit the interest that would be payable in connection with Loans (whether or not such Loans are then outstanding) in the principal amount of not less than $21,000,000 for a period expiring no earlier than 60 months after the Closing Date. The Borrower will promptly deliver evidence of the execution and delivery of such Interest Rate Protection Agreements to the Administrative Agent.

     6.13 SENIOR NOTES. In the event the Borrower enters into the Senior Note Agreement, such Agreement shall be (i) on terms that are satisfactory to the Required Lenders, in their reasonable discretion, consistent with commercially customary terms, (ii) the Borrower shall execute the Senior Notes on terms that are satisfactory to the Required Lenders, in their reasonable discretion, (iii) the Administrative Agent shall receive a copy, certified by an officer of the Borrower as true and complete, of the Senior Note Agreement and each of the Senior Notes as originally executed and delivered and (iv) the Borrower shall receive cash proceeds from the sale of Senior Notes in an aggregate principal amount of not less than $100,000,000.

     6.14 REAL PROPERTY COLLATERAL. The Borrower will within sixty (60) days after the Administrative Agent's request, which request the Administrative Agent may make at any time in its sole discretion, either (x) prior to the issuance of the Senior Notes, upon the occurrence of a Default, (y) after the issuance of the Senior Notes, upon the occurrence of a Default or (y) in the event the Senior Notes are not issued, upon an Event of Default, to the extent not cured or waived, deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent:

          (a) for each fee interest or leasehold interest of any Consolidated Party in a real property asset, or in the case of subclause
     (y) above, each fee interest of any Consolidated Party in a real property asset with an appraised value in excess of $250,000, it being understood that the Borrower shall deliver, at the Borrowers expense, a appraisal of any such real property reasonably requested by the Administrative Agent, a fully executed and notarized mortgage, deed of trust or deed to secure debt in substantially the form agreed by the Borrower and the Administrative Agent within 15 days after such request by the Administrative Agent (each, as the same may be amended, modified, restated or supplemented from time to time, a "MORTGAGE INSTRUMENT" and collectively the "MORTGAGE INSTRUMENTS") encumbering such fee interest or leasehold interest (each a "MORTGAGED PROPERTY" and collectively the "MORTGAGED PROPERTIES");

          (b) for each real property encumbered by a Mortgage Instrument, a title report obtained by the Credit Parties in respect of each of the Mortgaged Properties;


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

          (c) in the case of each Mortgaged Property, (i) maps or plats of an as-built survey of the sites of the real property covered by the Mortgaged Instruments, (ii) title insurance policies, (iii) flood hazard insurance, (iv) evidence of zoning and (v) any other document, certificate or report requested by the Administrative Agent, in its reasonable discretion; and

          (d) in the case of each real property leasehold encumbered by a Mortgage Instrument, to the extent permitted by the applicable lease, evidence that the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance satisfactory to the Administrative Agent, has been or will be recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, so as to enable the Mortgage Instrument encumbering such leasehold interest to effectively create a valid and enforceable first priority lien (subject to Permitted Liens) on such leasehold interest in favor of the Administrative Agent (or such other Person as may be required or desired under local law) for the benefit of the Secured Parties.

     6.15 POST-CLOSING CONDITIONS. (a) Within 15 days of the Closing Date, the Borrower will deliver or cause to be delivered to the Administrative Agent the financial statements required to be delivered pursuant to Section 4.1(c)(i)(A),
(ii) and (vi) for the Borrower and its Subsidiaries for the fiscal years ended December 31, of each of 1995 and 1996 and the period from January 1, 1997 to October 14, 1997 and from October 15, 1997 to December 31, 1997.

     (b) Within 30 days of the Closing Date, the Borrower shall cause itself to be (i) reinstated to do business in the State of Utah and (ii) qualified to do business in the State of New Jersey to the extent necessary to the business of the Borrower or any of its Subsidiaries or to the extent the absence of qualification could result in a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole.

     (c) Within 90 days of the Closing Date, the Borrower will use its best efforts to provide the Administrative Agent legal descriptions of all real property, either owned or leased by any Consolidated Party with respect to filing UCC Financing Statements relating to owned personal property of any Consolidated Party deemed a fixture to such real property.

                                      SECTION 7
                                  NEGATIVE COVENANTS

     The Parent and the Borrower hereby covenant and agree, jointly and severally, that so long as this Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding and until all of the Commitments hereunder shall have terminated and all Letters of Credit shall have expired or been cancelled:

     7.1 INDEBTEDNESS. None of the Consolidated Parties will contract, create, incur, assume or permit to exist any Indebtedness, except:



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          (a)    Indebtedness arising under this Agreement and the other Credit
     Documents;

          (b) Indebtedness of the Borrower and its Subsidiaries in existence on the Closing Date to the extent disclosed in SCHEDULE 7.1;

          (c) purchase money Indebtedness (including Capital Leases) incurred by the Borrower or any of its Subsidiaries after the Closing Date to finance the purchase of fixed assets acquired after the Closing Date; PROVIDED that (i) the total of all such Indebtedness for the Borrower and its Subsidiaries taken together shall not exceed an aggregate principal amount of $500,000 at any time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;
     (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing or on terms or conditions more favorable in any respect to the holders thereof than the terms and conditions in effect at the time of such refinancing; and (iv) such Indebtedness is issued and any Liens securing such Indebtedness are created at the time of, or within 90 days after, the acquisition of such assets and such Indebtedness is not secured by a Lien on any other assets; PROVIDED, FURTHER, that the Borrower may incur, purchase money Indebtedness after the Closing Date to finance a Permitted Acquisition; PROVIDED that (i) the total of all such Indebtedness for the Borrower shall not exceed an aggregate principal amount of $2,500,000 and
     (ii) such Indebtedness shall be unsecured.

          (d) Indebtedness of the Borrower or any of its Subsidiaries in respect of Interest Rate Protection Agreements, if any, entered into in order to limit exposure to floating rate indebtedness of the Borrower or any of its Subsidiaries and not for speculative purposes;

          (e) intercompany Indebtedness of any Subsidiaries of the Borrower arising out of loans and advances permitted under Section 7.6;

          (f) Indebtedness arising under the Senior Note Agreement and the Senior Notes (but not including any renewal, refinancing or extension thereof);

          (g) Indebtedness created pursuant to the Laidlaw Bridge Agreement and evidenced by the Laidlaw Bridge Note (including any renewal, refinancing or extension thereof, to the extent that any such renewal, refinancing or extension of the Laidlaw Bridge Agreement or the Laidlaw Bridge Note is (i) on the same terms and conditions as the Laidlaw Bridge Agreement and the Laidlaw Bridge Note, and (ii) the maturity date is satisfactory to the Administrative Agent, in its sole discretion);

          (h) Indebtedness created pursuant to and evidenced by the Subordinated Note (but not including any renewal, refinancing or extension thereof); and

          (i)    in addition to the Indebtedness otherwise permitted by this
     Section 7.1, other Indebtedness incurred after the Closing Date by the Borrower; PROVIDED that (A)


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

     the loan documentation with respect to such Indebtedness shall not contain covenants or default provisions relating to any Consolidated Party that are more restrictive than the covenants and default provisions contained in the Credit Documents, (B) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such incurrence and the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of any Consolidated Party, the Credit Parties shall be in compliance with all of the financial covenants set forth in Section 7.19 and (C) the aggregate principal amount of such Indebtedness shall not exceed $1,000,000 at any time outstanding.

     7.2 LIENS. None of the Consolidated Parties will contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or hereafter acquired, except for Permitted Liens.

     7.3 NATURE OF BUSINESS. None of the Consolidated Parties will alter the character or conduct of the business conducted by such Person as of the Closing Date.

     7.4 CONSOLIDATION, MERGER, DISSOLUTION, ETC. Except in connection with an Asset Disposition permitted by the terms of Section 7.5, none of the Consolidated Parties will enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); PROVIDED that, notwithstanding the foregoing provisions of this
Section 7.4:

          (a) the Borrower may merge or consolidate with any of its Wholly Owned Subsidiaries; PROVIDED that (i) the Borrower shall be the continuing or surviving corporation in such merger or consolidation, (ii) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may request so as to cause the Credit Parties to be in compliance with the terms of
     Section 6.12 after giving effect to such transaction and (iii) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction;

          (b) any Wholly Owned Subsidiary of the Borrower may merge or consolidate with any other Wholly Owned Subsidiary of the Borrower; PROVIDED that (i) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may request so as to cause the Credit Parties to be in compliance with the terms of Section 6.12 after giving effect to such transaction and (ii) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction;

          (c) any Wholly Owned Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time; PROVIDED that (i) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may request to cause the Credit Parties to be in compliance with


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

     the terms of Section 6.12 after giving effect to such transaction and (ii) no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect to such transaction; and

          (d) the Borrower or any Subsidiary of the Borrower may merge with any Person (other than a Consolidated Party) in connection with a Permitted Acquisition if (i) the Borrower or such Subsidiary shall be the continuing or surviving corporation in such merger or consolidation, (ii) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Agent may request so as to cause the Credit Parties to be in compliance with the terms of Section 6.11 after giving effect to such transaction, (iii) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction and (iv) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such transaction, the Credit Parties shall be in compliance with all of the financial covenants set forth in Section 7.19 as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of such transaction and with respect to which the Administrative Agent has received the Required Financial Information.

     7.5 ASSET DISPOSITIONS. None of the Consolidated Parties will make any Asset Disposition (other than a Casualty or Condemnation); PROVIDED that the foregoing provisions of this Section 7.5 shall not prohibit the following:

          (a)    Excluded Asset Dispositions; and

          (b) any other Asset Disposition; provided that (i) the consideration therewith is cash or Cash Equivalents; (ii) if such transaction is a Sale and Leaseback Transaction, such transaction is permitted by the terms of Sections 7.1 and 7.13; (iii) such transaction does not involve the sale or other disposition of a minority equity interest in any Consolidated Party;
     (iv) the aggregate net book value of all of the assets sold or otherwise disposed of by the Consolidated Parties in all such transactions in reliance on this paragraph shall not exceed $500,000 in any fiscal year of the Borrower or $2,500,000 in the aggregate from and after the Closing Date; and (v) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction and the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such transaction, the Credit Parties shall be in compliance with all of the financial covenants set forth in Section 7.19.

Upon consummation of an Asset Disposition permitted by this Section 7.5, the Administrative Agent shall (to the extent applicable) deliver to the Borrower, upon the Borrower's request and at the Borrower's expense, such documentation as is reasonably necessary to evidence the release of the Administrative Agent's security interest, if any, in the assets being disposed of, including amendments or terminations of UCC financing statements, if any, the return of stock certificates, if any, and the release of any Subsidiary


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

being disposed of in its entirety from all of its obligations, if any, under the Credit Documents.

     7.6 INVESTMENTS; ACQUISITIONS. None of the Consolidated Parties will make any Investment in, to or for the benefit of any Person or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person; PROVIDED that any Consolidated Party (other than the Parent) may purchase inventory in the ordinary course of business and may make Permitted Investments.

     7.7 RESTRICTED PAYMENTS. None of the Consolidated Parties will, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) dividends payable solely in common stock of such Person, (b) dividends or other distributions payable to the Borrower or any Wholly Owned Subsidiary of the Borrower, (c) repurchases of common stock of the Parent from any employee of the Consolidated Parties (other than any such Person which is a director, officer or employee of or holder of Capital Stock of the Sponsor or any of its Affiliates) upon the termination of employment of such Person, PROVIDED that the aggregate amount paid in all such repurchases shall not exceed $500,000 in the aggregate from and after the Closing Date, (d) cash advances made or cash dividends paid by the Borrower to the Parent which advances or dividends are used solely to fund administrative and other miscellaneous expenses incurred by the Parent in accordance with Section 7.12(b), (e) payments of accrued interest on the Senior Notes and (f) tax sharing payments for taxes (including estimated taxes) that are paid on a combined, consolidated, unitary or similar basis, to the extent that such payments do not exceed the amount that the payor would have paid to the relevant taxing authority if the payor filed a separate tax return for the period in question.

     7.8 PREPAYMENTS OF INDEBTEDNESS, ETC. None of the Consolidated Parties will (a) after the issuance thereof, amend, waive or modify (or permit the amendment, waiver or modification of) any of the terms, agreements, covenants or conditions of or applicable to any Indebtedness issued by such Consolidated Party if such amendment, waiver or modification would add or change any terms, agreements, covenants or conditions in a manner adverse to any Consolidated Party, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof, or (b) directly or indirectly redeem, purchase, prepay, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness (other than Credit Obligations), or set aside any funds for such purpose, whether such redemption, purchase, prepayment, retirement or acquisition is made at the option of any Consolidated Party or at the option of the holder thereof, and whether or not any such redemption, purchase, prepayment, retirement or acquisition is required under the term and conditions applicable to such Indebtedness, including, without limitation, any Indebtedness arising under the Senior Note Agreement and the Senior Notes or any Indebtedness arising under the Subordinated Note or (c) release, cancel, compromise or forgive in whole or in part the Indebtedness evidenced by the Intercompany Notes.

     7.9 TRANSACTIONS WITH AFFILIATES. None of the Consolidated Parties will engage in any transaction or series of transactions with (a) any officer, director, holder of Capital


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

Stock, Subsidiary or Affiliate of any Consolidated Party, (b) any Affiliate of any such officer, director, holder, Subsidiary or Affiliate or (c) the Sponsor or any officer, director, holder of Capital Stock, Subsidiary or Affiliate of the Sponsor, other than (i) transfers of assets to any Credit Party other than the Parent permitted by Section 7.5, (ii) transactions expressly permitted by
Section 7.1, Section 7.4, Section 7.5, Section 7.6 or Section 7.7, (iii) normal compensation and reimbursement of reasonable expenses of officers and directors,
(iv) other transactions with the Sponsor and its Affiliates in existence on Closing Date to the extent disclosed in SCHEDULE 7.9 (v) any transaction entered into among the Borrower and its Wholly Owned Subsidiaries or among such Wholly Owned Subsidiaries, and (vi) so long as no Default or Event of Default has occurred and is continuing, other transactions which are engaged in by any Consolidated Party in the ordinary course of its business on terms and conditions as favorable to such Person as would be obtainable by it in a comparable arms'-length transaction with an independent, unrelated third party. None of the Consolidated Parties will enter into any management, employment, consulting or similar agreement or arrangement with, or otherwise pay any professional, consulting management or similar fees to or for the benefit of, the Sponsor, any members of their families, any Affiliates of the Sponsor or such family members, any director, officer or security holder of any of the foregoing, or any successor or transferee of any of the foregoing.

     7.10 FISCAL YEAR; ORGANIZATIONAL DOCUMENTS. None of the Consolidated Parties will (a) change its fiscal year or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) in any respect or amend, modify or change its bylaws (or other similar document) in any manner adverse in any respect to the rights or interests of the Lenders or (c) enter into any amendment, modification or waiver that is adverse in any respect to the Lenders to (i) any Material Contract as in effect on the Closing Date, (ii) the Acquisition Agreement as in effect on the Closing Date,
(iii) the Stockholders Agreement as in effect on the Closing Date, (iv) the CVC Subscription Agreement, the Warrants, the Contribution and Assignment Agreement, the Contribution and Subscription Agreement, the Deju Subscription Agreement, the Registration Rights Agreement or any shareholders or similar agreement relating to Capital Stock or the Warrants, as the case may be, of the Parent as in effect on the Closing Date, (v) the Laidlaw Bridge Agreement as in effect on the Closing Date or any other documents establishing and setting forth the rights and terms of the Laidlaw Bridge Note as in effect on the Closing Date,
(vi) the Senior Note Agreement or any other documents establishing and setting forth the rights and terms of the Senior Notes or (vii) the Subordinated Note or any other documents establishing and setting forth the rights and terms of the Subordinated Note. The Credit Parties will cause the Consolidated Parties to promptly provide the Lenders with copies of all proposed amendments to the foregoing documents and instruments as in effect as of the Closing Date.

     7.11 LIMITATION ON RESTRICTED ACTIONS.       None of the Consolidated
Parties will, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party or (e) act as a


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

Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) the Senior Note Agreement and the Senior Notes, (iii) the Subordinated Note, (iv) applicable law, (v) any document or instrument governing Indebtedness incurred pursuant to Section 7.1(c), PROVIDED that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith (and any renewals, refinancings, exchanges, refundings or extensions thereof, so long as the terms of such encumbrances or restrictions are no more onerous than those with respect to such Indebtedness upon the original incurrence thereof) or (vi) customary non-assignment provisions in any lease governing a leasehold interest.

     7.12 OWNERSHIP OF SUBSIDIARIES; LIMITATIONS ON PARENT AND BORROWER. (a) The Parent and the Borrower will not (i) permit any Person (other than the
Borrower or any Wholly Owned Subsidiary of the Borrower) to own any Capital Stock of any Subsidiary of the Borrower, (ii) permit any Subsidiary of the Borrower to issue Capital Stock to any Person, except (A) the Borrower or any Wholly Owned Subsidiary of the Borrower or (B) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries or (iii) permit the Borrower or any Subsidiary of the Borrower to issue any shares of Preferred Stock.

     (b) The Parent shall not (i) hold any assets other than the Capital Stock of the Borrower, (ii) have any material liabilities other than (A) liabilities under the Credit Documents and (B) tax liabilities in the ordinary course of business or (iii) engage in any business or activity other than (A) owning the common stock of the Borrower (including purchasing additional shares of common stock after the Closing Date) and activities incidental or related thereto or to the maintenance of the corporate existence of the Parent or compliance with applicable law, (B) acting as a Guarantor hereunder and pledging its assets to the Administrative Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party, (C) issuing the Laidlaw Bridge Note pursuant to the Laidlaw Bridge Agreement, (D) issuing its own Capital Stock (other than Disqualified Stock), (E) entering into the Employment Agreements, the Deju Subscription Agreement, the Contribution and Subscription Agreement, the Stockholders Agreement, the Registration Rights Agreement, the CVC Subscription Agreement and the Contribution and Assignment Agreement,
(F) entering into the Acquisition Agreement, (G) issuing the Senior Notes as permitted pursuant to Section 6.13 and (H) issuing the Subordinated Note.

     (c) The Parent and the Borrower (i) will not permit any Person other than the Parent to hold any common stock of the Borrower (or any warrants, securities, options or other rights exercisable for, convertible into or exchangeable for common stock), (ii) will not permit the Parent to hold any Capital Stock of the Borrower (other than outstanding shares of common stock) and (iii) will not permit any other Person to hold any other Capital Stock of the Borrower.


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

     7.13 SALE LEASEBACKS. None of the Consolidated Parties will, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (whether real or personal or mixed), whether now owned or hereafter acquired, (a) which such Consolidated Party has sold or transferred or is to sell or transfer to a Person which is not a Consolidated Party or (b) which such Consolidated Party intends to use for substantially the same purpose as any other Property which has been sold or is to be sold or transferred by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease.

     7.14 CAPITAL EXPENDITURES. The Borrower will not permit Consolidated Capital Expenditures for any fiscal year of the Borrower to be more than the sum of (a) $6,000,000 and (b) an amount equal to 50% of the actual amount of permitted but unused Consolidated Capital Expenditures for the immediately preceding fiscal year of the Borrower.

     7.15 NO FURTHER NEGATIVE PLEDGES. None of the Consolidated Parties will enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Agreement and the other Credit Documents, (b) pursuant to the Laidlaw Bridge Agreement and the Laidlaw Bridge Note and (c) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 7.1(c), PROVIDED that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith,

     7.16 OPERATING LEASE OBLIGATIONS. None of the Consolidated Parties will enter into, assume or permit to exist any obligations for the payment of rent under Operating Leases which in the aggregate for the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, exceed or would exceed $6,000,000 in any fiscal year of the Borrower.

     7.17 IMPAIRMENT OF SECURITY INTERESTS. None of the Consolidated Parties will take or omit to take any action, which action or omission might or would have the result of materially impairing the security interests in favor of the Administrative Agent on behalf of the Secured Parties with respect to the Collateral and none of the Consolidated Parties will grant to any Person (other than the Secured Parties pursuant to the Collateral Documents) any interest whatsoever in the Collateral, except for Permitted Liens.

     7.18 SALES OF RECEIVABLES. None of the Consolidated Parties will sell with recourse, discount or otherwise sell or dispose of its notes or accounts receivable.

     7.19 FINANCIAL COVENANTS. (a) INTEREST COVERAGE RATIO. The Borrower will not permit the Interest Coverage Ratio, as of the last day of any fiscal quarter of the Borrower, to be less than 3.50 to 1.00.

     (b) LEVERAGE RATIO. The Borrower will not permit the Leverage Ratio, as of the last day of any fiscal quarter of the Borrower, to be greater than 6.0 to 1.00.


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     (c)  CONSOLIDATED NET WORTH.  The Borrower will not permit Consolidated Net
Worth as of the last day of any fiscal quarter of the Borrower to be less than the "Minimum Compliance Level". The Minimum Compliance Level shall be $24,000,000 on the Closing Date, and shall be increased as of the last day of each fiscal quarter of the Borrower ending after the Closing Date, commencing with the fiscal quarter ending March 31, 1998, by an amount equal to the sum of 50% of Consolidated Net Income (if positive) for such fiscal quarter and 100% of the Net Cash Proceeds (and the fair market value of any noncash proceeds) of any Equity Issuance by any Consolidated Party during such fiscal quarter (other than any capital contribution by the Borrower or any of its Wholly Owned Subsidiaries to any Wholly Owned Subsidiary of the Borrower). The foregoing increases in the Minimum Compliance Level shall be fully cumulative and no reduction in the Minimum Compliance Level shall be made to reflect negative Net Income for any period.

     (d) ADJUSTMENT OF FINANCIAL COVENANTS. The parties hereto agree that upon the issuance of the Senior Notes, the financial covenants contained in this
Section 7.19 shall be adjusted as mutually agreed by the Borrower and the Required Lenders.

     7.20 PETTY CASH ACCOUNTS. The Borrower will not permit the balance of either of the Petty Cash Accounts to exceed $15,000.00 in the aggregate at any time, unless a Depository Bank Agreement shall be delivered with respect to either Petty Cash Account.

                                      SECTION 8
                                  EVENTS OF DEFAULT

     8.1 EVENTS OF DEFAULT. An Event of Default shall exist upon the occurrence of any of the following specified events (each an "EVENT OF DEFAULT"):

          (a)    PAYMENT.  Any Credit Party shall:

                 (i) default in the payment when due of any principal of any of the Loans or of any reimbursement obligations arising from drawings under Letters of Credit when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or

                 (ii) default, and such default shall continue unremedied for three (3) or more Business Days, in the payment when due of any interest on the Loans or on any reimbursement obligations arising from drawings under Letters of Credit, or of any Fees or other Credit Obligations owing hereunder, under any of the other Credit Documents or otherwise;

          (b) REPRESENTATIONS. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect on the date as of which it was made, deemed to have been made or delivered;



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

          (c)    COVENANTS.  Any Credit Party shall:

                 (i) default in the due performance or observance of any term, covenant or agreement contained in Section 6.1(a), (b), (c),
          (d), (e), (f) or (i), 6.2, 6.9, 6.11, 6.12 or 7.1 through 7.19, inclusive;

                 (ii) default in the due performance or observance of any term, covenant or agreement contained in Section 6.1, (g), (h), (j),
          (k), (l) or (m) and such default shall continue unremedied for a period of at least 15 days after the earlier of a Responsible Officer of a Credit Party becoming aware of such default or notice thereof by the Administrative Agent or the Required Lenders; or

                 (iii) default in the due performance or observance of any term, covenant or agreement (other than those referred to in subsection (a), (b), (c)(i) or (c)(ii) of this Section 8.1) contained in this Agreement, any of the other Credit Documents or any Lender Hedging Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of a Responsible Officer of a Credit Party becoming aware of such default or notice thereof by the Administrative Agent or the Required Lenders;

          (d) CREDIT DOCUMENTS. Except as applicable to a Subsidiary of the Borrower as a result of or in connection with a dissolution, merger or disposition of such Subsidiary permitted under this Agreement and except as a result of releases of Collateral in accordance with all applicable provisions of the Credit Documents, any Credit Document shall fail to be in full force and effect or to give the Administrative Agent or any other Secured Party the Liens, rights, powers and privileges purported to be created thereby, or any Credit Party or any Person acting by or on behalf of any Credit Party shall so state in writing;

          (e) BANKRUPTCY, ETC. Any Bankruptcy Event shall occur with respect to any Consolidated Party;

          (f) DEFAULTS UNDER OTHER AGREEMENTS. With respect to any Indebtedness (other than Indebtedness outstanding under the Credit Documents) in excess of $500,000 in the aggregate for the Consolidated Parties taken as a whole, (A) any Consolidated Party shall default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, (B) any Consolidated Party shall default in the observance or performance of any other term, covenant, condition or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing or securing such Indebtedness or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit the holder or holders of such Indebtedness (or any trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) any such Indebtedness (or any portion thereof) to become due prior to its stated maturity, (C) any such Indebtedness (or any portion thereof) shall be declared due and payable, or


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

     shall be required to be prepaid (other than by a regularly scheduled required payment) prior to the stated maturity thereof or (D) any Consolidated Party shall be required by the terms of such Indebtedness to offer to prepay or repurchase such Indebtedness (or any portion thereof) prior to the stated maturity thereof;

          (g) JUDGMENTS. One or more judgments or decrees shall be entered against one or more of the Consolidated Parties involving a liability of $250,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier which has acknowledged coverage and has the ability to perform) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Consolidated Party to enforce any such judgment;

          (h)    ERISA.  Any of the following events or conditions shall occur:
     (i) any "accumulated funding deficiency," as such term is defined in
     Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of any Consolidated Party or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Plan, which is, in the opinion of the Administrative Agent or the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA;
     (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the opinion of the Administrative Agent or the Required Lenders, reasonably likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA or (B) any Consolidated Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency of (within the meaning of Section 4245 of ERISA) such Plan; (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject any Consolidated Party or any ERISA Affiliate to any liability under Section 406, 409, 502(i) or 502(1) of ERISA or Section 4975 of the Code or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability; or (v) any other event or condition out of the ordinary course of business shall occur or exist with respect to any Plan; and, in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to involve possible taxes, penalties and other liabilities affecting the Consolidated Parties in an aggregate amount in excess of $500,000 or require payments by the Consolidated Parties exceeding $100,000 in any fiscal year of the Borrower;

          (i) INTELLECTUAL PROPERTY. Any Material Intellectual Property or any material license relating thereto shall be invalid or unenforceable in whole or in part or shall for any reason not be in full force and effect and enforceable by the Consolidated Parties or shall infringe the rights of any other Person or any other adverse change in the Material Intellectual Property rights of the Consolidated Parties


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

     shall occur and such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

          (j) ENVIRONMENTAL MATTERS. Either (i) any Consolidated Party shall be liable, whether directly, indirectly through required indemnification of any Person or otherwise, for the costs of investigation and/or remediation of any Materials of Environmental Concern originating from or affecting any property or properties, whether or not owned, leased or operated by any Consolidated Party, which liability, together with all other liabilities of the Consolidated Parties arising out of Materials of Environmental Concern could reasonably be expected to exceed $250,000 in the aggregate or require payments by the Consolidated Parties exceeding $100,000 in any fiscal year of the Borrower or (ii) any Federal, state, regional, local or other environmental regulatory agency or authority shall commence an investigation or take any other action that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

          (k)    CHANGE OF CONTROL.  There shall occur any Change of Control;

          (l) MATERIAL CONTRACTS. Any Material Contract shall be declared by any Governmental Authority to be invalid or unenforceable in whole or in part or shall for any other reason not be, or shall be asserted by any Consolidated Party or any Person acting by or on behalf of any Consolidated Party not to be, in full force and effect and enforceable in accordance with its terms and such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

          (m) LAIDLAW BRIDGE AGREEMENT. There shall occur and be continuing under the Laidlaw Bridge Agreement any Event of Default (as defined therein);

          (n) SUBORDINATED NOTE. There shall occur and be continuing under the Subordinated Note any Event of Default (as defined therein); or

          (o) SENIOR NOTE AGREEMENT. There shall occur and be continuing under the Senior Note Agreement any Event of Default (as defined therein).

     8.2 ACCELERATION; REMEDIES. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the requisite Lenders (pursuant to the voting requirements of Section 10.6) or cured to the satisfaction of the requisite Lenders (pursuant to the voting requirements of Section 10.6), the Administrative Agent may, and upon the request and direction of the Required Lenders shall (subject to Section 9.1), by written notice to the Borrower, take any or all of the following actions (without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Credit Parties, except as otherwise specifically provided for in this Agreement):

          (a) TERMINATION OF COMMITMENTS. Declare the Commitments terminated, whereupon the Commitments shall be immediately terminated.


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

          (b) ACCELERATION. Declare the unpaid principal of all Loans, any reimbursement obligations arising from drawings under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid Fees, all other Credit Obligations and any and all other indebtedness or obligations of any and every kind owing by any Credit Party to the Administrative Agent and/or any of the Secured Parties under the Credit Documents to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived.

          (c) CASH COLLATERAL. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence and during the continuance of an Event of Default under Section 8.1(e), it will immediately pay) to the Administrative Agent additional cash, to be held by the Administrative Agent, in a cash collateral account pursuant to Section 2.2(l), in an amount equal to the aggregate amount of the outstanding LOC Obligations (including the maximum aggregate amount which is, or at any time thereafter may become, available to be drawn under all Letters of Credit then outstanding) and terminate any Letter of Credit which may be terminated in accordance with its terms.

          (d) ENFORCEMENT OF RIGHTS. Enforce any and all rights and interests created and existing under the Credit Documents, including all rights and remedies existing under the Collateral Documents, all rights and remedies against the Guarantors and all rights of set-off.

Notwithstanding the foregoing, (x) if an Event of Default specified in Section 8.1(e) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations arising from drawings under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid Fees, all other Credit Obligations and any and all other indebtedness or obligations owing to the Administrative Agent and/or any of the Secured Parties under the Credit Documents automatically shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders and (y) upon the request and at the direction of Lenders holding a majority of the Revolving Credit Facility Obligations, the Administrative Agent shall take the actions specified in Section 8.2(a) and/or 8.2(c).

     8.3 EQUITABLE REMEDIES. In case any one or more of the covenants and/or agreements set forth in this Agreement or any other Credit Document shall have been breached by any Credit Party, then the Administrative Agent may proceed to protect and enforce the Lenders' rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or such other Credit Document. Without limitation of the foregoing, each of the Parent and the Borrower agrees that failure to comply with any of the covenants contained herein will cause irreparable harm and that specific performance shall be available in the event of any breach thereof. The Administrative Agent acting pursuant to this paragraph shall be indemnified by the Borrower against all liability, loss or damage, together with all reasonable costs and expenses related


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

thereto (including reasonable legal and accounting fees and expenses) in accordance with Section 10.5.

                                      SECTION 9
                                  AGENCY PROVISIONS

     9.1 APPOINTMENT, POWERS AND IMMUNITIES. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its administrative agent under this Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 9.5 and the first two sentences of
Section 9.6 hereof shall include its Affiliates and its own and its Affiliates' officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documents and shall not be a trustee or fiduciary for any Lender or other Secured Party; (b) shall not be responsible to the Secured Parties for any recital, statement, representation or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or the use of the proceeds of the Loans or the use of the Letters of Credit or the existence or possible existence of any Default or Event of Default or to inspect the property (including the books and records) of any Credit Party or any of its Subsidiaries or Affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Lenders with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents. The provisions of this Section 9 are solely for the benefit of the Administrative Agent and the Lenders and none of the Credit Parties shall have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Agreement and the other Credit Documents, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party or any of their respective Affiliates.

     9.2 RELIANCE BY AGENTS. The Agents shall be entitled to rely upon any certification, notice, instrument, writing or other communication (including any thereof by


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telephone or telecopy) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until the Administrative Agent receives and accepts an Assignment and Acceptance executed in accordance with
Section 10.3 hereof. As to any matters not expressly provided for by this Agreement and the other Credit Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or to the extent specifically provided in Section 10.6, all the Lenders), and such instructions shall be binding on all of the Lenders; PROVIDED, HOWEVER, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

     9.3 DEFAULTS. The Agents shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 9.2 hereof) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, PROVIDED THAT, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

     9.4 RIGHTS AS LENDER. With respect to its Commitments and the Loans made by them, each of NationsBank and CIBC (and any successor acting as Administrative Agent or Documentation Agent, as the case may be,) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent or Documentation Agent, as the case may be, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Agent or Documentation Agent, as the case may be, in its individual capacity. NationsBank (and any successor acting as Administrative Agent) and CIBC (and any successor acting as Documentation Agent) and their respective Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust or other business with any Credit Party or any of its Subsidiaries or Affiliates as if it were not acting as Administrative Agent or Documentation Agent, as the case may be, and NationsBank (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from any Credit Party or any of its Subsidiaries or Affiliates for


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

services in connection with this Agreement or otherwise without having to account for the same to the Secured Parties.

     9.5 INDEMNIFICATION. The Lenders agree to indemnify the Agents (to the extent not reimbursed under Section 10.5 hereof, but without limiting the obligations of the Borrower under Section 10.5) ratably in accordance with their respective Commitments (or, if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans and Participation Interests of the Lenders), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees) or disbursements of any kind and nature whatsoever that may at any time (including at any time following the final payment of all of the obligations of the Borrower hereunder and under the other Credit Documents) be imposed on, incurred by or asserted against either the Administrative Agent or the Documentation Agent (including by any Lender) in any way relating to or arising out of any Credit Document or the transactions contemplated thereby or any action taken or omitted by either the Administrative Agent or the Documentation Agent under any Credit Document; PROVIDED that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Agents promptly upon demand for their ratable share of any costs or expenses payable by the Borrower under Section 10.5, to the extent that the Agents are not promptly reimbursed for such costs and expenses by the Borrower.

     9.6 NON-RELIANCE ON AGENTS AND OTHER LENDERS. Each Lender expressly acknowledges that the Agents have not made any representations or warranties to it and that no act by the Agents hereinafter taken, including any review of the affairs of any Credit Party or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by the Agents to any Secured Party. Each Lender agrees that it has, independently and without reliance on the Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Consolidated Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Credit Party or any other Consolidated Party or any of their Affiliates that may come into the possession of the Agents or any of their respective Affiliates.

     9.7 RESIGNATION OF ADMINISTRATIVE AGENT. The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a


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commercial bank organized under the laws of the United States of America having combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.


                                      SECTION 10
                                    MISCELLANEOUS

     10.1 NOTICES. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set forth below, (c) on the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) on the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Borrower, the Parent and the Administrative Agent, set forth below, and, in the case of the Lenders, set forth on SCHEDULE 1.1C, or at such other address as such party may specify by written notice to the other parties hereto:

     if to the Borrower or the Parent,

          JTM Industries, Inc.
          127 South 500 East, Suite 675
          Salt Lake City, Utah 84012
          Attn:  J. I. Everest, II
          Telephone: (801) 355-9166
          Telecopy: (801) 355-9167; and

     if to the Administrative Agent,

          NationsBank, N.A.
          Independence Center, 15th Floor
          NC1-001-15-04
          101 North Tryon Street
          Charlotte, North Carolina 28255
          Attn: Jeff Pugh, Agency Services
          Telephone: (704) 386-9046
          Telecopy: (704) 386-9436


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

     With a copy to

          NationsBank, N. A.
          100 North Tryon Street
          NC1-007-13-06
          Charlotte, North Carolina  28255
          Attention:  David Strickert
          Telephone: (704) 386-8108
          Telecopy: (704) 386-9607

     10.2 RIGHT OF SET-OFF. Upon the occurrence and during the continuance of an Event of Default, each Lender (and each of its Affiliates) is authorized at any time and from time to time, to the fullest extent permitted by law, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Lender (including branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Person to such Lender (and its Affiliates) hereunder, under the Notes, under the other Credit Documents or otherwise, irrespective of whether such Lender (or Affiliate) shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured. Any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender (or any of its Affiliates); PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application. Any Person purchasing a Participation Interest in the Loans and Commitments hereunder pursuant to
Section 3.13 or 10.3(d) may exercise all rights of setoff with respect to its Participation Interest as fully as if such Person were a Lender hereunder. The rights of each Lender (and its Affiliates) under this Section 10.2 are in addition to (and not in limitation of) any other rights and remedies (including other rights of set-off) that such Lender may have under applicable law or otherwise.

     10.3 BENEFIT OF AGREEMENT. (a) GENERALLY. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; PROVIDED that neither the Parent nor the Borrower may assign or transfer any of its interests and obligations without prior written consent of all the Lenders (and any such purported assignment or transfer without such consent shall be void); PROVIDED FURTHER that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this
Section 10.3.

     (b) ASSIGNMENTS. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans, its Notes and its Commitments); PROVIDED, HOWEVER, that

          (i)    each such assignment shall be to an Eligible Assignee;


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          (ii)   each such assignment shall be in an amount at least equal to
     $5,000,000, except in the case of (A) an assignment to another Lender or any Affiliate of a Lender or an assignment of all of a Lender's rights and obligations under this Agreement or (B) the occurrence and continuation of an Event of Default;

          (iii) each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations in respect of its Commitments under this Agreement and the other Credit Documents; and

          (iv) the assignor and the assignee under such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance, together with any Notes subject to such assignment and a processing fee of $3,500.

Upon the later of (A) the execution, delivery and acceptance of such Assignment and Acceptance and (B) the effective date specified in such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights and benefits of a Lender under this Agreement and the other Credit Documents and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement and the other Credit Documents. Upon the consummation of any assignment pursuant to this Section 10.3(b), the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new promissory notes reflecting such assignment are issued to the assignor and the assignee in the amount of their respective interests and in substantially the form of the original Notes (but with notation thereon that such new Notes are given in substitution for and replacement of the original Notes or any replacements thereof). If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 3.10.

     (c) REGISTER. The Administrative Agent shall maintain at its address referred to in SCHEDULE 1.1C a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts and Interest Periods of the Loans of each Type owing to, each Lender from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Notes subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in accordance with the applicable requirements hereof, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

     (d) PARTICIPATIONS. Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement

(including all or a portion of its Commitments or Loans); PROVIDED, HOWEVER, that (i) such Lender's obligations under this Agreement shall remain unchanged,
(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the provisions contained in Sections 3.6, 3.9, 3.10 and 3.11 and the right of set-off contained in Section 10.2 on the same basis as if it were a Lender, (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans, its Notes and its Commitments (except for the obligations to such participant referred to in the foregoing clause (iii)) and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes in which such participant is participating, extending any scheduled principal payment date or scheduled interest payment date in respect of such Loans or Notes in which such participant is participating, extending such Commitments in which such participant is participating or, except as expressly provided in the Credit Documents, releasing all or substantially all the Collateral from the lien of the Collateral Documents or all or substantially all the Subsidiary Guarantors from the Subsidiaries Guarantee Agreement) and (v) subparticipations by any participant shall be prohibited and (vi) each such participation shall be in an amount equal to at least $5,000,000, except in the case of a participation to another Lender or any Affiliate of a Lender or a participation of all of a Lender's rights and obligations under this Agreement.

     (e) REGULATORY MATTERS. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

     (f) INFORMATION. Any Lender may furnish any information concerning any Credit Party or any of its Subsidiaries or other Affiliates in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of
Section 10.14 hereof.

     10.4 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Administrative Agent or any other Secured Party in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Administrative Agent or any other Secured Party and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies of the Administrative Agent and the other Secured Parties hereunder and under the other Credit Documents are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any other Secured Party would otherwise have at law or otherwise. No notice to or demand on any Credit Party in any case shall entitle the Borrower or any other Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the other Secured Parties to any other or further action in any circumstances without notice or demand.

     10.5 EXPENSES; INDEMNIFICATION. (a) The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the syndication, preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Credit Documents and the other documents to be delivered hereunder, including the reasonable fees and expenses of counsel for the Administrative Agent (including the cost of internal counsel, to the extent not duplicative of work completed by external counsel to the Administrative Agent) with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under the Credit Documents. The Borrower further agrees to pay on demand all reasonable costs and expenses of the Administrative Agent and the Lenders, if any (including reasonable attorneys' fees and expenses and the cost of internal counsel), in connection with (i) the enforcement (whether through negotiations, legal proceedings or otherwise) of the Credit Documents and the other documents to be delivered hereunder and (ii) any claim in respect of any of the Credit Obligations in any bankruptcy or insolvency proceeding relating to any Credit Party.

     (b) The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Documentation Agent and each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an "INDEMNIFIED PARTY") from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of defense in connection therewith) (i) the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or of the Letters of Credit or (ii) the presence or Release of any Materials of Environmental Concern at, under or from any Property owned, operated or leased at any time before or after the date hereof by any Consolidated Party, or the failure by any Consolidated Party to comply with any Environmental Law, except to the extent such claim, damage, loss, liability, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct or from a violation of Environmental Laws with respect to any real property or the presence, release, use, generation, discharge, disposal, storage or similar action regarding Materials of Environmental Concern with respect to any real property, which violation or action first occurs after such real property is transferred to any Indemnified Party or its successor or assignee by foreclosure sale, deed in lieu of foreclosure or similar transfer (except to the extent actually caused by any Consolidated Party). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.5(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower agrees not to assert any claim against the Administrative Agent, the Documentation Agent, any Lender, any other Secured Party, any of their Affiliates or any of their respective directors, officers, employees, attorneys, agents and advisers, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or of the Letters of Credit.

     10.6 AMENDMENTS, WAIVERS AND CONSENTS. Neither this Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, modified or waived, unless such amendment, modification or waiver is in writing entered into by, or approved in writing by, the Required Lenders, the Borrower and the Parent, PROVIDED, HOWEVER, that no such amendment, modification or waiver shall:

     (a) extend the final maturity of any Loan or the time of payment of any reimbursement obligation (or any portion thereof) arising from a drawing under a Letter of Credit, without the prior written consent of each Lender holding such Loan or a Participation Interest in such Letter of Credit;

     (b) reduce the rate of interest applicable to any Credit Obligation (other than as a result of waiving the applicability of any post-default increase in interest rates), extend the time of payment of any interest thereon (other than as a result of waiving any mandatory prepayment), reduce any Fees payable hereunder or extend the time of payment of any Fees hereunder, without the prior written consent of each Lender to whom such interest, Credit Obligation or Fee is owed;

     (c) reduce or waive the principal amount of any Loan or of any reimbursement obligation (or any portion thereof) arising from a drawing under a Letter of Credit, without the prior written consent of each Lender holding such Loan or a Participation interest in such Letter of Credit;

     (d) increase the Commitment of a Lender over the amount thereof in effect or extend the date fixed for the termination of the Commitment of a Lender (it being understood and agreed that a waiver of any Default or Event of Default or of any mandatory reduction in the Commitments shall not constitute an increase in the terms of any Commitment of any Lender), without the prior written consent of such Lender;

     (e) release all or substantially all of the Collateral from the Lien of the Collateral Documents (except as expressly provided in the Credit Documents), without the prior written consent of each Lender;

     (f) release the Borrower or the Parent or, except as expressly provided in the Credit Documents, all or substantially all of the Subsidiary Guarantors from its or their obligations under the Credit Documents, without the prior written consent of each Lender;

     (g) consent to the assignment or transfer by the Borrower or the Parent or, except as expressly provided in the Credit Documents, all or substantially all the Subsidiary Guarantors of its or their rights and obligations under or in respect of the Credit Documents, without the prior written consent of each Lender;

     (h) amend, modify or waive any provision of this Section 10.6 or Section 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 8.1(a), 10.2, 10.3, 10.5 or 10.9,
without the prior written consent of each Lender;

     (i) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders, or otherwise change the percentage of the Commitments, the percentage of the aggregate unpaid principal amount of the Notes or the number of Lenders which shall be required for the Lenders or any of them to take action under any provision of this Agreement or any other Credit Document, without the prior written consent of each Lender;

     (j) increase the total Commitments or otherwise increase the aggregate principal amount of obligations which are secured by the Collateral, without the prior written consent of each Lender;

     (k) extend the time for, reduce the amount of or modify the manner of application of proceeds of any mandatory prepayment required by Section 3.3(b)(ii), (iii), (iv) or (v), without the prior written consent of the Required Lenders;

     (l) effect any waiver of the conditions to funding any Revolving Loan or to issuing any Letter of Credit, without the prior written consent of Lenders having in the aggregate at least a majority of the outstanding principal amount of Revolving Loans, LOC Obligations and Unused Revolving Credit Commitments;

     (m) effect any waiver, amendment or modification of Section 7.8(a) with respect to the subordination provisions of any Indebtedness, without the prior written consent of each Lender;

     (n) amend any provision of Section 9 or otherwise affect any rights or duties of the Administrative Agent, without the prior written consent of the Administrative Agent; or

     (o) amend any provision of Section 2.2 or otherwise affect any rights or duties of the Issuing Lender, without the prior written consent of the Issuing Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding. The various requirements of this Section 10.6 are cumulative. Each Lender and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section 10.6 regardless of whether its Note shall have been marked to make reference thereto, and any consent by any Lender or holder of a Note pursuant to this Section 1 0.6 shall bind any Person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.


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

     10.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

     10.8 HEADINGS. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

     10.9 SURVIVAL. All indemnities set forth herein, including those set forth in Sections 2.2(i), 3.6, 3.10, 3.11, 9.5 and 10.5, shall survive the execution and delivery of this Agreement, the making of the Loans, the issuance of the Letters of Credit, the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents, the termination of the Commitments hereunder and the termination of this Agreement. All representations and warranties made by the Parent and the Borrower herein shall survive delivery of the Notes, the making of the Loans hereunder and the issuance of the Letters of Credit hereunder.

     10.10 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER CREDIT DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 AND, AS TO MATTERS NOT GOVERNED BY SUCH UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each of the Parent and the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Parent and the Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set forth for notices pursuant to Section 10.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

     (b) Each of the Parent and the Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     (c) TO THE EXTENT PERMITTED BY LAW, EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE PARENT AND THE BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     10.11 SEVERABILITY. If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     10.12 ENTIRETY. This Agreement, the other Credit Documents and the Lender Hedging Agreements, if any, represent the entire agreement of the parties hereto and thereto regarding the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, if any (including any commitment letters or correspondence) relating to such subject matters. Nothing in this Agreement or any other Credit Document, expressed or implied, is intended to confer upon any party (other than the parties hereto and thereto and the other Secured Parties) any rights, remedies, obligations or liabilities under or by reason of this Agreement and the other Credit Documents.

     10.13 BINDING EFFECT; TERMINATION. (a) This Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by the Borrower, the Parent and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Parent, the Administrative Agent and each Lender and their respective permitted successors and assigns.

     (b) The term of this Agreement shall be until no Loans, LOC Obligations or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding, no Letters of Credit shall be outstanding, all of the Credit Obligations have been irrevocably satisfied in full and all of the Commitments hereunder shall have expired or been terminated.

     10.14 CONFIDENTIALITY. Each of the Administrative Agents and the Lenders (each, a "LENDING PARTY") agrees to keep confidential any information furnished or made available to it by any Credit Party pursuant to this Agreement that is marked confidential; PROVIDED that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent or advisor of any Lending Party or Affiliate of any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facilities provided herein, (c) as required by any law, rule or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Credit Document, (i) subject to provisions substantially similar to those contained in this Section 10.14, to any actual or proposed participant or assignee and (j) to the extent that the Borrower shall have consented in writing to such disclosure. Nothing set forth in this Section 10.14 shall obligate the Administrative Agent or any Lender to return any materials furnished by the Credit Parties.

     10.15 SOURCE OF FUNDS. Each of the Lenders hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:

          (a) no part of such funds constitutes assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

          (b) to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrower the name of each employee benefit plan whose assets in such account exceed 10% of the total assets of such account as of the date of such purchase (and, for purposes of this subsection (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

          (c) to the extent that any part of such funds constitutes assets of an insurance company's general account, such insurance company has complied with all of the requirements of the regulations issued under
     Section 401(c)(1)(A) of ERISA; or

          (d) such funds constitute assets of one or more specific benefit plans which such Lender has identified in writing to the Borrower.

As used in this Section 10.15, the terms "employee benefit plan" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.


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

     10.16 CONFLICT. To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any other Credit Document, on the other hand, this Agreement shall control.



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                                         109

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:                     JTM INDUSTRIES, INC.,
                              a Texas corporation

                              By: /s/ J.I. Everest, II
                                 ------------------------------------
                              Name: J.I. Everest, II
                                   ----------------------------------
                              Title: Treasurer and CEO
                                    ---------------------------------


PARENT:                       INDUSTRIAL SERVICES GROUP, INC.,
                              a  Delaware corporation


                              By: /s/ J.I. Everest, II
                                 ------------------------------------
                              Name: J.I. Everest, II
                                   ----------------------------------
                              Title: Treasurer and CEO
                                    ---------------------------------


LENDERS:                      NATIONSBANK, N. A.,
                              individually in its capacity as a
                              Lender and in its capacity as Administrative gent and Issuing Lender


                              By: /s/ David H. Strickert
                                 ------------------------------------
                              Name: David H. Strickert
                                   ----------------------------------
                              Title: Vice President
                                    ---------------------------------


                              CANADIAN IMPERIAL BANK OF
                              COMMERCE, as a Lender


                              By: /s/ Michael P. Daven
                                 ------------------------------------
                              Name: Michael P. Daven
                                   ----------------------------------
                              Title: Agent for CIBC
                                    ---------------------------------